Filed pursuant to Rule 424(b)(3)

File Number: 333-109021

To the Stockholders of Troy Financial Corporation:

A Merger Proposal — Your Vote Is Very Important

On August 10, 2003, the board of directors of Troy Financial Corporation unanimously approved a merger agreement between Troy Financial Corporation and First Niagara Financial Group, Inc. pursuant to which Troy Financial Corporation will be merged with and into First Niagara Financial Group. Troy Financial Corporation is sending you this document to ask you to vote on the adoption of the merger agreement with First Niagara Financial Group.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Troy Financial Corporation common stock (other than any dissenting shares) will be converted into the right to receive:

•	$35.50 in cash; or

•	a number of whole shares of common stock of First Niagara Financial Group determined by dividing $35.50 by the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares of First Niagara Financial Group common stock for each share of Troy Financial Corporation common stock; or

•	a combination of $15.26500 in cash and a number of shares of First Niagara Financial Group common stock determined by dividing $20.23500 by the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger, subject to a limitation of no more than 1.46367 shares and no fewer than 1.15003 shares of First Niagara Financial Group common stock for each share of Troy Financial Corporation common stock.

You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 57% of the outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive shares of First Niagara Financial Group common stock and the remaining outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive cash. Therefore, your ability to receive all stock or all cash may depend on the elections of other Troy Financial Corporation stockholders. First Niagara Financial Group common stock and Troy Financial Corporation common stock trade on the Nasdaq National Market under the symbols “FNFG” and “TRYF,” respectively.

Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Troy Financial Corporation and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Troy Financial Corporation vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by submitting a valid proxy, completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

This proxy statement-prospectus gives you detailed information about the special meeting of stockholders to be held on December 18, 2003, the merger and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 20.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Daniel J. Hogarty, Jr.

Chairman, President and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated November 7, 2003, and is first being mailed on or about November 10, 2003.

WHERE YOU CAN FIND MORE INFORMATION

Both First Niagara Financial Group and Troy Financial Corporation file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, First Niagara Financial Group and Troy Financial Corporation file reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

This document incorporates important business and financial information about First Niagara Financial Group and Troy Financial Corporation from documents that are not included in or delivered with this proxy statement-prospectus. These documents are available without charge to you upon written or oral request at the applicable company’s address and telephone number listed below:

First Niagara Financial Group, Inc.	Troy Financial Corporation
6950 South Transit Road	32 Second Street
P.O. Box 514	Troy, New York 12180
Lockport, New York 14095-0514	Attention: Kevin M. O’Bryan, Corporate Secretary
Attention: Christopher J. Thome	(518) 270-3250
(716) 625-7645

To obtain timely delivery, you must request the information no later than December 11, 2003.

First Niagara Financial Group has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 13,800,000 shares of First Niagara Financial Group common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Niagara Financial Group and Troy Financial Corporation have previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 70.

First Niagara Financial Group common stock is traded on the Nasdaq National Market under the symbol “FNFG,” and Troy Financial Corporation common stock is traded on the Nasdaq National Market under the symbol “TRYF.”

(ii)

TROY FINANCIAL CORPORATION

32 SECOND STREET

TROY, NEW YORK 12180

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 18, 2003

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Troy Financial Corporation will be held at The Troy Savings Bank located at 32 Second Street, Troy, New York, at 4:00 p.m. New York time, on December 18, 2003, for the following purposes:

1. To adopt the Agreement and Plan of Merger by and between First Niagara Financial Group, Inc., First Niagara Bank and Troy Financial Corporation and The Troy Savings Bank, dated as of August 10, 2003, and the transactions contemplated by the merger agreement, as discussed in the attached proxy statement-prospectus.

2. To transact any other business that properly comes before the special meeting of stockholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

The proposed merger is described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this document. Only Troy Financial Corporation stockholders of record as of the close of business on October 31, 2003, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Hogarty, Jr., Chairman, President and Chief Executive Officer

Troy, New York

November 7, 2003

TROY FINANCIAL CORPORATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, WHICH IS BEING SENT ON OR ABOUT THE DATE THIS PROXY STATEMENT-PROSPECTUS IS BEING MAILED, YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

TABLE OF CONTENTS

Page
WHERE YOU CAN FIND MORE INFORMATION	ii
QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING OF STOCKHOLDERS	1
SUMMARY	4
SELECTED HISTORICAL FINANCIAL DATA FOR FIRST NIAGARA FINANCIAL GROUP AND TROY FINANCIAL CORPORATION	9
PRO FORMA MERGER DATA	14
RISK FACTORS	20
TROY FINANCIAL CORPORATION SPECIAL MEETING	26
THE MERGER AND THE MERGER AGREEMENT	28
COMPARISON OF STOCKHOLDERS’ RIGHTS	61
DESCRIPTION OF CAPITAL STOCK OF FIRST NIAGARA FINANCIAL GROUP	63
CERTAIN PROVISIONS OF THE FIRST NIAGARA FINANCIAL GROUP CERTIFICATE OF INCORPORATION AND BYLAWS	64
EXPERTS	67
LEGAL OPINIONS	67
ADJOURNMENT OF THE SPECIAL MEETING	67
CERTAIN BENEFICIAL OWNERS OF TROY FINANCIAL CORPORATION COMMON STOCK	68
OTHER MATTERS	70
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	70
FORWARD-LOOKING STATEMENTS	72

APPENDICES

A. Agreement and Plan of Merger by and between First Niagara Financial Group, Inc., First Niagara Bank and Troy Financial Corporation and The Troy Savings Bank, dated August 10, 2003	A-1

B. Opinion of Keefe, Bruyette & Woods, Inc.	B-1

C. Section 262 of the Delaware General Corporation Law	C-1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF STOCKHOLDERS

Q:    WHAT DO I NEED TO DO NOW?

A:    After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:    WHY IS MY VOTE IMPORTANT?

A:    The merger agreement must be adopted by a majority of the issued and outstanding shares of Troy Financial Corporation common stock. A failure to vote will have the same effect as a vote against the merger agreement.

Q:    IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:    No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:    WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A:    If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote against the merger agreement.

Q:    CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:    Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q:    CAN I CHANGE MY VOTE?

A:    Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of Troy Financial Corporation;

•	submitting a new proxy card. Any earlier proxies will be revoked automatically; or

•	attending the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:    HOW DO I REGISTER MY ELECTION TO RECEIVE CASH, FIRST NIAGARA FINANCIAL GROUP COMMON STOCK OR A COMBINATION THEREOF?

A:    Each Troy Financial Corporation stockholder should complete and return an election form, along with your Troy Financial Corporation stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., New York time on December 10, 2003. The election form is being mailed under separate cover on or about the date this proxy statement-prospectus is being mailed to holders of Troy Financial Corporation common stock on the record date. If you own shares of Troy Financial Corporation common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. If you do not send in the election form with your stock certificate(s) by the December 10, 2003 deadline, you will be treated as though you had not made an election. Once you sign and return your election form, you will no longer be able to trade or sell your shares of Troy Financial Corporation common stock.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:    Please DO NOT send your stock certificates with your proxy card. Rather, if you desire to make an election you should send your Troy Financial Corporation common stock certificates to the exchange agent with your completed, signed election form prior to the election deadline of 5:00 p.m. New York time on December 10, 2003.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: First Niagara Financial Group and Troy Financial Corporation currently expect to complete the merger in January 2004, assuming all of the conditions to completion of the merger have been satisfied.

Q:    WHAT WILL STOCKHOLDERS OF TROY FINANCIAL CORPORATION RECEIVE IN THE MERGER?

A:    If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Troy Financial Corporation common stock (other than any dissenting shares) will be converted into the right to receive:

•	$35.50 in cash, assuming payment solely of cash in exchange for Troy Financial Corporation common stock; or

•	a number of whole shares of common stock of First Niagara Financial Group determined by dividing $35.50 by the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares of First Niagara Financial Group for each share of Troy Financial Corporation common stock, assuming payment solely of First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock; or

•	a combination of $15.26500 in cash plus shares of First Niagara Financial Group common stock as determined in accordance with the following: (a) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of First Niagara Financial Group common stock as shall equal $20.23500 divided by the average closing price of First Niagara Financial Group common stock, rounded to five decimal places (plus the aforementioned cash); (b) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is less than $13.82480, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.46367 shares of First Niagara Financial Group common stock (plus the aforementioned cash); and (c) if the average closing price of First Niagara Financial Group common stock is greater than $17.59520, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.15003 shares of First Niagara Financial Group common stock (plus the aforementioned cash), assuming payment of a combination of cash and First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock.

You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 57% of the outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive shares of First Niagara Financial Group common stock and the remaining outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive cash. Therefore, your ability to receive all stock or all cash may depend on the elections of other Troy Financial Corporation stockholders.

Q:    WHOM SHOULD I CALL WITH QUESTIONS?

A:    You should direct any questions regarding the special meeting of stockholders or the merger to Kevin M. O’Bryan, Secretary of Troy Financial Corporation, at (518) 270-3250 or Troy Financial Corporation’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426. The final allocation of cash and shares of First Niagara Financial Group common stock will not be known until immediately prior to the conclusion of the merger, which is expected to be in January 2004.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Troy Financial Corporation and First Niagara Financial Group into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 70. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on the inside front cover of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of First Niagara Financial Group and Troy Financial Corporation and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 72.

THE MERGER

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Troy Financial Corporation with and into First Niagara Financial Group.

Parties to the Merger

First Niagara Financial Group, Inc. (page 28)

First Niagara Bank

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is the holding company for First Niagara Bank and operates 46 banking centers, 69 ATMs, a telephone service center and one loan production office in the western and central portions of New York State. As of June 30, 2003, First Niagara Financial Group had consolidated assets of $3.6 billion, deposits of $2.4 billion and stockholders’ equity of $718.4 million.

The principal executive office of First Niagara Financial Group is located at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514 and the telephone number is (716) 625-7500.

Troy Financial Corporation (page 28)

The Troy Savings Bank

Troy Financial Corporation is the bank holding company of The Troy Savings Bank and The Troy Commercial Bank, headquartered in Troy, New York. The Troy Savings Bank operates 21 branch offices and 22 ATMs in New York. As of June 30, 2003, Troy Financial Corporation had assets of $1.2 billion, deposits of $925 million and stockholders’ equity of $154.6 million. Troy Financial Corporation’s principal executive office is located at 32 Second Street, Troy, New York 12180, and the telephone number is (518) 270-3313.

What Troy Financial Corporation Stockholders Will Receive In the Merger (page 29)

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Troy Financial Corporation common stock (other than dissenting shares) will be converted into the right to receive:

•	$35.50 in cash, assuming payment solely of cash in exchange for Troy Financial Corporation common stock; or

•	a number of whole shares of common stock of First Niagara Financial Group determined by dividing $35.50 by the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares of First Niagara Financial Group for each share of Troy Financial Corporation common stock, assuming payment solely of First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock; or

•	a combination of $15.26500 in cash plus First Niagara Financial Group common stock as determined in accordance with the following: (a) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of First Niagara Financial Group common stock as shall equal $20.23500 divided by the average closing price, rounded to five decimal places (plus the aforementioned cash); (b) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is less than $13.82480, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.46367 shares of First Niagara Financial Group common stock (plus the aforementioned cash); and (c) if the average closing price of First Niagara Financial Group common stock is greater than $17.59520, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.15003 shares of First Niagara Financial Group common stock (plus the aforementioned cash), assuming payment of a combination of cash and First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock.

You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 57% of the outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive First Niagara Financial Group common stock and the remaining outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive cash. Therefore, your ability to receive all stock or all cash may depend on the elections of other Troy Financial Corporation stockholders.

Election of Cash or Stock Consideration (page 29)

So that you can make an election, you will be receiving under separate cover an election form that you may use to indicate whether your preference is to receive cash, First Niagara Financial Group common stock or a combination of cash and First Niagara Financial Group common stock. If you hold your stock certificates, you will need to return the election form along with your stock certificates, to the exchange agent by December 10, 2003 at 5:00 p.m., New York time. If your shares are held in street name, follow the written instructions from your broker regarding the registration of your election. Troy Financial Corporation stockholders who make an election will be unable to sell their Troy Financial Corporation common stock from the time when the election is made until the merger is completed.

The actual form of merger consideration that each Troy Financial Corporation stockholder will receive will be subject to proration so that 57% of the outstanding Troy Financial Corporation common stock will be exchanged for shares of First Niagara Financial Group common stock and 43% of the outstanding Troy Financial Corporation common stock will be exchanged for cash. Therefore, if the number of Troy Financial Corporation stockholders who elect to receive cash from First Niagara Financial Group exceeds 43% of the outstanding shares of Troy Financial Corporation, the amount of cash that each such stockholder would receive from First Niagara Financial Group will be reduced on a pro rata basis. As a result, these stockholders will receive First Niagara Financial Group common stock consideration for any Troy Financial Corporation shares for which they do not receive cash. Similarly, if the number of Troy Financial Corporation stockholders who elect to receive First Niagara Financial Group common stock exceeds 57% of the outstanding shares of Troy Financial Corporation, the amount of First Niagara Financial Group common stock that each such stockholder would receive from First Niagara Financial Group will be reduced on a pro rata basis. As a result, such stockholders will receive cash consideration for any Troy Financial Corporation shares for which they do not receive First Niagara Financial Group common stock.

If you do not make an election, you may receive the merger consideration in all cash, all common stock and/or a combination of cash and common stock, as First Niagara Financial Group shall determine in its sole discretion.

Material United States Federal Income Tax Consequences of the Merger (page 52)

First Niagara Financial Group and Troy Financial Corporation will not be required to complete the merger unless they receive a legal opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to your shares of Troy Financial Corporation common stock if you receive only shares of First Niagara Financial Group common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in First Niagara Financial Group common stock.

If you receive solely cash for your shares of Troy Financial Corporation common stock, you will recognize gain or loss equal to the excess of the amount of such cash over your basis in the Troy Financial Corporation common stock. If you receive a combination of cash and stock in exchange for your shares of Troy Financial Corporation common stock, you will generally recognize gain with respect to the excess of the cash and value of First Niagara Financial Group common stock you receive over your basis in the Troy Financial Corporation common stock exchanged therefore, but in any case not in excess of the amount of cash received by you in the merger.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 52 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Your Board of Directors Unanimously Recommends Stockholder Approval of the Merger (page 35)

The board of directors of Troy Financial Corporation believes that the merger presents a unique opportunity to merge with a leading community financial institution in western and central New York that will have significantly greater financial strength and earning power than Troy Financial Corporation would have on its own, as well as the added scale necessary to undertake and solidify leadership positions in key business lines.

As a result, Troy Financial Corporation’s board of directors unanimously approved the merger agreement. Troy Financial Corporation’s board of directors believes that the merger and the merger agreement are fair to and in the best interests of Troy Financial Corporation and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Troy Financial Corporation’s Financial Advisor (page 36 and Appendix B)

In connection with the merger, the board of directors of Troy Financial Corporation received the written opinion of Keefe, Bruyette & Woods, Inc., Troy Financial Corporation’s financial advisors, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Troy Financial Corporation common stock. The full text of the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this document, is included in this document as Appendix B. Troy Financial Corporation encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. The opinion of Keefe, Bruyette & Woods, Inc. is directed to Troy Financial Corporation’s board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Keefe, Bruyette & Woods, Inc. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Stockholders of Troy Financial Corporation (page 26)

Troy Financial Corporation will hold a special meeting of its stockholders on December 18, 2003, at 4:00 p.m., New York time, at The Troy Savings Bank located at 32 Second Street, Troy, New York. At the special meeting of stockholders, you will be asked to vote to adopt the merger agreement.

You may vote at the special meeting of stockholders if you owned shares of Troy Financial Corporation common stock at the close of business on the record date, October 31, 2003. On that date, there were 9,266,197 shares of Troy Financial Corporation common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of Troy Financial Corporation common stock you owned on the record date.

Even if you expect to attend the special meeting of stockholders, Troy Financial Corporation recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Stockholder Vote Required (page 48)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Troy Financial Corporation common stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of Troy Financial Corporation beneficially owned 1,502,162 shares of Troy Financial Corporation common stock entitled to vote at the special meeting of stockholders. This represents approximately 16.21% of the total votes entitled to be cast at the special meeting of stockholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

Dissenters’ Rights of Appraisal (page 56 and Appendix C)

Under Section 262 of the Delaware General Corporation Law, holders of Troy Financial Corporation common stock may have the right to obtain an appraisal of the value of their shares of Troy Financial Corporation common stock in connection with the merger. To perfect appraisal rights, a Troy Financial Corporation stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law.

We have included a copy of the Delaware General Corporation Law—Section 262—Appraisal Rights as Appendix C to this document.

Interests of Troy Financial Corporation’s Directors and Officers In the Merger (page 44)

In considering the recommendation of the board of directors of Troy Financial Corporation to approve the merger, you should be aware that executive officers and directors of Troy Financial Corporation have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as Troy Financial Corporation stockholders.

Regulatory Approvals Required For the Merger (page 48)

We cannot complete the merger without the prior approval or non-objection of the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Banking Department of the State of New York and the Small Business Administration. First Niagara Financial Group is in the process of seeking these approvals and non-objections. First Niagara Financial Group has received a waiver from the Board of Governors of the Federal Reserve System as to the requirement to file an application therewith. While we do not know of any reason why First Niagara Financial Group would not be able to obtain the necessary approvals in a timely manner, we cannot assure you that these approvals and non-objections will occur or what the timing may be or that these approvals and non-objections will not be subject to one or more conditions that affect the advisability of the merger or bank merger.

Conditions to the Merger (page 48)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Troy Financial Corporation stockholders must have adopted the merger agreement;

•	with respect to each of Troy Financial Corporation and First Niagara Financial Group, the representations and warranties of the other party to the merger agreement must be true and correct except to the extent that the failure of the representations and warranties to be so true and correct had or is reasonably expected to have, individually or in the aggregate, a material adverse effect on Troy Financial Corporation or First Niagara Financial Group, as appropriate (unless the representation or warranty was qualified as to materiality, in which case it has to be true or correct giving effect to the materiality standard);

•	the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Banking Department of the State of New York and the Small Business Administration must have approved or not objected to the merger, as appropriate, or the bank merger and all statutory waiting periods must have expired;

•	there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or makes completion of the merger illegal;

•	no stop order suspending the effectiveness of First Niagara Financial Group’s registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•	the shares of First Niagara Financial Group common stock to be issued to Troy Financial Corporation stockholders in the merger must be approved for listing on the Nasdaq National Market;

•	since September 30, 2002, Troy Financial Corporation has not suffered a material adverse effect and since December 31, 2002, First Niagara Financial Group has not suffered a material adverse effect; and

•	both First Niagara Financial Group and Troy Financial Corporation must have received a legal opinion that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 49)

Troy Financial Corporation has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with First Niagara Financial Group is pending.

Termination of the Merger Agreement (page 50)

First Niagara Financial Group and Troy Financial Corporation may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Troy Financial Corporation stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by April 30, 2004, if the required regulatory approvals are not received or if the other party breaches its agreements. Troy Financial Corporation may also terminate if First Niagara Financial Group’s stock price falls below thresholds set forth in the merger agreement and First Niagara Financial Group does not increase the exchange ratio pursuant to a prescribed formula.

Termination Fee (page 50)

If the merger is terminated pursuant to specified situations in the merger agreement (and Troy Financial Corporation accepts a superior proposal), Troy Financial Corporation may be required to pay a termination fee to First Niagara Financial Group of $17.5 million. Troy Financial Corporation agreed to this termination fee arrangement in order to induce First Niagara Financial Group to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with Troy Financial Corporation before the merger is completed.

Differences in Rights of Stockholders (page 64)

The rights of Troy Financial Corporation stockholders after the merger who continue as First Niagara Financial Group stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of First Niagara Financial Group rather than the certificate of incorporation and bylaws of Troy Financial Corporation.

SELECTED HISTORICAL FINANCIAL DATA FOR FIRST NIAGARA FINANCIAL GROUP

AND TROY FINANCIAL CORPORATION

First Niagara Financial Group Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of First Niagara Financial Group for the periods and at the dates indicated. In January 2003, First Niagara Financial Group reorganized from a mutual holding company structure to a fully public company. In connection with this reorganization shares were issued to the former public stockholders of First Niagara Financial Group based upon an exchange ratio of 2.58681 new shares for each share of First Niagara Financial Group held as of the close of business on January 17, 2003. Accordingly, all prior year references to the number of shares outstanding for purposes of calculating per share amounts are restated to give retroactive recognition to this exchange ratio applied. The information at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Niagara Financial Group incorporated by reference elsewhere in this proxy statement-prospectus. The information at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 was derived in part from audited consolidated financial statements which are not incorporated by reference elsewhere in this proxy statement-prospectus. The information at and for the six months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of First Niagara Financial Group, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2003(1)	2002(1)	2002	2001	2000	1999	1998
	(Dollars and share amounts in thousands, except per share data)
Selected financial condition data:
Total assets	$3,561,646	$2,872,223	$2,934,795	$2,857,946	$2,624,686	$1,711,712	$1,508,734
Loans, net	2,259,747	1,910,645	1,974,560	1,853,141	1,823,174	985,628	744,739
Securities available for sale:
Mortgage-backed	437,053	334,751	340,319	339,881	302,334	384,329	392,975
Other	375,420	221,477	292,045	354,016	199,500	179,144	187,776
Deposits	2,355,239	2,148,274	2,129,469	1,990,830	1,906,351	1,113,302	1,060,897
Borrowings	435,267	406,856	397,135	559,040	429,567	335,645	142,597
Stockholders’ equity	$718,390	$272,303	$283,696	$260,617	$244,540	$232,616	$263,825
Common shares outstanding	66,228	24,925	25,005	24,802	24,667	25,658	28,716

Selected operations data:
Interest income	$85,525	$85,069	$167,637	$178,368	$137,040	$107,814	$92,102
Interest expense	33,511	40,147	76,107	99,352	76,862	57,060	47,966

Net interest income	52,014	44,922	91,530	79,016	60,178	50,754	44,136
Provision for credit losses	4,165	3,260	6,824	4,160	2,258	2,466	2,084

Net interest income after provision for credit losses	47,849	41,662	84,706	74,856	57,920	48,288	42,052
Noninterest income	20,851	19,849	41,787	34,625	26,835	21,728	9,182
Noninterest expense	43,119	37,242	77,331	75,889	54,670	41,580	35,946	(4)

Income from continuing operations before income taxes	25,581	24,269	49,162	33,592	30,085	28,436	15,288
Income taxes from continuing operations	9,053	9,999	18,752	12,427	10,668	9,765	4,906

Income from continuing operations	16,528	14,270	30,410	21,165	19,417	18,671	10,382

Income (loss) from discontinued operations, net of tax (2)	186	187	385	55	102	(231)	—

Net income	$16,714	$14,457	$30,795	$21,220	$19,519	$18,440	$10,382	(4)

Adjusted net income (3)	$16,714	$14,457	$30,795	$25,962	$21,633	$18,992	$10,382	(4)

Stock and related per share data (5):
Earnings per common share:
Basic	$0.25	$0.22	$0.48	$0.33	$0.30	$0.27	$—	(4)
Diluted	0.25	0.22	0.47	0.33	0.30	0.27	—	(4)
Adjusted earnings per common share (3):
Basic	0.25	0.22	0.48	0.41	0.34	0.27	—	(4)
Diluted	0.25	0.22	0.47	0.40	0.34	0.27	—	(4)
Cash dividends	0.10	0.08	0.17	0.14	0.11	0.05	0.02
Book value	10.85	4.22	4.39	4.06	3.83	3.50	3.55
Market Price (NASDAQ: FNFG):
High	14.20	11.59	12.41	6.92	4.28	4.30	6.59
Low	10.11	6.07	6.07	4.16	3.19	3.48	3.24
Close	$13.92	$10.73	$10.10	$6.51	$4.18	$3.96	$4.06

(footnotes on following page)

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2003(1)	2002(1)	2002	2001	2000	1999	1998
	(Dollars and share amounts in thousands, except per share data)
Selected financial ratios and other data:
Performance ratios (6):
Return on average assets	0.96%	1.03%	1.08%	0.79%	0.98%	1.13%	0.77	%(4)
Adjusted return on average assets (3)	0.96	1.03	1.08	0.97	1.09	1.17	0.77	(4)
Return on average equity	5.05	10.86	11.22	8.30	8.38	7.52	4.65	(4)
Adjusted return on average equity (3)	5.05	10.86	11.22	10.16	9.29	7.75	4.65	(4)
Net interest rate spread	2.80	3.27	3.30	2.99	2.82	2.72	2.75
Net interest margin	3.23	3.49	3.52	3.25	3.26	3.33	3.48
As a percentage of average assets:
Noninterest income (7)	1.20	1.69	1.42	1.57	1.73	1.67	0.67
Noninterest expense (3)	2.47	2.92	2.71	2.92	2.98	2.89	2.68	(4)

Net overhead	1.27	1.23	1.29	1.35	1.25	1.22	2.01	(4)
Efficiency ratio (3)(7)	59.81	59.47	60.39	64.59	62.79	60.40	67.59	(4)
Dividend payout ratio	40.00%	36.36%	35.42%	41.86%	35.44%	20.30%	16.60%

Capital ratios (8):
Total risk-based capital	19.80%	11.25%	11.34%	11.36%	11.13%	23.56%	32.88%
Tier 1 risk-based capital	18.70	10.18	10.27	10.27	9.96	22.40	31.67
Tier 1 (core) capital	12.40	6.73	6.54	6.71	6.78	13.51	18.05
Tangible capital	12.34	N/A	6.54	N/A	N/A	N/A	N/A
Ratio of stockholders’ equity to total assets	20.17%	9.48%	9.67%	9.12%	9.32%	13.59%	17.49%

Asset quality ratios:
Total non-accruing loans	$10,053	$11,733	$7,478	$11,480	$6,483	$1,929	$3,296
Other non-performing assets	1,375	310	1,423	665	757	1,073	589
Allowance for credit losses	24,781	19,694	20,873	18,727	17,746	9,862	8,010
Net loan charge-offs	$2,258	$2,293	$4,678	$3,179	$735	$614	$995
Total non-accruing loans to total loans	0.44%	0.61%	0.37%	0.61%	0.35%	0.19%	0.44%
Total non-performing assets as a percentage of total assets	0.32	0.42	0.30	0.42	0.28	0.18	0.26
Allowance for credit losses to non-accruing loans	246.50	167.85	279.13	163.13	273.73	511.25	243.02
Allowance for credit losses to total loans	1.08	1.02	1.05	1.00	0.96	0.99	1.06
Net charge-offs to average loans	0.21%	0.24%	0.24%	0.17%	0.06%	0.07%	0.15%

Other data:
Number of banking centers	46	38	38	37	36	18	18
Full time equivalent employees	891	941	945	919	930	625	402

(1)  Annualized where appropriate.

(2)	Effective February 17, 2003, First Niagara Bank sold NOVA Healthcare Administrators, Inc. its wholly- owned third-party benefit plan administrator subsidiary as it was not considered one of its strategic core businesses. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” for current and prior periods presented First Niagara Financial Group has reported the results of operations from NOVA Healthcare Administrators as “Discontinued Operations,” including the net of tax gain on sale realized of $230 thousand.
(3)	With the adoption of SFAS No. 142 “Goodwill and Other Intangibles” on January 1, 2002, First Niagara Financial Group is no longer required to amortize goodwill. For the prior periods presented, goodwill amortization has been excluded from adjusted amounts as well as from the calculation of noninterest expense as a percentage of average assets and the efficiency ratio for consistency purposes.
(4)	First Niagara Financial Group completed its initial public offering on April 17, 1998. In connection with this offering, First Niagara Financial Group contributed $4.0 million, net of applicable income taxes to the First Niagara Bank Foundation. Noninterest expense, and corresponding ratios, includes $6.8 million for the one-time contribution of cash and common stock.
(5)	All per share data and references to the number of shares outstanding for purposes of calculating per share amounts are restated to give retroactive recognition to the 2.58681 exchange ratio applied in the January 17, 2003 second-step offering.
(6)	Computed using daily averages.
(7)	Excluded net gain/loss on sale of securities available for sale and gain on sale of banking center and NOVA Healthcare Administrators.
(8)	Effective November 8, 2002, First Niagara Bank converted to a federal charter subject to Office of Thrift Supervision capital requirements. These capital requirements apply only to First Niagara Bank and do not consider additional capital retained by First Niagara Financial Group. Prior to converting to a federal charter, First Niagara Bank was required to maintain minimum capital ratios calculated in a similar manner to, but not entirely the same as, the framework of the Office of Thrift Supervision. Amounts prior to the fourth quarter of 2002 have not been recomputed to reflect Office of Thrift Supervision requirements.

Troy Financial Corporation Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of Troy Financial Corporation for the periods and at the dates indicated. The information at September 30, 2002 and 2001 and for the years ended September 30, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Troy Financial Corporation incorporated by reference elsewhere in this proxy statement-prospectus. The information at September 30, 2000, 1999 and 1998 and for the years ended September 30, 1999 and 1998 was derived in part from audited consolidated financial statements which are not incorporated by reference elsewhere in this proxy statement-prospectus. The information at and for the nine months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of Troy Financial Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

	At or for the Nine Months Ended June 30,		At or for the Years Ended September 30,
	2003	2002	2002	2001	2000	1999		1998
	(Dollars and share amounts in thousands, except per share data)
Selected financial condition data:
Total assets	$1,247,755	$1,142,819	$1,288,877	$1,161,578	$922,028	$915,096		$716,649
Loans, net	755,674	750,854	750,529	746,450	586,846	556,142		457,321
Securities available for sale, at fair value
Mortgage-backed	38,614	38,787	47,471	50,312	2,149	17,132		3,744
Other	315,609	224,704	346,596	198,157	264,601	263,739		194,014
Securities held to maturity	712	952	883	2,130	2,301	2,534		3,483
Deposits	925,427	841,673	882,968	808,518	555,972	563,373		578,202
Borrowings	140,871	114,025	222,355	162,971	178,808	148,933		47,464
Stockholders’ equity	$154,579	$162,366	$157,854	$164,746	$167,278	$180,439		$71,029
Common shares outstanding	9,251	9,947	9,686	9,848	10,617	12,139		—

Selected operations data:
Interest income	$46,829	$49,885	$65,991	$71,213	$57,506	$51,802		$48,030
Interest expense	14,770	18,730	24,444	32,709	24,358	23,782		24,193

Net interest income	32,059	31,155	41,547	38,504	33,148	28,020		23,837
Provision for loan losses	420	976	1,166	1,498	2,563	3,250		4,050

Net interest income after provision for loan losses	31,639	30,179	40,381	37,006	30,585	24,770		19,787
Noninterest income	5,586	5,048	6,969	5,233	3,679	3,047		2,552
Noninterest expense	22,228	20,728	27,713	28,889	22,200	25,825		25,091

Income before income taxes	14,997	14,499	19,637	13,350	12,064	1,992		(2,752)
Income tax expense (benefit)	4,860	4,751	6,438	4,276	3,454	(85)		(1,874)

Net income (loss)	$10,137	$9,748	$13,199	$9,074	$8,610	$2,077		$(878)

Adjusted net income (loss) (1)	$10,137	$9,748	$13,199	$10,511	$8,610	$2,077		$(878)

Stock and related per share data: (2)
Earnings per common share:
Basic	$1.20	$1.07	$1.47	$0.95	$0.82	$0.31	(3)	$—
Diluted	1.13	1.01	1.38	0.92	0.81	0.31	(3)	—
Adjusted earnings per common share (1):
Basic	1.20	1.07	1.47	1.10	0.82	0.31	(3)	—
Diluted	1.13	1.01	1.38	1.06	0.81	0.31	(3)	—
Cash dividends	0.51	0.35	0.49	0.34	0.22	—		—
Book value	16.71	16.32	16.30	15.93	15.01	14.16		—
Market Price (NASDAQ: TRYF):
High	28.65	30.25	30.25	21.81	11.37	11.19		—
Low	22.84	20.44	20.44	11.07	8.27	8.16		—
Close	$27.15	$30.10	$26.08	$20.13	$11.19	$10.30		$—

(footnotes on following page)

	At or for the Nine Months Ended June 30,		At or for the Years Ended September 30,
	2003(4)	2002(4)	2002	2001		2000	1999		1998
	(Dollars and share amounts in thousands, except per share data)
Selected financial ratios and other data:
Performance ratios:
Return on average assets	1.12%	1.18%	1.18%	0.86	%(5)	1.02%	0.26	%(7)	(0.13	)%(8)
Adjusted return on average assets (1)	1.12	1.18	1.18	1.00	(5)	1.02	0.26	(7)	(0.13	)(8)
Return on average equity	8.74	7.96	8.09	5.43	(5)	5.02	1.57	(7)	(1.21	)(8)
Adjusted return on average equity (1)	8.74	7.96	8.09	6.29	(5)	5.02	1.57	(7)	(1.21	)(8)
Net interest rate spread	3.87	3.89	3.89	3.57		3.46	3.17		3.32
Net interest margin	4.14	4.34	4.30	4.19		4.39	3.89		3.84
As a percentage of average assets:
Noninterest income (6)	0.59	0.60	0.61	0.51		0.47	0.38		0.38
Noninterest expense (1)	2.46	2.50	2.48	2.60	(5)	2.64	3.25	(7)	3.70	(8)

Net overhead	1.87	1.90	1.87	2.09	(5)	2.17	2.87	(7)	3.32	(8)
Efficiency ratio (1) (6)	56.60	54.93	54.79	59.76	(5)	57.83	77.57	(7)	87.44	(8)
Dividend payout ratio	42.50%	32.71%	33.33%	35.79%		26.83%	N/A		N/A

Capital ratios:
Total risk-based capital	16.42%	18.52%	17.72%	18.83%		26.28%	29.96%		15.27%
Tier 1 risk-based capital	15.14	17.24	16.45	17.56		25.01	28.71		14.02
Tier 1 (core) capital	10.19	11.70	10.98	12.28		19.88	21.21		9.89
Tangible capital	10.14	11.80	10.07	11.81		18.11	19.68		9.85
Ratio of stockholders’ equity to total assets	12.39%	14.21%	12.25%	14.18%		18.14%	19.72%		9.91%

Asset quality ratios:
Total non-accruing loans	$1,484	$2,554	$2,097	$3,249		$5,600	$7,267		$9,567
Other non-performing assets	977	154	352	265		1,326	2,461		3,953
Allowance for loan losses	14,638	14,496	14,538	14,333		11,891	10,764		8,260
Net loan charge-offs	$320	$813	$961	$1,240		$1,436	$746		$2,219
Total non-accruing loans to total loans	0.19%	0.33%	0.27%	0.43%		0.94%	1.28%		2.05%
Total non-performing assets as a percentage of total assets	0.20	0.24	0.19	0.30		0.75	1.06		1.89
Allowance for loan losses to non-accruing loans	986.39	567.58	693.28	441.15		212.34	148.12		86.34
Allowance for loan losses to total loans	1.90	1.89	1.90	1.88		1.99	1.90		1.77
Net charge-offs to average loans	0.06%	0.14%	0.13%	0.17%		0.24%	0.15%		0.48%

Other data:
Number of banking centers	21	21	21	21		14	14		14
Full time equivalent employees	302	300	300	321		233	235		250

(1)	With the adoption of SFAS No. 142 “Goodwill and Other Intangibles” on October 1, 2001, Troy Financial Corporation is no longer required to amortize goodwill. For the prior periods presented, goodwill amortization has been excluded from adjusted amounts, as well as from the calculation of noninterest expense as a percentage of average assets and the efficiency ratio for consistency purposes.
(2)	All share and per share amounts have been adjusted for the 5% stock dividend issued on March 29, 2002.
(3)	Earnings per share calculations do not include earnings prior to Troy Financial Corporation’s initial public offering on March 31, 1999.
(4)	Annualized where appropriate and computed using daily averages.
(5)	Ratios include $2.0 million of pre-tax merger related integration costs associated with the acquisition of Catskill Financial Corporation.
(6)	Excluded net gain/loss on sale of securities available for sale, excluding other real estate owned expenses.
(7)	Ratios include effect of the $4.1 million stock contribution to The Troy Savings Bank Community Foundation.
(8)	Ratios include effect of the $4.5 million cash contribution to The Troy Savings Bank Charitable Foundation.

PRO FORMA MERGER DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet at June 30, 2003 and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2003 and for the year ended December 31, 2002, give effect to the proposed merger of Troy Financial Corporation and the merger of Finger Lakes Bancorp, Inc. completed in January 2003. The unaudited pro forma consolidated financial statements are based on the unaudited consolidated financial statements of First Niagara Financial Group and Troy Financial Corporation at and for the six months ended June 30, 2003, the audited consolidated financial statements of First Niagara Financial Group for the year ended December 31, 2002, and Troy Financial Corporation for the year ended September 30, 2002 and the unaudited consolidated financial statements of Finger Lakes Bancorp for the year ended December 31, 2002.

The unaudited pro forma condensed consolidated financial statements give effect to the Troy Financial Corporation and Finger Lakes Bancorp mergers using the purchase method of accounting under accounting principles generally accepted in the United States of America. The pro forma statements do not give effect to pre-tax merger integration costs of approximately $2 million which are expected to be expensed by First Niagara Financial Group within 12 months succeeding the transaction, pre-tax expected cost savings of approximately $11 million and revenue enhancement opportunities.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the mergers been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of First Niagara Financial Group and Troy Financial Corporation incorporated by reference in this proxy statement-prospectus.

The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Niagara Financial Group common stock or the actual or future results of operations of First Niagara Financial Group for any period. Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At June 30, 2003(1)
	First Niagara Financial Group Historical	Troy Financial Corporation Historical	Pro Forma Acquisition Adjustments(2)		Combined Pro Forma
	(In thousands)
Assets:
Cash and cash equivalents	$204,214	$26,540	$—		$230,754
Securities available for sale	812,473	354,223	(184,932	)(2)	981,764
Securities held to maturity	—	712	(712)		—
Loans, net	2,259,747	757,503	20,705	(3)	3,037,955
Premises and equipment, net	42,644	16,131	—		58,775
Goodwill	101,010	30,909	197,730	(3)	329,649
Other identifiable intangibles	6,793	276	22,062	(3)	29,131
Other assets	134,765	61,461	(14,835	)(3)	181,391

Total assets	$3,561,646	$1,247,755	$40,018		$4,849,419

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits and mortgage escrow accounts	$2,355,239	$930,414	$2,118	(3)	$3,287,771
Borrowed funds	435,267	140,871	2,381	(3)	578,519
Other liabilities	52,750	21,891	—		74,641

Total liabilities	2,843,256	1,093,176	4,499		3,940,931
Stockholders’ Equity:
Common stock	708	1	120		829
Additional paid-in capital	543,864	127,226	62,751		733,841
Retained earnings	206,134	85,710	(85,710)		206,134
Accumulated other comprehensive income	1,402	3,285	(3,285)		1,402
Less: Common stock held by employee stock ownership plan	(30,961)	(6,638)	6,638		(30,961)
Less: Unearned compensation - recognition and retention plan	(2,745)	(1,744)	1,744		(2,745)
Treasury stock	(12)	(53,261)	53,261		(12)

Total stockholders’ equity	718,390	154,579	35,519		908,488

Total liabilities and stockholders’ equity	$3,561,646	$1,247,755	$40,018		$4,849,419

(1)	Assumes that the merger of Troy Financial Corporation was completed at June 30, 2003 utilizing the purchase method of accounting. See “Accounting Treatment.”
(2)	Assumes an aggregate purchase price of $356.6 million (including the payment for Troy Financial Corporation outstanding shares, employee stock ownership plan shares and stock options) to be paid in stock (12.1 million shares at $15.71 per share (midpoint of pricing collar)) and cash ($166.5 million) paid from the sale of securities available for sale, along with direct costs of the merger and liabilities assumed of $19.1 million (primarily severance and investment banking fees). The aggregate merger consideration will not change unless the value of First Niagara Financial Group common stock were to appreciate above the $17.59520 or fall below the $13.82480 pricing collars. See “Merger Consideration; Cash or Stock Election.”
(3)	Adjustments include an increase in value for loans ($20.7 million), deposits ($2.1 million) and borrowings ($2.4 million) and a decrease in value for other assets ($5.4 million). In addition, an estimated core deposit intangible asset ($22.3 million) and goodwill ($228.6 million) is recorded. A net deferred tax liability is reflected at a marginal rate of 40% for the tax effect on the fair market value adjustments and the deductible portion of the direct costs of the merger and liabilities assumed. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different than those shown here.

Unaudited Pro Forma Condensed Consolidated Statements of Income

	Six months ended June 30, 2003(1)
	First Niagara Financial Group Historical(2)	Troy Financial Corporation Historical(3)	Pro Forma Acquisition Adjustments		Combined Pro Forma
	(In thousands except per share amounts)
Interest income	$85,525	$30,892	$(4,519	)(4)(5)	$111,898
Interest expense	33,511	9,457	(1,416	)(5)	41,552

Net interest income	52,014	21,435	(3,103)		70,346
Provision for credit losses	4,165	270	—		4,435

Net interest income after provision for credit losses	47,849	21,165	(3,103)		65,911
Noninterest income from continuing operations	20,851	3,722	—		24,573
Noninterest expense from continuing operations	43,119	14,805	2,031	(5)(6)	59,955

Income from continuing operations before income taxes	25,581	10,082	(5,134)		30,529
Income taxes from continuing operations	9,053	3,280	(2,053)		10,280

Net income from continuing operations	$16,528	$6,802	$(3,081)		$20,249

Earnings per share from continuing operations:
Basic	$0.25	$0.81	$—		$0.26
Diluted	$0.24	$0.76	$—		$0.25
Shares used for calculating earnings per share:
Basic	65,943	8,438	12,100	(7)	78,043
Diluted	67,500	8,939	12,100	(7)	79,600

	Year ended December 31, 2002(1)
	First Niagara Financial Group Historical (2)	Finger Lakes Bancorp Historical	Finger Lakes Bancorp Pro Forma Acquisition Adjustments		First Niagara Financial Group Combined Pro Forma	Troy Financial Corporation Historical (8)	Troy Financial Corporation Pro Forma Acquisition Adjustments		Combined Pro Forma
	(In thousands except per share amounts)
Interest income	$167,637	$22,674	$(2,502	)(9)(10)	$187,809	$65,991	$(13,287	)(4)(5)	$240,513
Interest expense	76,107	11,653	(1,306	)(10)	86,454	24,444	(2,832	)(5)	108,066

Net interest income	91,530	11,021	(1,196)		101,355	41,547	(10,455)		132,447
Provision for credit losses	6,824	860	—		7,684	1,166	—		8,850

Net interest income after provision for credit losses	84,706	10,161	(1,196)		93,671	40,381	(10,455)		123,597
Noninterest income from continuing operations	41,787	3,236	—		45,023	6,969	—		51,992
Noninterest expense from continuing operations	77,331	9,849	439	(6)(10)	87,619	27,713	4,061	(5)(6)	119,393

Income from continuing operations before income taxes	49,162	3,548	(1,635)		51,075	19,637	(14,516)		56,196
Income taxes from continuing operations	18,752	1,091	(654)		19,189	6,438	(5,806)		19,821

Net income from continuing operations	$30,410	$2,457	$(981)		$31,886	$13,199	$(8,710)		$36,375

Earnings per share from continuing operations:
Basic	$0.47	$0.83	$—		$0.47	$1.47	$—		$0.46
Diluted	$0.46	$0.79	$—		$0.46	$1.38	$—		$0.45
Shares used for calculating earnings per share:
Basic	64,445	2,961	3,356		67,801	9,008	12,100	(7)	79,901
Diluted	65,883	3,109	3,356		69,239	9,569	12,100	(7)	81,339

(1)	Assumes that the merger of Troy Financial Corporation was completed at the beginning of the periods presented and that the merger of Finger Lakes Bancorp was completed on January 1, 2002 for the December 31, 2002 period. The pro forma income statement for the six months ended June 30, 2003 was not adjusted for the 17 days the Finger Lakes Bancorp acquisition, effective January 17, 2003, was not included in the historic results of First Niagara Financial Group and is not deemed to be material.
(2)	Effective February 17, 2003, First Niagara Bank sold NOVA Healthcare Administrators, Inc., its wholly owned third-party benefit plan administrator subsidiary. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” First Niagara Financial Group has reported the results of operations from NOVA Healthcare Administrators, Inc. as discontinued operations and are not included as part of the pro forma income statements presented.
(3)	Since Troy Financial Corporation has a September 30 fiscal year end and First Niagara Financial Group has a December 31 fiscal year end, Troy Financial Corporation’s historical income statement for the six months ended June 30, 2003 was calculated by subtracting the results for the three months ended December 31, 2002 from the results of the nine months ended June 30, 2003.
(4)	Reflects the reduction to interest income relating to the portion of the purchase price that is to be paid in cash ($166.5 million) and the direct costs of the merger and liabilities assumed to be paid in cash. These funds were assumed to have yielded a pre-tax rate of 2.25% for the six months ended June 30, 2003 and 4.60% for the year ended December 31, 2002, which represents the actual yield earned on First Niagara Financial Group’s investment securities for the respective periods.

(5)	Purchase accounting adjustments, representing market valuation premiums and discounts attributable to the merger, for loans, deposits and borrowings are amortized using the straight-line method over the estimated lives of the related asset and liabilities. The core deposit intangible asset is being amortized using the sum-of-years digits method over 10 years. The estimated effect of these purchase accounting adjustments on net interest income for the five years succeeding the merger are as follows (in thousands):

Year 1	$(6,198)
Year 2	(7,910)
Year 3	(7,504)
Year 4	(7,573)
Year 5	(3,267)

Total	$(32,452)

(6)	Noninterest expenses do not reflect anticipated cost savings.
(7)	Assumes that the amount of shares issued for Troy Financial Corporation is at the midpoint of the pricing collar ($15.71 per share) which can increase/decrease by 12%. See “Merger Consideration; Cash or Stock Election.”
(8)	Represents the financial results of Troy Financial Corporation for the fiscal year ended September 30, 2002. The financial results for Troy Financial Corporation for the three month period ended December 31, 2002 are not included in the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2003 or for the year ended December 31, 2002 and are summarized as follows (in thousands):

Net interest income	$10,624
Provision for credit losses	150
Noninterest income	1,864
Noninterest expense	7,423

Income before income taxes	4,915
Income taxes	1,580

Net income	$3,335

(9)	Reflects the reduction to interest income relating to the portion of the purchase price that is to be paid in cash and the direct costs of the merger and liabilities assumed to be paid in cash. These funds were assumed to have yielded a pre-tax rate of 4.60% for the year ended December 31, 2002, which represents the actual yield earned on First Niagara Financial Group’s investment securities for that period.
(10)	Reflects the amortization of Finger Lakes Bancorp purchase accounting adjustments recorded in 2003 and annualized.

Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about First Niagara Financial Group and Troy Financial Corporation. The First Niagara Financial Group per share information is presented on a pro forma basis to reflect the merger with Troy Financial Corporation. The Troy Financial Corporation per share information is presented both historically, and on a pro forma basis to reflect the merger. First Niagara Financial Group has also assumed that 57% of the consideration for the outstanding shares of Troy Financial Corporation will be paid in shares of First Niagara Financial Group common stock and 43% will be paid in cash and that cash will be paid for the cash-out value of all outstanding Troy Financial Corporation stock options.

The data in the table should be read together with the financial information and the financial statements of First Niagara Financial Group and Troy Financial Corporation incorporated by reference in this proxy statement- prospectus. The pro forma per common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies which may be obtained by combining the operations of First Niagara Financial Group and Troy Financial Corporation or the costs of combining the companies and their operations.

It is further assumed that First Niagara Financial Group will pay a cash dividend after the completion of the merger at the annual rate of $0.30 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that First Niagara Financial Group will pay dividends following completion of the merger or that dividends will not be reduced in the future.

	First Niagara Financial Group Historical	Troy Financial Corporation Historical	Combined Pro Forma Amounts for First Niagara Financial Group/Troy Financial Corporation	Pro Forma Troy Financial Corporation Equivalent Shares (3)
	(Shares in thousands)
Book value per share at June 30, 2003	$10.85	$16.71	$11.60	$14.94
Book value per share at December 31, 2002(1)(2)	4.39	16.30	6.33	8.15

Shares outstanding at June 30, 2003	66,228	9,251	78,328	—
Shares outstanding at December 31, 2002(1)(2)	64,683	9,686	80,139	—

Cash dividends paid per common share for the six months ended June 30, 2003(1)	$0.10	$0.37	$0.10	$0.13
Cash dividends paid per common share for the year ended December 31, 2002(1)(2)	0.17	0.49	0.17	0.22

Basic earnings per share from continuing operations:
For the six months ended June 30, 2003(1)	0.25	0.81	0.26	0.33
For the year ended December 31, 2002(1)(2)	0.47	1.47	0.46	0.59

Diluted earnings per share from continuing operations:
For the six months ended June 30, 2003(1)	0.24	0.76	0.25	0.32
For the year ended December 31, 2002(1)(2)	0.46	1.38	0.45	0.58

(1)	Since Troy Financial Corporation has a September 30 fiscal year end and First Niagara Financial Group has a December 31 fiscal year end, Troy Financial Corporation’s historical income statement per share data for the six months ended June 30, 2003 was calculated by subtracting the amounts for the three months ended December 31, 2002 from the amounts for the nine months ended June 30, 2003. Troy Financial Corporation data at or for the year ended December 31, 2002 is for their fiscal year ended September 30, 2002.
(2)	December 31, 2002 pro forma amounts include adjustments for the acquisition of Finger Lakes Bancorp, Inc., which was effective January 17, 2003. No adjustments have been made to the December 31, 2002 pro forma amounts for the $391 million of capital raised in the second-step stock offering of First Niagara Financial Group effective January 17, 2003.
(3)	Calculated by multiplying the Combined Pro Forma Amounts for First Niagara Financial Group/Troy Financial Corporation by a 1.28803 exchange ratio which represents the number of shares of First Niagara Financial Group common stock a Troy Financial Corporation shareholder will receive for each share of stock owned based upon a $15.71 First Niagara Financial Group share price. This calculation does not consider the 43% cash portion of the merger consideration.

The following table shows trading information for Troy Financial Corporation common stock and First Niagara Financial Group common stock on August 8, 2003 and October 31, 2003. August 8, 2003 was the last trading date before the parties announced the merger. October 31, 2003 is a recent date before this proxy statement-prospectus was finalized.

Date	First Niagara Financial Group Common Stock	Troy Financial Corporation Common Stock	Equivalent Value for Each Troy Financial Corporation Share
August 8, 2003	$15.64	$28.80	$35.50
October 31, 2003	$14.30	$35.25	$35.50

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks related to the Merger

You May Not Receive the Form of Merger Consideration that you Elect.

The merger agreement contains provisions that are designed to ensure that the actual form of merger consideration that each Troy Financial Corporation stockholder will receive will be subject to proration so that 57% of the outstanding Troy Financial Corporation common stock will be exchanged for shares of First Niagara Financial Group common stock and 43% of the outstanding Troy Financial Corporation common stock will be exchanged for cash. Therefore, if the number of Troy Financial Corporation stockholders who elect to receive cash from First Niagara Financial Group exceeds 43% of the outstanding Troy Financial Corporation common stock, the amount of cash that each such stockholder would receive from First Niagara Financial Group will be reduced on a pro rata basis. As a result, these stockholders will receive First Niagara Financial Group common stock consideration for any Troy Financial Corporation shares for which they do not receive cash. Similarly, if the number of Troy Financial Corporation stockholders who elect to receive First Niagara Financial Group common stock exceeds 57% of the outstanding Troy Financial Corporation common stock, the amount of First Niagara Financial Group common stock that each such stockholder would receive from First Niagara Financial Group will be reduced on a pro rata basis. As a result, such stockholders will receive cash consideration for any Troy Financial Corporation shares for which they do not receive First Niagara Financial Group common stock. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received).

First Niagara Financial Group May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, First Niagara Financial Group’s ability to realize anticipated cost savings, to combine the businesses of First Niagara Bank and The Troy Savings Bank in a manner that does not materially disrupt the existing customer relationships of The Troy Savings Bank nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. The Troy Savings Bank represents a new market area for First Niagara Financial Group. If First Niagara Financial Group is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

First Niagara Financial Group and Troy Financial Corporation have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Troy Financial Corporation’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Niagara Financial Group to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Stockholders Who Make Stock Elections Will be Unable to Sell Their Shares in the Market Pending the Merger.

Troy Financial Corporation stockholders may elect to receive cash or stock in the merger. Elections will require that stockholders making the election turn in their Troy Financial Corporation stock certificates. During the time between when the election is made and the merger is completed, Troy Financial Corporation stockholders will be unable to sell their Troy Financial Corporation common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Troy Financial Corporation stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored.

Troy Financial Corporation Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

Troy Financial Corporation’s directors and officers have various interests in the merger besides being Troy Financial Corporation stockholders. These interests include:

•	the payment of certain severance benefits under existing employment and severance agreements.

•	the appointment of Daniel J. Hogarty, Jr. to the boards of directors of First Niagara Financial Group and First Niagara Bank and his appointment as Vice Chairman of each of those Boards of Directors.

•	the accelerated vesting of all outstanding unvested stock options, including options for up to 140,232 shares of common stock held by Troy Financial Corporation’s executive officers and directors, into the right to receive the merger consideration in the form of cash, subject to the cash issuance limitation.

•	the appointment of each member of the Troy Financial Corporation or The Troy Savings Bank Boards of Directors to a newly created First Niagara Financial Group Capital Region Advisory Board, for which each advisory board member will receive a fee of $2,500 for each quarterly meeting attended.

•	the agreement by First Niagara Financial Group to indemnify Troy Financial Corporation directors and officers.

Risks About First Niagara Financial Group

First Niagara Financial Group’s Commercial Real Estate, Multi-Family and Commercial Business Loans Expose it to Increased Lending Risks.

At June 30, 2003, First Niagara Financial Group’s portfolio of commercial real estate loans totaled $402.5 million, or 18% of total gross loans, First Niagara Financial Group’s portfolio of commercial business loans totaled $221.3 million, or 10% of total gross loans, and First Niagara Financial Group’s portfolio of multi-family loans totaled $186.3 million, or 8% of total gross loans. First Niagara Financial Group plans to continue its emphasis on the origination of these types of loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of First Niagara Financial Group’s borrowers have more than one commercial real estate, commercial business or multi-family loan outstanding with First Niagara Financial Group. Consequently, an adverse development with respect to one loan or one credit relationship can expose First Niagara Financial Group to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

First Niagara Financial Group’s Continuing Concentration of Loans in its Primary Market Area May Increase its Risk.

First Niagara Financial Group’s success depends primarily on the general economic conditions in western and central New York State. Unlike larger banks that are more geographically diversified, First Niagara Financial Group provides banking and financial services to customers primarily in western and central New York State. The local economic conditions in western and central New York State have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond First Niagara Financial Group’s control would impact these local economic conditions and could negatively affect the financial results of its banking operations. Additionally, because First Niagara Financial Group has a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of First Niagara Financial Group’s borrowers to make timely repayments of their loans, which would have an adverse impact on its earnings.

First Niagara Financial Group targets its business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small- to medium-sized businesses in western and central New York State. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, First Niagara Financial Group’s results of operations and financial condition may be adversely affected.

If First Niagara Financial Group’s Allowance for Credit Losses is Not Sufficient to Cover Actual Loan Losses, its Earnings Could Decrease.

First Niagara Financial Group’s loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. First Niagara Financial Group may experience significant loan losses, which could have a material adverse effect on its operating results. First Niagara Financial Group makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. In determining the amount of the allowance for credit losses, First Niagara Financial Group relies on its loan quality reviews, its experience and its evaluation of economic conditions, among other factors. If First Niagara Financial Group’s assumptions and judgments prove to be incorrect, its allowance for credit losses may not be sufficient to cover losses in its loan portfolio, resulting in additions to its allowance. Material additions to its allowance would materially decrease its net income.

First Niagara Financial Group’s emphasis on continued diversification of its loan portfolio through the origination of commercial real estate, multi-family and commercial business loans is one of the more significant factors it takes into account in evaluating its allowance for credit losses and provision for credit losses. As First Niagara Financial Group further increases the amount of such types of loans in its portfolio, First Niagara Financial Group may determine to make additional or increased provisions for credit losses, which could adversely affect its earnings.

In addition, bank regulators periodically review First Niagara Financial Group’s loan portfolio and credit underwriting procedures as well as its allowance for credit losses and may require First Niagara Financial Group to increase its provision for credit losses or recognize further loan charge-offs. Any increase in its allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on First Niagara Financial Group’s results of operations and financial condition.

Changes in Interest Rates Could Adversely Affect First Niagara Financial Group’s Results of Operations and Financial Condition.

First Niagara Financial Group’s results of operations and financial condition are significantly affected by changes in interest rates. First Niagara Financial Group’s results of operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Because First Niagara Financial Group’s interest-bearing liabilities generally reprice or mature more quickly than its interest-earning assets, an increase in interest rates generally would tend to result in a decrease in its net interest income. First Niagara Financial Group has taken steps to mitigate this risk such as selling more longer-term residential mortgages originated as well as investing excess funds in short-term investments.

Changes in interest rates also affect the value of First Niagara Financial Group’s interest-earning assets, and in particular First Niagara Financial Group’s securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2003, First Niagara Financial Group’s available for sale securities totaled $812.5 million. Unrealized gains on securities available for sale, net of tax, amounted to $1.4 million and are reported as a separate component of stockholders’ equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders’ equity or earnings.

First Niagara Financial Group also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, First Niagara Financial Group is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Strong Competition Within First Niagara Financial Group’s Market Area May Limit its Growth and Profitability.

Competition in the banking and financial services industry is intense. In First Niagara Financial Group’s market area, First Niagara Financial Group competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than First Niagara Financial Group does and may offer certain services that First Niagara Financial Group does not or cannot provide. First Niagara Financial Group’s profitability depends upon its continued ability to successfully compete in its market area.

First Niagara Financial Group Operates in a Highly Regulated Environment and May Be Adversely Affected By Changes in Laws and Regulations.

First Niagara Financial Group is subject to regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Such regulation and supervision govern the activities in which a savings bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Niagara Bank, First Niagara Financial Group and their operations.

First Niagara Financial Group’s operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. First Niagara Financial Group believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because its business is highly regulated, the laws, rules and regulations applicable to First Niagara Financial Group are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact its operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, and Securities and Exchange Commission rules pertaining to public reporting disclosures. In addition, the Financial Accounting Standards Board, or FASB, is considering changes which may require, among other things, expensing the costs relating to the issuance of stock options. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect its business, financial condition or prospects.

First Niagara Financial Group’s Return on Stockholders’ Equity Has Been Reduced as a Result of the Second-Step Conversion and Related Stock Offering.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. First Niagara Financial Group expects its return on equity to decrease as compared to its performance in recent years until it is able to leverage the additional capital raised in the second-step conversion and related stock offering completed on January 17, 2003. Until First Niagara Financial Group can increase its net interest income and non-interest income, First Niagara Financial Group expects its return on equity to be below the industry average, which may negatively impact the value of its common stock.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

Provisions of First Niagara Financial Group’s certificate of incorporation and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of First Niagara Financial Group without the consent of its board of directors. It is possible, however, that stockholders of First Niagara Financial Group would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of First Niagara Financial Group’s common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has required, as a condition to approval of the second-step conversion and related stock offering, that First Niagara Bank maintain a federal thrift charter for a period of three years.

•	Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of First Niagara Financial Group and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make it more difficult to remove First Niagara Financial Group’s current board of directors or management, or to appoint new directors. These provisions include: limitations on voting rights of beneficial owners of more than 10% of First Niagara Financial Group’s common stock; supermajority voting requirements for certain business combinations; and the election of directors to staggered terms of three years. First Niagara Financial Group’s bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•	Required change in control payments. First Niagara Financial Group has entered into employment agreements with certain executive officers that will require payments to be made to them in the event their employment is terminated following a change in control of First Niagara Financial Group or First Niagara Bank. These payments may have the effect of increasing the costs of acquiring First Niagara Financial Group, thereby discouraging future attempts.

First Niagara Financial Group May Have Difficulty Managing its Growth, Which May Divert Resources and Limit its Ability to Successfully Expand its Operations.

First Niagara Financial Group has grown substantially from $1.5 billion of total assets and $1.1 billion of total deposits at December 31, 1998 to $3.6 billion of total assets and $2.4 billion of total deposits at June 30, 2003. First Niagara Financial Group expects to continue to experience significant growth in the amount of its assets, the level of its deposits, the number of its customers and the scale of its operations.

Since 1998, First Niagara Financial Group has expanded its branch network by both acquiring financial institutions and establishing de novo branches. At December 31, 1998, First Niagara Financial Group had 18 banking centers, compared with 46 at June 30, 2003. In addition, during the next four years, First Niagara Financial Group expects to open three to five new banking centers per year. There can be no assurance that First

Niagara Financial Group’s ongoing branch expansion strategy will be accretive to its earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

First Niagara Financial Group has incurred substantial expenses to build its management team and personnel, develop its delivery systems and establish its infrastructure to support future growth. Its future success will depend on the ability of its officers and key employees to continue to implement and improve its operational, financial and management controls, reporting systems and procedures, and manage a growing number of client relationships. First Niagara Financial Group may not be able to successfully implement improvements to its management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Thus, First Niagara Financial Group cannot give assurances that its growth strategy will not place a strain on its administrative and operational infrastructure or require First Niagara Financial Group to incur additional expenditures beyond current projections to support its future growth. First Niagara Financial Group’s future profitability will depend in part on its continued ability to grow and First Niagara Financial Group can give no assurance that it will be able to sustain its historical growth rate or even be able to grow at all.

First Niagara Financial Group Currently is Operating Under an Interim President and Chief Executive Officer

On August 20, 2003, William E. Swan, chairman, president and chief executive officer of First Niagara Financial Group, died unexpectedly. In accordance with First Niagara Financial Group’s sudden loss of leadership plan, the board of directors appointed Paul J. Kolkmeyer, First Niagara Financial Group’s executive vice president, chief operating officer and chief financial officer, as interim president and chief executive officer. In addition, Robert G. Weber, the lead outside director and chairman of the executive committee of the board of directors, has been appointed chairman of First Niagara Financial Group’s board of directors. The board of directors has established a search committee to recommend a permanent president and chief executive officer. Although First Niagara Financial Group is proceeding promptly, no assurance can be given as to the timing of the completion of this process. Mr. Swan and Mr. Kolkmeyer were key participants in the implementation of First Niagara Financial Group’s strategic business plan, including expansion through acquisitions. No assurance can be given that a new president and chief executive officer will be able to continue to successfully implement First Niagara Financial Group’s strategic business plan.

TROY FINANCIAL CORPORATION SPECIAL MEETING

Troy Financial Corporation is mailing this proxy statement-prospectus to you as a Troy Financial Corporation stockholder on or about November 10, 2003. With this document, Troy Financial Corporation is sending you a notice of the Troy Financial Corporation special meeting of stockholders and a form of proxy that is solicited by the Troy Financial Corporation board of directors. The special meeting will be held on December 18, 2003 at 4:00 p.m., local time, at The Troy Savings Bank located at 32 Second Street, Troy, New York.

Matter to be Considered

The sole purpose of the special meeting of stockholders is to vote on the adoption of the Agreement and Plan of Merger by and between First Niagara Financial Group, Inc., First Niagara Bank and Troy Financial Corporation and The Troy Savings Bank, dated as of August 10, 2003, by which Troy Financial Corporation and The Troy Savings Bank will be acquired by First Niagara Financial Group.

You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. Troy Financial Corporation could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Troy Financial Corporation;

•	submitting a properly executed proxy bearing a later date before the special meeting of stockholders; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Troy Financial Corporation. Troy Financial Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Troy Financial Corporation has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee of $6,000, which includes out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on October 31, 2003 has been fixed as the record date for determining the Troy Financial Corporation stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 9,266,197 shares of Troy Financial Corporation common stock were outstanding, and were held by approximately 3,676 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Troy Financial Corporation common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

In accordance with the provisions of our certificate of incorporation, record holders of common stock who beneficially own, either directly or indirectly, in excess of 10% of the outstanding shares of common stock are not entitled or permitted to any vote with respect to the shares held in excess of this 10% limit. Troy Financial Corporation’s certificate of incorporation authorizes its board of directors (i) to make all determinations necessary to implement and apply the 10% limit, including determining whether persons are affiliates of other persons or have an agreement, arrangement or understanding with another person regarding the voting of shares, and (ii) to demand that any person who is reasonably believed to beneficially own common stock in excess of the 10% limit supply information to enable the board to implement and apply the 10% limit.

Employees who hold shares of Troy Financial Corporation common stock in their accounts in the Troy Financial Corporation Employee Stock Ownership Plan will be given the right to direct the plan trustee with respect to the voting of shares allocated to their accounts. Subject to the satisfaction of applicable fiduciary requirements, unallocated plan shares, and allocated shares for which no voting directions are received, will be voted by the plan trustee for or against the merger agreement in the same proportions as participating employees vote the shares allocated to their accounts.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Troy Financial Corporation common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors and executive officers of Troy Financial Corporation beneficially owned 1,502,162 shares of Troy Financial Corporation common stock entitled to vote at the special meeting of stockholders. This represents approximately 16.21% of the total votes entitled to be cast at the special meeting. These individuals have entered into voting agreements pursuant to which they have agreed to vote “FOR” adoption of the merger agreement.

Recommendation of the Board of Directors

The Troy Financial Corporation board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to Troy Financial Corporation stockholders and is in the best interest of Troy Financial Corporation and its stockholders and recommends that you vote “FOR” the approval of the merger agreement. See “The Merger and the Merger Agreement—Recommendation of the Troy Financial Corporation Board of Directors and Reasons for the Merger.”

THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

General

Pursuant to the merger agreement, Troy Financial Corporation will merge into First Niagara Financial Group, with First Niagara Financial Group as the surviving entity. Outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive cash or shares of First Niagara Financial Group common stock, or a combination thereof. Cash will be paid in lieu of any fractional share of Troy Financial Corporation common stock. See “Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of Troy Financial Corporation will cease and First Niagara Financial Group will succeed to all the rights and be responsible for all the obligations of Troy Financial Corporation. Immediately after the merger of Troy Financial Corporation into First Niagara Financial Group, The Troy Savings Bank will merge into First Niagara Bank and the separate corporate existence of The Troy Savings Bank shall cease to exist. In addition, First Niagara Financial Group will acquire all of the outstanding shares of common stock of The Troy Commercial Bank and will contribute its equity ownership interest to First Niagara Bank. As a result, The Troy Commercial Bank will operate as First Niagara Commercial Bank, a subsidiary of First Niagara Bank.

The Parties

First Niagara Financial Group, Inc.

First Niagara Bank

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is the holding company for First Niagara Bank and operates 46 banking centers, 69 ATMs, a telephone service center and one loan production office in the western and central portions of New York State. As of June 30, 2003, First Niagara Financial Group had consolidated assets of $3.6 billion, deposits of $2.4 billion and stockholders’ equity of $718.4 million. First Niagara Financial Group was organized in 1998 in connection with reorganization of First Niagara Bank into the mutual holding company structure. On January 17, 2003, First Niagara Financial Group completed a second-step conversion and its related stock offering and, as of October 31, 2003, had 70,754,157 shares of outstanding common stock. On January 17, 2003, simultaneously with the second-step conversion of First Niagara Financial Group, MHC and related stock offering, First Niagara Financial Group acquired all of the outstanding common stock of Finger Lakes Bancorp, Inc., the holding company of the Savings Bank of the Finger Lakes, FSB, headquartered in Geneva, New York. Subsequent to the acquisition, the Savings Bank of the Finger Lakes was merged into First Niagara Bank and one of the seven Savings Bank of the Finger Lakes branches acquired was consolidated with an existing First Niagara Bank banking center. The Finger Lakes Bancorp, Inc. acquisition increased First Niagara Financial Group’s presence in Cayuga and Tompkins Counties, bridged First Niagara Financial Group’s western and central New York markets and provided an initial presence in Ontario and Seneca Counties.

The principal executive office of First Niagara Financial Group is located at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514 and the telephone number is (716) 625-7500.

Troy Financial Corporation

The Troy Savings Bank

Troy Financial Corporation is the bank holding company of The Troy Savings Bank and The Troy Commercial Bank, headquartered in Troy, New York. The Troy Savings Bank operates 21 branch offices and 22 ATMs in New York. As of June 30, 2003, Troy Financial Corporation had assets of $1.2 billion, deposits of

$925.4 million and stockholders’ equity of $154.6 million. Troy Financial Corporation’s principal executive office is located at 32 Second Street, Troy, New York 12180, and the telephone number is (518) 270-3313.

Merger Consideration; Cash or Stock Election

Under the terms of the merger agreement, each outstanding share of Troy Financial Corporation common stock (other than dissenting shares) will be given the opportunity to convert into the right to receive:

•	$35.50 in cash, assuming payment solely of cash in exchange for Troy Financial Corporation common stock; or

•	a number of whole shares of common stock of First Niagara Financial Group determined by dividing $35.50 by the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares of First Niagara Financial Group for each share of Troy Financial Corporation common stock, assuming payment solely of First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock; or

•	a combination of $15.26500 in cash plus First Niagara Financial Group common stock as determined in accordance with the following: (a) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of First Niagara Financial Group common stock as shall equal $20.23500 divided by the average closing price, rounded to five decimal places (plus the aforementioned cash); (b) if the average closing price of First Niagara Financial Group common stock during a specified period preceding the merger is less than $13.82480, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.46367 shares of First Niagara Financial Group common stock (plus the aforementioned cash); and (c) if the average closing price of First Niagara Financial Group common stock is greater than $17.59520, each outstanding share of Troy Financial Corporation common stock shall be exchanged for 1.15003 shares of First Niagara Financial Group common stock (plus the aforementioned cash), assuming payment of a combination of cash and First Niagara Financial Group common stock in exchange for Troy Financial Corporation common stock.

No fractional shares of First Niagara Financial Group will be issued in connection with the merger. Instead, First Niagara Financial Group will make a cash payment to each Troy Financial Corporation stockholder who would otherwise receive a fractional share.

The number of shares of First Niagara Financial Group common stock into which each Troy Financial Corporation share will be exchanged will be based on the price of First Niagara Financial Group common stock over a measurement period prior to the closing of the merger. The measurement period will consist of the five trading days ending on the date on which all bank regulatory approvals necessary for consummation of the merger have been received.

If the average closing price of First Niagara Financial Group common stock during the measurement period is less than $12.56800 and First Niagara Financial Group’s common stock has underperformed an index of First Niagara Financial Group peer financial institutions by more than 20% during the five day period after all bank regulatory approvals necessary for consummation of the merger are received compared to a measurement period prior to the announcement of the merger agreement, then Troy Financial Corporation may elect to terminate the merger agreement unless First Niagara Financial Group elects to increase the exchange ratio. See “The Merger and the Merger Agreement—Termination; Amendment; Waiver.”

Based on the closing price of $14.30 per share of First Niagara Financial Group common stock on October 31, 2003, each share of Troy Financial Corporation common stock that is exchanged solely for First Niagara Financial Group common stock would be converted into 2.48252 shares of First Niagara Financial Group common stock having a value of $35.50. However, as discussed above, the number and value of the shares of

First Niagara Financial Group common stock to be exchanged for each share of Troy Financial Corporation common stock will be based on the average closing price of First Niagara Financial Group common stock over the measurement period prior to the receipt of all bank regulatory approvals. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for First Niagara Financial Group common stock.

Under the terms of the merger agreement, Troy Financial Corporation stockholders may elect to convert their shares into cash, First Niagara Financial Group common stock or a combination of cash and First Niagara Financial Group common stock. All elections of Troy Financial Corporation stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that at least 57% of the outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive First Niagara Financial Group common stock and the remaining outstanding shares of Troy Financial Corporation common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Troy Financial Corporation stockholders in the aggregate elect to receive more or less of the First Niagara Financial Group common stock than First Niagara Financial Group has agreed to issue. These procedures are summarized below.

•	If First Niagara Financial Group common stock is oversubscribed: If Troy Financial Corporation stockholders elect to receive more First Niagara Financial Group common stock than First Niagara Financial Group has agreed to issue in the merger, then all Troy Financial Corporation stockholders who have elected to receive cash or who have made no election will receive cash for their Troy Financial Corporation shares and all stockholders who elected to receive First Niagara Financial Group common stock will receive a pro rata portion of the available First Niagara Financial Group shares plus cash for those shares not converted into First Niagara Financial Group common stock.

•	If First Niagara Financial Group common stock is undersubscribed: If Troy Financial Corporation stockholders elect to receive fewer shares of First Niagara Financial Group common stock than First Niagara Financial Group has agreed to issue in the merger, then all Troy Financial Corporation stockholders who have elected to receive First Niagara Financial Group common stock or who have elected to receive a combination of cash and First Niagara Financial Group common stock will receive the form of consideration requested, all stockholders who have made no election will be treated as all stock elections and all stockholders who elected to receive cash will receive a pro rata portion of the available cash consideration plus First Niagara Financial Group shares for those Troy Financial Corporation shares not converted into cash.

Notwithstanding these allocation procedures, in order for the transaction to qualify as a tax-free reorganization, First Niagara Financial Group, in its sole discretion, may elect to increase the number of shares of First Niagara Financial Group common stock, and correspondingly decrease the amount of cash, that Troy Financial Corporation stockholders will receive upon the exchange of their shares. If this adjustment is necessary, stockholders who elect to receive cash or a combination of cash and stock may be required to receive a greater amount of First Niagara Financial Group common stock than they otherwise would have received.

Troy Financial Corporation is not making any recommendation as to whether Troy Financial Corporation stockholders should elect to receive cash or First Niagara Financial Group common stock in the merger. Each Troy Financial Corporation stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive First Niagara Financial Group common stock or cash in amounts that vary from the amounts you elect to receive.

Employees who hold allocated shares of Troy Financial Corporation common stock in their employee stock ownership plan accounts will be able to direct the employee stock ownership plan trustee to make an election to receive cash or common stock for their accounts. The employee stock ownership trustee, as directed by the employee stock ownership administrator, will make an election to receive cash or common stock for the unallocated shares of Troy Financial Corporation common stock held in the employee stock ownership plan, and for any shares for which no directions are received. The election to receive cash or common stock for unallocated shares of Troy Financial Corporation common stock in the employee stock ownership plan will be made in a manner intended to produce as nearly as possible, after repayment of the employee stock ownership plan loan incurred to acquire Troy Financial Corporation common stock, the same net percentage of cash and common stock of First Niagara Financial Group as the aggregate percentages of cash and common stock elected by participating employees with respect to their allocated employee stock ownership plan shares.

Election Procedures; Surrender of Stock Certificates

An election form will be provided to you under separate cover. The election form entitles the record holder of Troy Financial Corporation common stock to elect to receive cash, First Niagara Financial Group common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

To make an effective election, a record stockholder must submit a properly completed election form to Mellon Investor Services, LLC, which will be acting as the exchange agent, on or before 5:00 p.m., New York time, on December 10, 2003. Mellon Investor Services will act as exchange agent in the merger and in that role will process the exchange of Troy Financial Corporation common stock certificates for cash and/or First Niagara Financial Group common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Troy Financial Corporation stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Troy Financial Corporation stock certificates after the merger is completed. Please do not forward your Troy Financial Corporation stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Troy Financial Corporation common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either First Niagara Financial Group common stock and/or cash for your Troy Financial Corporation common stock, you should complete and return the election form. If you do not make an election, you will be allocated First Niagara Financial Group common stock and/or cash depending on the elections made by other stockholders.

If stock certificates for Troy Financial Corporation common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Troy Financial Corporation shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives by the election deadline, the certificates for all exchanged Troy Financial Corporation shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Troy Financial Corporation stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Troy Financial Corporation common stock designated as non-election shares. Troy Financial Corporation stock certificates represented by elections that have been revoked or not fulfilled will be returned without charge.

Troy Financial Corporation stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

First Niagara Financial Group will deposit with the exchange agent the certificates representing First Niagara Financial Group’s common stock and cash to be issued to Troy Financial Corporation stockholders in exchange for Troy Financial Corporation’s common stock. Within five business days after the completion of the merger, the exchange agent will mail to Troy Financial Corporation stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Troy Financial Corporation stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Troy Financial Corporation’s common stock, together with the signed letter of transmittal, the Troy Financial Corporation stockholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of First Niagara Financial Group common stock (if any) determined in accordance with the exchange ratio or, (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Troy Financial Corporation stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any First Niagara Financial Group common stock into which your shares have been converted. No interest will be paid or accrued to Troy Financial Corporation stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of common stock. Troy Financial Corporation stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Mellon Investor Services will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of First Niagara Financial Group’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by Troy Financial Corporation stockholders for six months after the effective time of the merger will be returned to First Niagara Financial Group’s transfer agent. Any Troy Financial Corporation stockholder who has not exchanged shares of Troy Financial Corporation’s common stock for the purchase price in accordance with the merger agreement before that time may look only to First Niagara Financial Group for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, First Niagara Financial Group, Troy Financial Corporation, the exchange agent or any other person will not be liable to any Troy Financial Corporation stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Troy Financial Corporation Stock Options

In accordance with the Troy Financial Corporation stock option plan, for a period of not less than fifteen days prior to the effective time of the merger, each option to purchase shares of Troy Financial Corporation common stock outstanding and unexercised immediately prior to the effective time of the merger will become vested, to the extent not already vested, and immediately exercisable. During this time period, each holder of an option to purchase shares of Troy Financial Corporation common stock will be given the opportunity to elect to receive at the effective time of the merger a cash payment equal to $35.50 less the exercise price per share of the stock option, multiplied by the number of shares of Troy Financial Corporation common stock subject to the stock option, less any required tax withholding. Upon consummation of the merger, all outstanding and unexercised options that have not otherwise been cashed-out pursuant to the foregoing election will terminate. Troy Financial Corporation will provide each holder of an option to purchase shares of Troy Financial Corporation common stock a written notice informing each such holder of their rights to exercise, the cash election, and the termination of any outstanding and unexercised options as of the effective time of the merger.

First Niagara Financial Group will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Troy Financial Corporation stockholder any amount that First Niagara Financial Group is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the Troy Financial Corporation stockholder in respect of which the deduction and withholding was made by First Niagara Financial Group.

Background of the Merger

In early 2003, the Troy Financial Corporation board of directors met on several occasions to discuss a succession strategy to ensure effective management transition and stability for Troy Financial Corporation in the future. One of the elements of the strategy that developed envisioned the possibility of a potential merger of Troy Financial Corporation with another banking institution. In that regard, Troy Financial Corporation discussed with Keefe, Bruyette & Woods, Inc. (“KBW”), Troy Financial Corporation’s financial advisor, several possible strategic options for Troy Financial Corporation, including the long-term succession plans of Troy Financial Corporation’s senior management, strategies to grow Troy Financial Corporation’s business through targeted acquisitions of other financial institutions, as well as the possibility of strategic business combinations involving Troy Financial Corporation and both similarly sized and larger financial institutions. This review generally took into account a variety of factors, including Troy Financial Corporation’s historical and projected earnings, the merger and acquisition environment affecting financial institutions, Troy Financial Corporation’s competitive position relative to other banks and financial services institutions, the ability to attract and retain additional senior management, and the values that might be obtainable in a business combination with a larger financial institution. Following its review and consideration of the alternatives presented, the Troy Financial Corporation board of directors determined to investigate further the possibility of a business combination transaction.

Following numerous board meetings at which the various strategic alternatives were addressed and analyzed, at a meeting of the Troy Financial Corporation board of directors on July 9, 2003, the Troy Financial Corporation board of directors determined, based on its review of information presented by the management of Troy Financial Corporation and an analysis prepared by KBW and the values that the Troy Financial Corporation board of directors believed might be obtainable in a business combination transaction, that it was possible that a business combination transaction could provide Troy Financial Corporation stockholders with greater value than that obtainable by Troy Financial Corporation through a course of continued independence. The Troy Financial Corporation board of directors determined that Troy Financial Corporation should seek indications of interest from third parties with respect to a potential business combination, authorized the engagement of KBW as financial advisor to Troy Financial Corporation and directed KBW to seek such indications of interest.

KBW contacted six institutions believed by it and Troy Financial Corporation’s board of directors and management to be potentially interested in and financially and otherwise capable of engaging in a business combination with Troy Financial Corporation. Three of these companies expressed interest and executed confidentiality agreements with Troy Financial Corporation and received information about Troy Financial Corporation. Each of these companies was requested to deliver a written preliminary indication of interest by July 29, 2003 containing the proposed terms upon which such party would be willing to enter into a business combination with Troy Financial Corporation. Two companies submitted written proposals by the date specified by KBW.

At a special meeting of the Troy Financial Corporation board of directors held on July 31, 2003, the Troy Financial Corporation board of directors reviewed with Troy Financial Corporation management, KBW and Troy Financial Corporation’s legal advisors the financial terms of each proposal, the business, operations and prospects of First Niagara Financial Group and the other bidder, certain pro forma financial data giving effect to a combination of Troy Financial Corporation with each of the bidders, and the financial terms of other business combinations in the banking industry. The Troy Financial Corporation board of directors determined that the First Niagara Financial Group proposal was substantially more attractive than the other proposal and agreed to permit First Niagara Financial Group to conduct additional due diligence on Troy Financial Corporation and authorized management and Troy Financial Corporation’s financial and legal advisors to seek to negotiate a business combination transaction with First Niagara Financial Group. The Troy Financial Corporation board of directors also instructed Troy Financial Corporation management and Troy Financial Corporation’s financial and legal advisors to conduct due diligence on First Niagara Financial Group.

Shortly thereafter, legal representatives of Troy Financial Corporation and First Niagara Financial Group commenced negotiations of the terms of definitive transaction documents. First Niagara Financial Group continued its due diligence review of Troy Financial Corporation and Troy Financial Corporation commenced its due diligence review of First Niagara Financial Group. Management officials and the financial advisors of Troy Financial Corporation and First Niagara Financial Group continued to discuss financial and other aspects of the transaction.

Following the due diligence review and the preliminary negotiations of the draft merger agreement, the Troy Financial Corporation board of directors held a special meeting on August 9, 2003, to discuss and review, with the assistance of Troy Financial Corporation’s management and Troy Financial Corporation’s legal and financial advisors, the status of the discussions and negotiations to date. Management reviewed with the Troy Financial Corporation board of directors its due diligence findings concerning First Niagara Financial Group. KBW presented a detailed financial analysis of the proposed merger. Representatives of Hogan & Hartson L.L.P. reviewed the proposed terms of the draft merger agreement. The Troy Financial Corporation board of directors discussed the draft merger agreement and the financial advisor’s analysis at length. Following that discussion, the Troy Financial Corporation board of directors determined that it would be advisable to proceed to negotiate final agreements on the terms outlined at the meeting and authorized management to continue with those discussions.

Following that meeting, management of Troy Financial Corporation and First Niagara Financial Group, and each of their respective legal and financial advisors, worked to finalize the negotiations regarding the terms of the merger agreement.

On August 10, 2003, the Troy Financial Corporation board of directors held a special meeting to review the final terms of the proposed merger agreement. KBW reviewed financial information concerning First Niagara Financial Group and delivered to the Troy Financial Corporation board of directors KBW’s oral opinion (which was subsequently confirmed in writing) that, as of such date, the consideration to be received by Troy Financial Corporation stockholders in the merger was fair to the Troy Financial Corporation stockholders from a financial point of view. See “Opinion of Troy Financial Corporation’s Financial Advisor” on page 36.

Based upon the Troy Financial Corporation board of directors’ review of the definitive terms of the transaction, the opinion of KBW and other relevant factors, the Troy Financial Corporation board of directors, by a unanimous vote of directors, authorized and approved the execution of the merger agreement. On the evening of August 10, 2003, the parties entered into the merger agreement. On August 11, 2003, the parties issued a joint press release announcing the merger transaction.

Recommendation of the Troy Financial Corporation Board of Directors and Reasons for the Merger

Troy Financial Corporation’s board of directors has approved the merger agreement and has determined that the merger is fair to and in the best interests of Troy Financial Corporation and its stockholders. Troy Financial Corporation’s board of directors believes that the merger will enable holders of Troy Financial Corporation’s common stock to realize increased value due to the premium over Troy Financial Corporation’s market price and book value per share offered by First Niagara Financial Group. The board of directors also believes that the merger may enable Troy Financial Corporation stockholders to participate in opportunities for appreciation of First Niagara Financial Group’s common stock. In reaching its decision to approve the merger agreement, the board of directors consulted with its outside counsel regarding the legal terms of the merger and the board’s fiduciary obligations in its consideration of the proposed merger, its financial advisor, KBW, regarding the financial aspects and fairness of the proposed merger agreement, as well as with the management of Troy Financial Corporation. Without assigning any relative or specific weight, Troy Financial Corporation’s board of directors considered the following factors, which are all the material factors considered, both from a short-term and long-term perspective:

•	The Troy Financial Corporation board of directors’ familiarity with, and review of, the business, financial condition, results of operations and prospects of Troy Financial Corporation, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

•	The current and prospective environment in which Troy Financial Corporation operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

•	The potential appreciation in market and book value of Troy Financial Corporation’s common stock on both a short- and long-term basis, as a stand-alone entity;

•	The merger consideration to be paid to Troy Financial Corporation stockholders in relation to market value, book value and earnings per share of Troy Financial Corporation common stock;

•	Information concerning First Niagara Financial Group’s business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of First Niagara Financial Group, the future growth prospects of First Niagara Financial Group combined with Troy Financial Corporation following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

•	The fact that the cash/stock combination feature of the merger consideration offers Troy Financial Corporation stockholders both the opportunity to participate in the growth and opportunities of First Niagara Financial Group through the stock component and to realize cash for the value of their shares through the cash component, subject in some circumstances to the allocation procedures in the merger agreement;

•	The oral presentation of KBW that the terms of the merger agreement are fair to the holders of Troy Financial Corporation’s common stock from a financial point of view;

•	The United States federal income tax consequences to Troy Financial Corporation stockholders of receiving the merger consideration in exchange for their shares of Troy Financial Corporation common stock;

•	The advantages and disadvantages of Troy Financial Corporation remaining an independent institution or affiliating with a larger institution;

•	The fact that First Niagara Financial Group has existing resources to fund the cash portion of the merger consideration;

•	The previous experience of management of First Niagara Financial Group in completing acquisition transactions;

•	The fact that First Niagara Financial Group has agreed to appoint Mr. Daniel J. Hogarty, Jr., to the board of directors of First Niagara Financial Group and First Niagara Bank, which is expected to provide a degree of continuity and involvement by Troy Financial Corporation following the merger, in the interest of Troy Financial Corporation’s stockholders, customers, employees and the communities which it serves;

•	The terms of the $17.5 million termination fee in favor of First Niagara Financial Group, including the risk that the termination fee might discourage third parties from offering to acquire Troy Financial Corporation by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to First Niagara Financial Group’s willingness to enter into the merger agreement;

•	The short- and long-term interests of Troy Financial Corporation and its stockholders, the interests of the employees, customers, creditors and suppliers of Troy Financial Corporation, and the interests of Troy Financial Corporation’s communities, all of which may benefit from an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community;

•	The fact that some of Troy Financial Corporation’s directors and executive officers have interests in the merger that are in addition to their interests as Troy Financial Corporation stockholders. See “Interests of Directors and Officers In the Merger”; and

•	The compatibility of the businesses and management philosophies of Troy Financial Corporation and First Niagara Financial Group, and First Niagara Financial Group’s strong commitment to the communities it serves.

On the basis of these considerations, the merger agreement was unanimously approved by Troy Financial Corporation’s board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE STOCKHOLDERS OF TROY FINANCIAL CORPORATION.

Opinion of Troy Financial Corporation’s Financial Advisor

KBW has acted as Troy Financial Corporation’s financial advisor in connection with the merger with First Niagara Financial Group. Pursuant to the terms of its engagement, KBW agreed to assist Troy Financial Corporation in analyzing, structuring, negotiating and effecting a possible strategic transaction. Troy Financial Corporation selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Troy Financial Corporation and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW telephonically participated in a meeting of the board of directors of Troy Financial Corporation held on August 9, 2003, during which the board of directors considered the merger agreement. KBW attended the board of directors meeting on August 10, 2003, during which the board of directors approved the merger agreement. KBW rendered an oral opinion (subsequently confirmed in writing) that, as of August 10, 2003, the consideration to be received by Troy Financial Corporation stockholders was fair from a financial point of view. That opinion was reconfirmed in writing as of November 7, 2003.

The full text of KBW’s updated written opinion is attached as Appendix B to this proxy statement-prospectus. Stockholders of Troy Financial Corporation are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the board of directors of Troy Financial Corporation and addresses only the fairness, from a financial point of view, of the merger consideration to the Troy Financial Corporation stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder of Troy Financial Corporation as to how the stockholder should vote at Troy Financial Corporation’s special meeting of stockholders with respect to the merger or any matter related thereto.

In rendering its opinion (including the subsequent reconfirmation as of November 7, 2003), KBW:

(i)	Reviewed the merger agreement;

(ii)	Reviewed the Registration Statement on Form S-4 (including the proxy statement-prospectus for the special meeting of stockholders of Troy Financial Corporation to be held in connection with the merger) dated November 7, 2003;

(iii)	Reviewed certain historical financial and other information concerning First Niagara Financial Group, including First Niagara Financial Group’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, and quarterly reports on Form 10-Q;

(iv)	Reviewed certain historical financial and other information concerning Troy Financial Corporation, including Troy Financial Corporation’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2002, and quarterly reports on Form 10-Q;

(v)	Reviewed and studied the historical stock prices and trading volumes of the common stock of Troy Financial Corporation and First Niagara Financial Group;

(vi)	Held discussions with senior management of Troy Financial Corporation and First Niagara Financial Group with respect to their past and current financial performance, financial condition and future prospects;

(vii)	Reviewed certain internal financial data, projections and other information of Troy Financial Corporation, including financial projections prepared by management;

(viii)	Analyzed certain publicly available information of other financial institutions that were deemed comparable or otherwise relevant to its inquiry, and compared Troy Financial Corporation and First Niagara Financial Group from a financial point of view with certain of those institutions;

(ix)	Reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to our inquiry; and

(x)	Conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Troy Financial Corporation as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that those forecasts and projections reflected the best available estimates and judgments of the management of Troy Financial Corporation and that those forecasts and projections will be realized in the amounts and in the time periods estimated by the management of Troy Financial Corporation. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Troy Financial Corporation and First Niagara Financial Group are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Troy Financial Corporation or First Niagara Financial Group, and KBW did not examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Troy Financial Corporation and First Niagara Financial Group. Troy Financial Corporation and First Niagara Financial Group do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Troy Financial Corporation, First Niagara Financial Group and KBW. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Troy Financial Corporation board of directors in making its determination to approve the merger agreement. Consequently, the analyses described below should not be viewed as determinative of the decision of the Troy Financial Corporation board of directors or management of Troy Financial Corporation with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Troy Financial Corporation board of directors on August 10, 2003, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Troy Financial Corporation board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each outstanding share of common stock of Troy Financial Corporation will be converted into the right to receive $35.50 in cash or that number of shares of First Niagara Financial Group common stock as shall equal $35.50, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares. The actual form of merger consideration that each Troy Financial Corporation stockholder will receive will be subject to proration so that 57% of the Troy Financial Corporation common stock will be exchanged for shares of First Niagara Financial Group common stock and 43% of the Troy Financial Corporation common stock will be exchanged for cash.

At $35.50 per share, First Niagara Financial Group’s merger consideration represented a 23.3% premium to Troy Financial Corporation’s closing price of $28.80 on August 8, 2003, 20.6 times Troy Financial Corporation’s 2004 First Call consensus estimated earnings per share of $1.72, 23.5 times Troy Financial Corporation’s last twelve months earnings per share through June 30, 2003 of $1.51, 2.12 times Troy Financial Corporation’s book value per share of $16.71 at June 30, 2003, and 2.66 times Troy Financial Corporation’s tangible book value per share of $13.34 at June 30, 2003. KBW also calculated the core deposit premium to be 26.9% based on approximately $860 million of core deposits.

Comparable Transaction Analysis. KBW reviewed certain financial data related to two sets of comparable bank and thrift transactions.

The first group of comparable transactions included acquisitions of nationwide thrift institutions announced after January 1, 2002, with announced transaction values greater than $100 million and less than $1 billion. The transactions included in the group were:

New Haven Savings Bank / Connecticut Bancshares, Inc.

Sterling Financial Corporation / Klamath First Bancorp, Inc.

Sovereign Bancorp, Inc. / First Essex Bancorp, Inc.

MAF Bancorp, Inc. / St. Francis Capital Corporation

Arvest Bank Group, Inc. / Superior Financial Corp.

Citizens Financial Group, Inc. / Port Financial Corp.

Northwest Bancorp Inc. (MHC) / First Bell Bancorp, Inc.

SunTrust Banks, Inc. / Lighthouse Financial Services

Seacoast Financial Services Corp. / Bay State Bancorp Inc.

MAF Bancorp, Inc. / Fidelity Bancorp Inc.

Citizens Financial Group, Inc / Commonwealth Bancorp, Inc.

Banknorth Group, Inc. / American Financial Holdings, Inc.

Banknorth Group, Inc. / Warren Bancorp, Inc.

Citizens Financial Group, Inc. / Medford Bancorp Inc.

BB&T Corporation / Regional Financial Corporation

Royal Bank of Canada / Eagle Bancshares, Inc.

The second group of comparable transactions included acquisitions of nationwide bank institutions announced after January 1, 2002, with announced transaction values greater than $100 million and less than $1 billion. The transactions included in the group were:

Citizens Financial Group, Inc. / Community Bancorp, Inc.

Wells Fargo & Company / Pacific Northwest Bancorp

South Financial Group, Inc. (The) / MountainBank Financial Corp.

Cathay Bancorp, Inc. / GBC Bancorp

United Bankshares, Inc. / Sequoia Bancshares, Inc.

Mercantile Bankshares Corp. / F&M Bancorp

F.N.B. Corporation / Charter Banking Corp.

Chittenden Corporation / Granite State Bankshares, Inc.

Midwest Banc Holdings, Inc. / CoVest Bancshares, Inc.

Royal Bank of Canada / Admiralty Bancorp, Inc.

UCBH Holdings, Inc. / Bank of Canton of California

Rabobank Group / VIB Corp.

Fifth Third Bancorp / Franklin Financial Corporation

Umpqua Holdings Corp. / Centennial Bancorp

Marshall & Ilsley Corporation / Mississippi Valley Bancshares

Colonial BancGroup, Inc. / Palm Beach National Holding Co.

Sky Financial Group Inc. / Three Rivers Bancorp, Inc.

Banknorth Group, Inc. / Bancorp Connecticut, Inc.

South Financial Group, Inc. (The) / Gulf West Banks, Inc.

Transaction multiples from the merger were derived from the $35.50 per share deal price and financial data as of June 30, 2003, for Troy Financial Corporation. KBW also relied upon First Call earnings per share estimates for Troy Financial Corporation. KBW compared these results with announced multiples for the transactions listed above. The results of the analysis are set forth in the following table.

	First Niagara/ Troy Transaction		Nationwide Thrift Average		Nationwide Thrift Median		Nationwide Bank Average		Nationwide Bank Median
Deal Price / Book Value	212.0%		214.0%		225.0%		273.0%		259.0%
Deal Price / Tangible Book Value	266.0%		236.0%		238.0%		292.0%		285.0%
Deal Price / Trailing 12 Months Earnings per Share	23.5	x	18.3	x	18.8	x	22.5	x	19.7	x
Deal Price / Forward 12 Months Earnings per Share	20.6	x	16.9	x	16.7	x	17.4	x	17.1	x
Core Deposit Premium	26.9%		19.4%		17.8%		23.0%		23.2%
1 Day Market Premium	23.3%		23.0%		18.3%		21.0%		22.5%

No company or transaction used as a comparison in the above analysis is identical to Troy Financial Corporation, First Niagara Financial Group or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Selected Peer Group Analyses. KBW compared the financial performance and market performance of Troy Financial Corporation, First Niagara Financial Group and the pro forma company given certain transaction assumptions to three groups of peer institutions.

The first group of peer institutions included Mid-Atlantic and New England thrift institutions with between $1 billion and $10 billion in total assets:

Independence Community Bank Corp.

Staten Island Bancorp, Inc.

Waypoint Financial Corp.

Seacoast Financial Services Corporation

Dime Community Bancshares, Inc.

TrustCo Bank Corp NY

FIRSTFED AMERICA BANCORP, INC.

Hudson River Bancorp, Inc.

First Sentinel Bancorp, Inc.

WSFS Financial Corporation

Flushing Financial Corporation

PennFed Financial Services, Inc.

OceanFirst Financial Corp.

Parkvale Financial Corporation

BostonFed Bancorp, Inc.

ESB Financial Corporation

FMS Financial Corporation

Berkshire Hills Bancorp, Inc.

Progress Financial Corporation

MASSBANK Corp.

The second group of peer institutions included Upstate New York thrift institutions:

TrustCo Bank Corp NY

Hudson River Bancorp, Inc.

Partners Trust Financial Group, Inc. (MHC)

Warwick Community Bancorp, Inc.

Oneida Financial Corp. (MHC)

Elmira Savings Bank, FSB

The third group of peer institutions included Upstate New York banks:

NBT Bancorp Inc.

Community Bank System, Inc.

U.S.B. Holding Co., Inc.

Financial Institutions, Inc.

BSB Bancorp, Inc.

Tompkins Trustco, Inc.

Arrow Financial Corporation

Alliance Financial Corporation

For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended June 30, 2003. Stock price information was as of August 8, 2003.

KBW’s analysis showed the following concerning Troy Financial Corporation’s and First Niagara Financial Group’s financial performance:

Performance Measure	Troy	First Niagara	Pro Forma First Niagara	Mid Atlantic & New England Thrift Average	Mid Atlantic & New England Thrift Median	Upstate NY Thrift Average	Upstate NY Thrift Median	Upstate NY Bank Average	Upstate NY Bank Median
Core Return on Assets	1.11%	1.01%	1.07%	0.90%	0.91%	1.06%	0.98%	1.04%	1.01%
Core Return on Equity	8.91%	5.06%	5.60%	10.86%	11.46%	10.82%	8.78%	12.94%	12.25%
Net Interest Margin	4.07%	3.25%	3.30%	2.95%	2.97%	3.56%	3.73%	3.93%	4.03%
Fee Income / Total Revenue	14.10%	28.90%	25.80%	20.30%	19.70%	24.00%	19.70%	19.60%	20.20%
Efficiency Ratio	56.10%	55.50%	53.90%	58.10%	56.80%	59.10%	60.60%	56.70%	55.10%
Equity / Assets	12.39%	20.17%	19.20%	8.06%	7.71%	10.17%	9.85%	8.00%	8.22%
Tangible Equity / Tangible Assets	10.14%	17.68%	12.93%	7.33%	6.99%	8.79%	8.86%	6.96%	6.66%
Loans / Deposits	83.20%	96.50%	93.10%	90.50%	94.30%	77.60%	80.40%	81.80%	81.70%
Securities / Tangible Assets	29.20%	23.40%	26.60%	31.30%	29.00%	33.10%	35.90%	33.20%	32.30%
Loan Loss Reserve / Total Loans	1.90%	1.09%	1.29%	1.33%	1.19%	1.86%	1.33%	1.79%	1.42%
Non Performing Assets / Total Assets	0.20%	0.50%	0.45%	0.53%	0.44%	0.86%	0.85%	1.32%	0.75%
Net Charge Offs / Average Loans	0.05%	0.24%	0.19%	0.14%	0.02%	0.23%	0.18%	0.54%	0.39%

KBW’s analysis showed the following concerning Troy Financial Corporation’s and First Niagara Financial Group’s market performance:

Performance Measure	Troy		First Niagara		Pro Forma First Niagara		Mid Atlantic & New England Thrift Average		Mid Atlantic & New England Thrift Median		Upstate NY Thrift Average		Upstate NY Thrift Median		Upstate NY Bank Average		Upstate NY Bank Median
Year to Date Stock Price Performance	7.10%		53.60%		53.60%		18.90%		12.30%		19.40%		15.60%		8.40%		6.00%
Stock Price / Book Value per Share	1.72	x	1.44	x	1.42	x	1.79	x	1.61	x	2.09	x	1.80	x	1.87	x	1.81	x
Stock Price / Tangible Book Value per Share	2.16	x	1.70	x	2.27	x	1.98	x	1.72	x	2.41	x	2.22	x	2.17	x	2.24	x
Stock Price / Est. 2003 Earnings per Share	18.70	x	28.40	x	25.20	x	15.40	x	14.80	x	17.90	x	18.00	x	14.00	x	13.80	x
Stock Price / Est. 2004 Earnings per Share	16.70	x	22.30	x	20.20	x	14.00	x	14.20	x	16.10	x	15.80	x	12.60	x	12.90	x
Dividend Yield	2.20%		1.50%		1.50%		2.40%		2.60%		2.50%		2.30%		3.00%		2.90%
2003 Dividend Payout	45.70%		43.60%		38.70%		37.30%		33.00%		45.10%		35.00%		42.30%		41.60%

Contribution Analysis. KBW analyzed the relative contributions of First Niagara Financial Group and Troy Financial Corporation to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2003 and 2004 net income and estimated 2003 and 2004 cash net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Troy Financial Corporation based on a $15.71 First Niagara Financial Group stock price and implied exchange ratio of 2.25971, assuming also that the merger consideration had been 100% common stock instead of 57% common stock. The results of KBW’s analysis are set forth in the following table.

Category	First Niagara	Troy
2003 Estimated Net Income	72.0%	28.0%
2003 Estimated Cash Net Income	69.2%	30.8%
2004 Estimated Net Income	75.5%	24.5%
2004 Estimated Cash Net Income	72.9%	27.1%
Total Assets	74.1%	25.9%
Gross Loans	74.8%	25.2%
Total Deposits	71.8%	28.2%
Common Equity	82.3%	17.7%
Tangible Common Equity	83.2%	16.8%
Market Capitalization	80.7%	19.3%
Ownership at selected structure of 43% Cash / 57% Stock	84.4%	15.6%
Ownership if selected structure was 100% Stock	75.5%	24.5%

Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of First Niagara Financial Group and Troy Financial Corporation. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Niagara Financial Group. This analysis indicated that the merger is expected to be accretive to estimated earnings per share in 2004, and accretive to cash earnings per share in 2004. The analysis also indicated that the merger is expected to be accretive to First Niagara Financial Group’s book value per share, but dilutive to First Niagara Financial Group’s tangible book value per share. Furthermore, the analysis indicated that First Niagara Financial Group’s leverage ratio, tier one risk-based capital ratio and total risk-based capital ratio would all decline but remain well above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by First Niagara Financial Group’s and Troy Financial Corporation’s senior management teams. For all of the above analysis, the actual results achieved by First Niagara Financial Group following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW estimated the present value of Troy Financial Corporation’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that Troy Financial Corporation could generate over the period beginning October 2002 and ending in September 2007, and (ii) the present value of the “terminal value” of the Troy Financial Corporation common stock. Sensitivity tables were presented with certain varying assumptions, but with constant estimates of 2003 and 2004 earnings per share provided by First Call and a constant dividend payout ratio of 42.0% per year.

The first sensitivity table held the post 2004 annual earnings per share growth rate of 10.0% constant. The terminal value varied from 12.0 times to 20.0 times, and the annual discount rate varied from 8.0% to 12.0%. Values of $18.38 to $34.27 per share were presented.

The second sensitivity table held the annual discount rate of 10.0% constant. The terminal value varied from 12.0 times to 20.0 times, and the post 2004 annual earnings per share growth rate varied from 8.0% to 12.0%. Values of $19.03 to $33.02 per share were presented.

The third sensitivity table held the terminal value constant at 16.0 times. The annual discount rate varied from 8.0% to 12.0%, and the post 2004 annual earnings per share growth rate varied from 8.0% to 12.0%. Values of $22.40 to $29.50 per share were presented.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Troy Financial Corporation common stock.

Other Analyses. KBW reviewed the relative financial and market performance of Troy Financial Corporation and First Niagara Financial Group to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for First Niagara Financial Group.

In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith.

The Troy Financial Corporation board of directors has retained KBW as an independent contractor to act as financial advisor to Troy Financial Corporation regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Troy Financial Corporation and First Niagara Financial Group. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Troy Financial Corporation and First Niagara Financial Group for KBW’s own account and for the accounts of its customers.

Troy Financial Corporation and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Troy Financial Corporation agreed to pay KBW a cash fee of $200,000 concurrent with the execution of a definitive merger agreement, $200,000 upon mailing of this proxy statement-prospectus, and at the time of closing, a cash contingent fee equal to 1.00% of the aggregate market value of the consideration paid for Troy Financial Corporation in any transaction, provided, however that the fees paid prior to the contingent fee will be credited against the contingent fee. Pursuant to the KBW engagement agreement, Troy Financial Corporation also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Employee Matters

The Troy Financial Corporation employee stock ownership plan will be terminated upon consummation of the merger. The employee stock ownership plan loan will be paid in full and the assets of the employee stock ownership plan will be allocated and distributed to the employee stock ownership plan participants in cash or shares of First Niagara Financial Group common stock, in accordance with their elections. First Niagara Financial Group will review all other Troy Financial Corporation compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. Each person who is an employee of The Troy Savings Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of First Niagara Financial Group. In the event employee compensation or benefits as currently provided by Troy Financial Corporation or Troy Savings Bank are changed or terminated by First Niagara Financial Group, First Niagara Financial Group has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated First Niagara Financial Group employees.

All Troy Financial Corporation employees who become employees of First Niagara Financial Group at the effective time generally will be given credit for service at Troy Financial Corporation or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under First Niagara Financial Group’s compensation and benefit plans (but not for any purpose under the First Niagara Financial Group employee stock ownership plan). First Niagara Financial Group has also agreed to honor The Troy Savings Bank Employee Change in Control Severance Plan.

See “Interests of Directors and Officers In the Merger” below for a discussion of employment agreements.

Interests of Directors and Officers In the Merger

Employment Agreements. The existing employment agreements and severance agreements (“Employment Agreements”) that Troy Financial Corporation has entered into with its executive officers will be honored by First Niagara Financial Group. Each of Messrs. Hogarty, O’Bryan, DeLuca, and Mahar are parties to such Employment Agreements. The consummation of the merger constitutes a change in control under the Employment Agreements. In the event of termination following a change in control, the covered executive will be entitled to three times his annual base salary plus bonus and the value of additional retirement benefits the executive would have been entitled to receive under The Troy Savings Bank’s qualified benefit plans and the supplemental retirement and benefit restoration plan if the executive officer had continued to be employed for an additional three years. If as a result of such payments, the executive is subject to the federal excise tax imposed on excess parachute payments, Troy Financial Corporation will pay to the officer a gross-up amount sufficient, after all taxes, to pay the excise tax and any interest and penalties, provided, however, that if the gross-up payment will not produce a net after-tax benefit to the executive officer that is at least $50,000 more than the amount the executive officer would receive without triggering the excise tax, the amounts payable to the executive officer will be reduced, as necessary, to avoid the excise tax. At the present time, it is expected that the employment of Messrs. Hogarty, DeLuca, and Mahar will terminate upon consummation of the merger and Mr. O’Bryan will continue employment with First Niagara Financial Group. In the event of such termination and based on the payments set forth above, other than a gross-up, Messrs. Hogarty, DeLuca, and Mahar will be entitled to receive as severance a cash payment equal to approximately $2,301,368, $770,061, and $693,268, respectively, and Mr. O’Bryan will be entitled to receive a cash payment equal to approximately $808,361. If requested by First Niagara Financial Group no earlier than December 1, 2003, all or a portion of the cash payment set forth above may be accelerated and paid in 2003.

In addition, the Employment Agreements provide the terminated executives with medical, prescription, dental and life insurance benefits, indemnification and director and officer liability insurance for three years. Also, for purposes of determining eligibility for the terminated executives for retiree benefits, the executives shall be considered to have remained employed for three years after the date of the respective executive’s termination. The employment agreements also provide the terminated executives with outplacement services. Messrs. Hogarty, Mahar and O’Bryan waived the outplacement services provided for in their employment agreements.

Indemnification. Pursuant to the merger agreement, First Niagara Financial Group has agreed that from and after the effective date through the sixth anniversary thereof, it will indemnify, defend and hold harmless each present and former officer or director of Troy Financial Corporation and its subsidiary (as defined in the merger agreement) (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of First Niagara Financial Group, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Troy Financial Corporation or its subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the closing date to the fullest extent to which directors and officers of Troy Financial Corporation are entitled under applicable law, Troy Financial Corporation Certificate of Incorporation and Bylaws, or other applicable law in effect on the date of the merger agreement (and First Niagara Financial Group will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.)

Directors’ and Officers’ Insurance. First Niagara Financial Group has further agreed, for a period of three years after the effective date, to cause the persons serving as officers and directors of Troy Financial Corporation immediately prior to the effective date to continue to be covered by Troy Financial Corporation’s current directors’ and officers’ liability insurance policy (provided that First Niagara Financial Group may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. First Niagara Financial Group is not required to spend more than 135% of the annual cost currently incurred by Troy Financial Corporation for its insurance coverage.

Supplemental Retirement and Benefit Restoration Plan. Messrs. Hogarty, O’Bryan, DeLuca and Mahar are beneficiaries of an unfunded non-qualified supplemental retirement and benefit restoration plan sponsored by The Troy Savings Bank. The executives receive additional retirement benefits that cannot be provided under the qualified retirement plans due to tax law limitations. The supplemental benefit plan makes up for benefits lost under the employee stock ownership plan if a participant retires or otherwise terminates employment before the employee stock ownership plan loan is repaid. Because the employee stock ownership plan loan will be repaid in connection with the merger and any amounts remaining in the employee stock ownership plan suspense account after repayment of the loan will be allocated among the employee stock ownership plan participants, including the executives, the executives will not receive any employee stock ownership plan supplemental benefit under the supplemental benefit plan. Each executive is also entitled to a pension benefit under the supplemental benefit plan at age 65 equal to 65% of his average annual earnings (in the case of Mr. Hogarty the plan limits average annual earnings to $500,000), reduced by his actual pension benefit and an offset amount. In connection with the merger, the executives who are terminated will be eligible to receive their pension benefit under the supplemental benefit plan at the same time and in the same manner as they would receive a benefit under The Troy Savings Bank’s tax-qualified defined benefit pension plan.

Appointment of Daniel J. Hogarty, Jr. to the Boards of Directors of First Niagara Financial Group and First Niagara Bank. Upon consummation of the merger, Mr. Hogarty will be appointed to First Niagara Financial Group’s and First Niagara Bank’s Boards of Directors and shall serve as the Vice Chairman of each of the Boards with a term of office expiring at the annual meeting of First Niagara Financial Group stockholders to be held following the year ending December 31, 2005.

Acceleration of Restricted Stock Awards. Directors, officers and employees of Troy Financial Corporation received grants of restricted stock under Troy Financial Corporation’s Long-Term Equity Compensation Plan, with vesting of the shares to occur over a period of five years. Under the terms of the plan, all unvested restricted shares of Troy Financial Corporation common stock will vest upon a change in control of Troy Financial Corporation. The merger will constitute a change in control of Troy Financial Corporation. Assuming the merger occurs in January, 2004, Troy Financial Corporation’s executive officers and directors will hold 70,998 shares of unvested restricted stock that will automatically vest.

Acceleration of Vesting of Option Awards. Under the terms of the Troy Financial Corporation Long-Term Equity Compensation Plan, all unvested options to purchase Troy Financial Corporation common stock will automatically vest as a result of the merger. Assuming the merger occurs in January, 2004, Troy Financial Corporation’s executive officers and directors will hold options to purchase 140,232 shares of Troy Financial Corporation common stock, at an average exercise price of $10.52, that will automatically vest in connection with the merger.

Appointment to Advisory Board. Effective as of the consummation of the merger, First Niagara Financial Group shall establish the Capital Region Advisory Board. Each person who served on the board of directors of Troy Financial Corporation or The Troy Savings Bank as of August 10, 2003 as well as immediately prior to the consummation of the merger shall be appointed to the advisory board. The advisory board shall meet quarterly, and each advisory board member shall receive a fee of $2,500 (except for Mr. Hogarty) for each quarterly meeting attended. The advisory board shall be continued for a period of one year, unless extended by First Niagara Financial Group.

Payment of Deferral Plans. The Troy Savings Bank Executive Deferred Compensation Plan shall be terminated immediately prior to the consummation of the merger, and the benefits thereunder shall be paid, in cash, in accordance with the terms of the executive deferral plan. In addition, The Troy Savings Bank Board of Trustees Amended Deferred Trustees Fees Arrangement shall be terminated immediately prior to the completion of the merger and benefits payable thereunder shall be paid in cash, in accordance with the terms of the Board of Trustees deferral plan.

Management and Operations of The Troy Savings Bank After the Merger

Upon consummation of the merger between Troy Financial Corporation and First Niagara Financial Group, The Troy Savings Bank will be merged into First Niagara Bank and its separate existence will cease. The directors and officers of First Niagara Financial Group and First Niagara Bank immediately prior to the merger will continue to be its directors and officers. Mr. Hogarty will become a director of First Niagara Financial Group and First Niagara Bank for a term expiring at the annual meeting of stockholders of First Niagara Financial Group following the year ending December 31, 2005.

Effective Date of Merger

The parties expect that the merger will be effective in January 2004 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of the certificate of merger with the Secretary of State of the State of Delaware. If the merger is not consummated by April 30, 2004, the merger agreement may be terminated by either Troy Financial Corporation or First Niagara Financial Group, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “Conditions to the Merger” below.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Troy Financial Corporation before the effective time of the merger. In general, the merger agreement obligates Troy Financial Corporation to conduct its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Troy Financial Corporation has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of First Niagara Financial Group, it will not, among other things:

•	enter into, amend in any material respect or terminate any contract or agreement;

•	change compensation or benefits, except for merit increases or bonuses consistent with past practice in the ordinary course of business;

•	incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to binding commitments or necessary to maintain existing assets in good repair;

•	issue any additional shares of capital stock except under outstanding options, or grant any options, or declare or pay any dividend other than its regular quarterly dividend; and

•	except for prior commitments previously disclosed to First Niagara Financial Group, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $5,000,000 for a commercial real estate loan, $4,000,000 for a commercial business loan or $500,000 for a residential loan.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by First Niagara Financial Group and Troy Financial Corporation regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	accuracy of reports and financial statements filed with the Securities and Exchange Commission;

•	the accuracy and completeness of the statements of fact made in the merger agreement;

•	the existence, performance and legal effect of certain contracts;

•	no violations of law by either company;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by both parties.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

The respective obligations of First Niagara Financial Group and Troy Financial Corporation to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Banking Department of the State of New York and the Small Business Administration approval or non-objection of the merger or the bank merger and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Troy Financial Corporation;

•	the absence of any litigation, statute, law, regulation, order or decree by which the merger is restrained or enjoined;

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement;

•	since September 30, 2002, Troy Financial Corporation has not suffered any material adverse effect and since December 31, 2002, First Niagara Financial Group has not suffered a material adverse effect;

•	the receipt of a tax opinion that has been delivered by counsel to First Niagara Financial Group and Troy Financial Corporation to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

•	obtaining any necessary third party consents.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. Troy Financial Corporation and First Niagara Financial Group have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Banking Department of the State of New York and the Small Business Administration. First Niagara Financial Group has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. First Niagara Financial Group has received a waiver from the Board of Governors of the Federal Reserve System as to the requirement to file an application therewith. First Niagara Financial Group cannot assure that it will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will obtain any such additional approvals or actions.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. First Niagara Bank has filed the required applications and notifications with the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. First Niagara Bank has a satisfactory CRA rating; The Troy Savings Bank has an outstanding CRA rating.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by First Niagara Financial Group and First Niagara Bank for approval of the merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

In addition, certain transactions contemplated in the merger agreement are subject to the approval or nonobjection of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Banking Department of the State of New York and the Small Business Administration. First Niagara Financial Group has received a waiver from the Board of Governors of the Federal Reserve System as to the requirement to file an application therewith.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Troy Financial Corporation has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

Troy Financial Corporation may, however, furnish information regarding Troy Financial Corporation to, or enter into and engage in discussion with, any person or entity in response to an unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•	Troy Financial Corporation’s board of directors receives an opinion from its independent financial advisor that such proposal may be or could be superior to the First Niagara Financial Group merger from a financial point-of-view for Troy Financial Corporation’s stockholders;

•	Troy Financial Corporation’s board of directors determines, after consultation with its outside legal counsel, that the action is required for Troy Financial Corporation’s directors to comply with their fiduciary obligations under applicable law;

•	Troy Financial Corporation promptly notifies First Niagara Financial Group of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; or

•	The Troy Financial Corporation special meeting has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Troy Financial Corporation’s stockholders, as follows:

•	by mutual written agreement of First Niagara Financial Group and Troy Financial Corporation;

•	by either First Niagara Financial Group or Troy Financial Corporation if the merger has not occurred on or before April 30, 2004, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by First Niagara Financial Group or Troy Financial Corporation if Troy Financial Corporation stockholders do not approve the merger agreement and merger;

•	by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected to result in a material adverse effect with respect to the breaching party;

•	by either party if any required regulatory approvals for consummation of the merger or the bank merger is not obtained;

•	by First Niagara Financial Group if Troy Financial Corporation shall have received a superior proposal and the Troy Financial Corporation board of directors shall have entered into an acquisition agreement with respect to a superior proposal and terminates the merger agreement or fails to recommend that the stockholders of Troy Financial Corporation approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to First Niagara Financial Group; or

•	by Troy Financial Corporation in order to accept a “superior proposal,” as defined in the merger agreement, which has been received and considered by Troy Financial Corporation in compliance with the applicable terms of the merger agreement, provided that Troy Financial Corporation has notified First Niagara Financial Group at least three business days in advance of any such action and give First Niagara Financial Group the opportunity during such period, if First Niagara Financial Group elects in its sole discretion, to negotiate amendments to the merger agreement which would permit Troy Financial Corporation to proceed with the proposed merger with First Niagara Financial Group.

Under the latter two scenarios described above, if the merger agreement is terminated, Troy Financial Corporation shall pay to First Niagara Financial Group a fee of $17,500,000. The fee would also be payable to First Niagara Financial Group if Troy Financial Corporation enters into a merger agreement with a third party within six months of the termination of the merger agreement, if the termination was due to a willful breach of a representation, warranty, covenant or agreement by Troy Financial Corporation or the failure of the stockholders of Troy Financial Corporation to approve the merger agreement after Troy Financial Corporation received a third party acquisition proposal.

Additionally, Troy Financial Corporation may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable)

necessary for consummation of this merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective thirty days thereafter if both of the following conditions are satisfied:

•	the average of the daily closing sales price of First Niagara Financial Group common stock for the five consecutive trading days immediately preceding the determination date (the “FNFG market value”) is less than $12.56800; and

•	the number obtained by dividing the FNFG market value by the average of the daily closing sales prices of First Niagara Financial Group common stock on the five trading days immediately preceding the public announcement of the merger agreement (the “initial FNFG market value”) is less than the quotient obtained by dividing the sum of the average of the daily closing sales prices for the five consecutive trading days immediately preceding the determination date of a group of financial institution holding companies listed in the merger agreement, given the appropriate weighting included in the merger agreement (the “final index price”) by the sum of the average of the daily closing sales price of those weighted financial institution holding companies on the trading day immediately preceding the public announcement of the merger agreement (the “initial index price”), minus 0.20.

If Troy Financial Corporation elects to exercise its termination right as described above, it must give prompt written notice thereof to First Niagara Financial Group. During the five-day period commencing with its receipt of such notice, First Niagara Financial Group shall have the option to increase the consideration to be received by the holders of Troy Financial Corporation common stock by adjusting the exchange ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the initial FNFG market value, 2.56785, multiplied by the quotient of the final index price divided by the initial index price (the “index ratio”) minus 0.20, and the denominator of which is equal to FNFG market value on the determination date; or (ii) a quotient determined by dividing $12.56800 by the FNFG market value on the determination date, and multiplying the quotient by 2.56785. First Niagara Financial Group may adjust the Cash/Stock Election ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the initial FNFG market value, 1.46367 and the index ratio minus 0.20, and the denominator of which is equal to FNFG market value on the determination date; or (ii) a quotient determined by dividing $12.56800 by the FNFG market value on the determination date, and multiplying the quotient by 1.46367. If First Niagara Financial Group elects, it shall give, within such five-day period, written notice to Troy Financial Corporation of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the revised exchange ratios shall have been so modified). Because the formula is dependent on the future price of First Niagara Financial Group’s common stock and that of the index group, it is not possible presently to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of First Niagara Financial Group common stock issued, to take into account the extent the average price of First Niagara Financial Group’s common stock exceeded the decline in the average price of the common stock of the index group.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Troy Financial Corporation stockholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange rate or materially adversely affects the rights of the Troy Financial Corporation stockholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Fees and Expenses

First Niagara Financial Group and Troy Financial Corporation will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences Of The Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Troy Financial Corporation common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Troy Financial Corporation common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Troy Financial Corporation stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Troy Financial Corporation stockholder who received Troy Financial Corporation common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Troy Financial Corporation benefit plan; or

•	a Troy Financial Corporation stockholder who holds Troy Financial Corporation common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Troy Financial Corporation common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by First Niagara Financial Group and Troy Financial Corporation and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to First Niagara Financial Group, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the merger of The Troy Savings Bank into First Niagara Bank will not adversely effect this result;

•	no gain or loss will be recognized by First Niagara Financial Group, its subsidiaries or Troy Financial Corporation or The Troy Savings Bank by reason of the merger;

•	you will not recognize gain or loss if you exchange your Troy Financial Corporation common stock solely for First Niagara Financial Group common stock, except to the extent of any cash received in lieu of a fractional share of First Niagara Financial Group common stock;

•	you will recognize gain or loss if you exchange your Troy Financial Corporation common stock solely for cash in the merger (or receive cash in lieu of fractional shares) in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Troy Financial Corporation common stock;

•	subject to the following paragraph, you will recognize gain (but not loss) if you exchange your Troy Financial Corporation common stock for a combination of First Niagara Financial Group common stock and cash in an amount equal to the lesser of:

–	the excess, if any, of:

•	the sum of the cash (excluding any cash received in lieu of a fractional share of First Niagara Financial Group common stock) and the fair market value of the First Niagara Financial Group common stock you receive (including any fractional share of First Niagara Financial Group common stock you are deemed to receive and exchange for cash); over

•	your tax basis in the Troy Financial Corporation common stock surrendered in the merger; or

–	the cash that you receive in the merger.

•	your tax basis in the First Niagara Financial Group common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Troy Financial Corporation common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger; and

•	your holding period for the First Niagara Financial Group common stock that you receive in the merger will include your holding period for the shares of Troy Financial Corporation common stock that you surrender in the merger.

If you acquired different blocks of Troy Financial Corporation common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of Troy Financial Corporation common stock, and the cash and First Niagara Financial Group common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your First Niagara Financial Group common stock may be determined with reference to each block of Troy Financial Corporation common stock.

Additional Considerations—Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of First Niagara Financial Group or (ii) if taking into account constructive ownership rules, your percentage ownership in First Niagara Financial Group after the merger is not less than 80% of what your percentage ownership would have been if you had received First Niagara Financial Group common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional First Niagara Financial Group common stock, a purchase of First Niagara Financial Group common stock by a person related to you or a share repurchase by First Niagara Financial Group from other First Niagara Financial Group stockholders. The test for dividend treatment is made as though you received solely First Niagara Financial Group common stock in the exchange, and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in your interest in the company (which should not be the case as long as you are a minority shareholder, taking into account the attribution rules under Section 318 of the Internal Revenue Code) or (ii) decreases your stock ownership in First Niagara Financial Group by 20% or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of First Niagara Financial Group common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of Troy Financial Corporation common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal” beginning on page 56, and who receive cash in respect of their shares of Troy Financial Corporation common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Taxation of Capital Gain. Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Troy Financial Corporation common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “—Tax Rate Changes.” The deductibility of capital losses is subject to limitations.

Holding First Niagara Financial Group Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of First Niagara Financial Group common stock after the merger. Any cash distribution paid by First Niagara Financial Group out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “—Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by First Niagara Financial Group in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your First Niagara Financial Group common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of First Niagara Financial Group common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of First Niagara Financial Group common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the First Niagara Financial Group common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “—Tax Rate Changes.”

Tax Rate Changes. Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15 percent. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15 percent. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Troy Financial Corporation common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Troy Financial Corporation stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to First Niagara Financial Group and the exchange agent.

Troy Financial Corporation Employee Stock Ownership Plan and 401(k) Plans. Under the Troy Financial Corporation employee stock ownership plan, participant accounts are invested in Troy Financial Corporation common stock, and under the Troy Financial Corporation 401(k) plan, participant accounts may be invested in Troy Financial Corporation common stock. The instruction by a participant in the 401(k) plan to convert the common stock into cash, into First Niagara Financial Group common stock, or partly into cash and partly into First Niagara Financial Group common stock pursuant to the merger will not result in a taxable event for the plan participant at the time of the merger. However, the decision may have a long-term tax impact on the plan participant. The employee stock ownership plan will be terminated upon consummation of the merger. Participants will be able to take a distribution of their employee stock ownership plan account in cash or shares of First Niagara Financial Group common stock or a combination of cash and First Niagara Financial Group common stock, in accordance with their elections.

Under the terms of the plans, the common stock may be distributed in kind at the election of the plan participant. In the event that the common stock is distributed in kind as part of a benefit payment which qualifies as a “lump sum distribution” and the participant so elects, only the plans’ original cost or basis of the common stock will be taxed at that time to the participant; any unrealized appreciation will not be taxed until such time as the common stock is disposed of by the participant in a subsequent taxable transaction. To the extent that gain recognized from the disposition does not exceed the net unrealized appreciation at the time of the distribution from the plan, the gain recognized will be taxed as long-term capital gain, even if the disposition occurs shortly after the distribution from the plan. Any additional unrealized appreciation, such as growth in value subsequent to the distribution, will also be taxed as a long-term capital gain if the stock has been held for more than one year after the distribution date.

The net unrealized appreciation rules provide a tax planning opportunity for a plan participant who receives common stock in a lump sum distribution. For any participant interested in maximizing the portion of share value that is attributed to “appreciation” as opposed to “basis” in the common stock, the instruction to the plan trustee concerning the election to exchange the Troy Financial Corporation common stock into cash or First Niagara Financial Group common stock will be important. In the case of the 401(k) plan, an exchange into cash and subsequent investment by the participant in First Niagara Financial Group common stock will result in a new, presumably higher, basis and lower future appreciation. An exchange into First Niagara Financial Group common stock will result in the transfer in basis by the plan trustee from the participant’s allocable interest in Troy Financial Corporation common stock to the participant’s allocable interest in First Niagara Financial Group common stock.

Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by First Niagara Financial Group and Troy Financial Corporation, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Troy Financial Corporation stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of First Niagara Financial Group common stock

All shares of First Niagara Financial Group common stock received by Troy Financial Corporation stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of First Niagara Financial Group common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of First Niagara Financial Group or Troy Financial Corporation at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of First Niagara Financial Group or Troy Financial Corporation generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Troy Financial Corporation to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of Troy Financial Corporation.

This proxy statement-prospectus does not cover resales of First Niagara Financial Group common stock received by any person who may be deemed to be an affiliate of Troy Financial Corporation or First Niagara Financial Group.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of First Niagara Financial Group will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Troy Financial Corporation will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of First Niagara Financial Group common stock to be issued to former Troy Financial Corporation stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Troy Financial Corporation at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Troy Financial Corporation being included in the consolidated income of First Niagara Financial Group beginning from the date of consummation of the merger.

Dissenters’ Rights of Appraisal

Under Delaware law, stockholders of Troy Financial Corporation, including employee stock ownership plan participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Troy Financial Corporation common stock. Troy

Financial Corporation stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix C of this document.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Troy Financial Corporation stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Troy Financial Corporation stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Troy Financial Corporation common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this document. Under Section 262, not less than 20 days before Troy Financial Corporation’s special meeting of stockholders, Troy Financial Corporation must notify each of the holders of record of its capital stock as of October 31, 2003 that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Troy Financial Corporation intends that this document constitutes this notice.

If you are a Troy Financial Corporation stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

You must make a written demand for appraisal: You must deliver a written demand for appraisal to Troy Financial Corporation before the vote on the merger agreement is taken at the Troy Financial Corporation special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

You must continuously hold your Troy Financial Corporation common stock: You must continuously hold your shares of Troy Financial Corporation common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Troy Financial Corporation common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

You should read the paragraphs below for more details on making a demand for appraisal.

A written demand for appraisal of Troy Financial Corporation common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Troy Financial Corporation common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Troy Financial Corporation common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Troy Financial Corporation common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds Troy Financial Corporation common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Troy Financial Corporation common stock that are in your name.

If you are a Troy Financial Corporation stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Troy Financial Corporation, 32 Second Street, Troy, New York 12180, Attention: Kevin M. O’Bryan, Corporate Secretary.

It is important that Troy Financial Corporation receive all written demands before the vote concerning the merger agreement is taken at the Troy Financial Corporation special meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

If the merger is completed, each holder of Troy Financial Corporation capital stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by Troy Financial Corporation for such stockholder’s Troy Financial Corporation capital stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Troy Financial Corporation common stock who have perfected their appraisal rights. The shares of Troy Financial Corporation common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The court may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten days after the effective date of the merger, Troy Financial Corporation must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

Within 120 days after the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Troy Financial Corporation has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdraw request received more than 60 days after the effective date of the merger is effective only with the written consent of Troy Financial Corporation. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from Troy Financial Corporation. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Troy Financial Corporation within 120 days after the merger. After the merger, Troy Financial Corporation has ten days after receiving a request to mail you the statement.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Troy Financial Corporation, Troy Financial Corporation will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Troy Financial Corporation as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the surviving corporation of the merger to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Troy Financial Corporation to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Troy Financial Corporation.

The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration.

The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears his, her or its own expenses.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Troy Financial Corporation a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Troy Financial Corporation; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

Stock Trading and Dividend Information

Troy Financial Corporation common stock is currently listed on the Nasdaq National Market under the symbol “TRYF.” The following table sets forth the high and low trading prices for shares of Troy Financial Corporation common stock and cash dividends paid per share for the periods indicated. As of October 31, 2003, there were 9,266,197 shares of Troy Financial Corporation common stock issued and outstanding, and approximately 3,676 stockholders of record.

Year Ending December 31, 2003	High	Low	Dividend Paid Per Share
Fourth quarter (through October 31, 2003)	$35.35	$34.90	$—
Third quarter	35.69	26.64	0.16
Second quarter	28.65	24.90	0.16
First quarter	27.23	23.87	0.21	(1)

Year Ended December 31, 2002	High	Low	Dividend Paid Per Share
Fourth quarter	$28.29	$22.84	$0.14
Third quarter	30.00	25.75	0.14
Second quarter	30.25	24.36	0.12
First quarter	27.82	24.76	0.11

Year Ended December 31, 2001	High	Low	Dividend Paid Per Share
Fourth quarter	$25.20	$20.44	$0.11
Third quarter	21.81	16.72	0.10
Second quarter	18.59	14.05	0.10
First quarter	15.00	14.17	0.08

(1)	Includes a special dividend of $0.05 per share declared by Troy Financial Corporation in February 2003.

On August 8, 2003, the business day immediately preceding the public announcement of the merger, and on October 31, 2003, the closing prices of Troy Financial Corporation common stock as reported on the Nasdaq National Market were $28.80 per share and $35.25 per share, respectively.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

First Niagara Financial Group and Troy Financial Corporation are incorporated under the laws of the State of Delaware and, accordingly, the rights of First Niagara Financial Group stockholders and Troy Financial Corporation stockholders are governed by the laws of the State of Delaware. As a result of the merger, Troy Financial Corporation stockholders, who receive shares of common stock, will become stockholders of First Niagara Financial Group. Thus, following the merger, the rights of Troy Financial Corporation stockholders who become First Niagara Financial Group stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the First Niagara Financial Group certificate of incorporation and the First Niagara Financial Group bylaws. The First Niagara Financial Group certificate of incorporation and bylaws will be unaltered by the merger.

Comparison of Stockholders’ Rights

Set forth on the following page is a summary comparison of material differences between the rights of a First Niagara Financial Group stockholder under the First Niagara Financial Group certificate of incorporation, the First Niagara Financial Group bylaws, and Delaware law (right column) and the rights of a stockholder under the Troy Financial Corporation certificate of incorporation, Troy Financial Corporation bylaws and Delaware law (left column). The summary set forth below is not intended to provide a comprehensive summary of Delaware law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the First Niagara Financial Group certificate of incorporation and First Niagara Financial Group bylaws, and the Troy Financial Corporation certificate of incorporation and Troy Financial Corporation bylaws.

TROY FINANCIAL CORPORATION	FIRST NIAGARA FINANCIAL GROUP

CAPITAL STOCK Authorized Capital

60 million shares of common stock, par value $0.0001 per share, 15 million shares of preferred stock, par value $0.0001 per share. As of October 31, 2003 there were 9,266,197 shares of Troy Financial Corporation common stock issued and outstanding and no shares of preferred stock issued and outstanding.	250 million shares of common stock par value $0.01 per share, 50 million shares of preferred stock, par value $0.01 per share. As of October 31, 2003, there were 70,759,157 shares of First Niagara Financial Group common stock issued and outstanding and no shares of preferred stock issued and outstanding.

BOARD OF DIRECTORS Number of Directors

Such number as is fixed by the board of directors from time to time. First Niagara Financial Group currently has eleven directors and Troy Financial Corporation has ten directors.

Vacancies and Newly Created Directorships

Filled by a majority vote of the directors then in office, whether or not a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.	Filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.

Special Meeting of the Board

Special meetings of the board of directors may be called by the chairman of the board, the president or any two directors.	Special meetings of the board of directors may be called by one-third of the directors then in office, or by the chairman of the board or the chairman of the executive committee.

Special Meeting of Stockholders

Special meeting of stockholders may be called by a majority of the board of directors in office, whether or not a quorum, or the holders of not less than 66 2/3 percent of the outstanding shares of Troy Financial Corporation.	Special meetings of the stockholders may be called by a resolution adopted by a majority of the whole board of directors.

DESCRIPTION OF CAPITAL STOCK OF FIRST NIAGARA FINANCIAL GROUP

First Niagara Financial Group is authorized to issue 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At June 30, 2003, there were 70,785,752 shares of First Niagara Financial Group common stock issued and outstanding. First Niagara Financial Group has no outstanding shares of preferred stock. Each share of First Niagara Financial Group common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of First Niagara Financial Group represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. First Niagara Financial Group may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by First Niagara Financial Group is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Niagara Financial Group will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Niagara Financial Group out of funds legally available therefor. If First Niagara Financial Group issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of First Niagara Financial Group have exclusive voting rights in First Niagara Financial Group. They elect First Niagara Financial Group’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Niagara Financial Group issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of First Niagara Bank, First Niagara Financial Group, as the holder of 100% of First Niagara Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Niagara Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of First Niagara Bank available for distribution. In the event of liquidation, dissolution or winding up of First Niagara Financial Group, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Niagara Financial Group available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of First Niagara Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of First Niagara Financial Group’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. First Niagara Financial Group’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN PROVISIONS OF THE FIRST NIAGARA FINANCIAL GROUP

CERTIFICATE OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of First Niagara Financial Group’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Niagara Financial Group’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

First Niagara Financial Group’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of First Niagara Financial Group more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of First Niagara Financial Group’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares. First Niagara Financial Group has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of First Niagara Financial Group.” The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. First Niagara Financial Group is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of First Niagara Financial Group that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of First Niagara Financial Group. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by First Niagara Financial Group’s board of directors and also by a majority of the outstanding shares of First Niagara Financial Group’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of First Niagara Financial Group;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the board of directors into three staggered classes;

(v)	The ability of the board of directors to fill vacancies on the board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the board of directors to amend and repeal the bylaws; and

(ix)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire First Niagara Financial Group.

The bylaws may be amended by the affirmative vote of a majority of the directors of First Niagara Financial Group or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

First Niagara Financial Group was established in connection with the conversion of First Niagara Financial Group, MHC from the mutual to stock form of organization. Under Office of Thrift Supervision regulations, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in First Niagara Financial Group for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a federal savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the federal savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a federal savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a federal savings bank’s stock who do not intend to participate in or seek to exercise control over a federal savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

1.	the acquisition would result in a monopoly or substantially lessen competition;

2.	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

3.	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

EXPERTS

The consolidated financial statements of First Niagara Financial Group, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated by reference into this proxy statement-prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP included an explanatory paragraph describing the adoption prospectively of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

The consolidated financial statements of Troy Financial Corporation as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, incorporated by reference into this proxy statement-prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP included an explanatory paragraph describing the adoption prospectively of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger and the United States federal income tax consequences of the merger transaction will be passed upon for by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to First Niagara Financial Group.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Troy Financial Corporation at the time of the special meeting to be voted for an adjournment, if necessary, Troy Financial Corporation has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Troy Financial Corporation unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF

TROY FINANCIAL CORPORATION COMMON STOCK

The following table sets forth, to the best knowledge and belief of Troy Financial Corporation, certain information regarding the beneficial ownership of the Troy Financial Corporation common stock as of October 31, 2003 by (i) each person known to Troy Financial Corporation to be the beneficial owner of more than 5% of the outstanding Troy Financial Corporation common stock, (ii) each director and certain named executive officers of Troy Financial Corporation and (iii) all of Troy Financial Corporation’s directors and executive officers as a group.

Directors, Named Executive Officers and 5% Stockholders	Shares Beneficially Owned (a)		Percent of Class
Daniel J. Hogarty, Jr. Chairman of the Board, President and Chief Executive Officer	445,294	(b)	4.70%

George H. Arakelian Director	256,180	(c)	2.75%

Wilbur J. Cross Director	6,250		*

Richard B. Devane Director	29,565	(d)	*

Michael E. Fleming Director	82,158	(e)	*

Willie A. Hammett Director	42,855	(f)	*

Thomas B. Healy Director	103,481	(g)	1.11%

Sister Maureen Joyce, RSM Director	—		—

Morris Massry Director	694,562		7.50%

Edward G. O’Haire Director	84,404	(h)	*

David J. DeLuca Senior Vice President and Chief Financial Officer	37,795	(i)	*

Michael C. Mahar Senior Vice President	64,103	(j)	*

Kevin M. O’Bryan Senior Vice President and Secretary	113,070	(k)	1.22%

All Directors and Executive Officers as a Group (13 persons)	1,959,717	(l)	20.15%

5% Shareholders

The Troy Savings Bank Employee Stock Ownership Plan Trust (the “ESOP Trust”)	988,311	(m)	10.67%
c/o Troy Financial Corporation 32 Second Street Troy, NY 12180

Morris Massry c/o Executive Park North 2 Tower Place Albany, NY 12203	694,562	(n)	7.50%

Private Capital Management (“PCM”) 8889 Pelican Bay Blvd. Naples, FL 34108	697,649	(o)	7.53%

*	Less than 1%

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security for purposes of the Rule if such person has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(b)	Mr. Hogarty’s share ownership includes (a) 97,529 shares held directly by Mr. Hogarty, (b) 27,387 shares held in Mr. Hogarty’s Individual Retirement Account (“IRA”), (c) 30,184 shares held in Troy Financial Corporation’s 401(k) plan, (d) 8,032 shares held in Troy Financial Corporation employee stock ownership plan, (e) 52,962 shares held by Mr. Hogarty’s wife, as to which Mr. Hogarty disclaims beneficial ownership, (f) 15,000 shares held by the Hogarty Family Foundation, as to which Mr. Hogarty disclaims beneficial ownership, and (g) options to purchase 214,200 shares of common stock.
(c)	Mr. Arakelian’s share ownership includes (a) 81,656 shares held directly by Mr. Arakelian, (b) 56,536 shares held in Mr. Arakelian’s IRA, (c) 52,500 shares held by Mr. Arakelian’s wife, as to which Mr. Arakelian disclaims beneficial ownership, (d) 31,500 shares held by Standard Manufacturing Co., Inc. of which Mr. Arakelian is President and Chairman of the Board, and (e) options to purchase 33,988 shares of common stock.
(d)	Mr. Devane’s share ownership includes 12,569 shares held directly by Mr. Devane and options to purchase 16,996 shares of common stock.
(e)	Dr. Fleming’s share ownership includes (a) 16,670 shares held directly by Dr. Fleming, (b) 15,750 shares held with his wife as joint tenants, (c) 15,750 shares held in Dr. Fleming’s IRA and (d) options to purchase 33,988 shares of common stock.
(f)	Mr. Hammett’s share ownership includes (a) 6,115 shares held directly by Mr. Hammett, (b) 766 shares held in Mr. Hammett’s IRA, (c) 11,986 shares held in his wife’s IRA, as to which Mr. Hammett disclaims beneficial ownership, and (d) options to purchase 23,988 shares of common stock.
(g)	Mr. Healy’s share ownership includes (a) 39,883 shares held directly by Mr. Healy, (b) 29,610 shares held in Mr. Healy’s IRAs and (c) options to purchase 33,988 shares of common stock.
(h)	Mr. O’Haire’s share ownership includes (a) 16,272 shares held directly by Mr. O’Haire, (b) 18,681 shares held in Mr. O’Haire’s IRA (c) 9,450 shares held by Mr. O’Haire’s wife, as to which Mr. O’Haire disclaims beneficial ownership, (d) 2,863 shares held by his wife’s IRA, as to which Mr. O’Haire disclaims beneficial ownership, (e) options to purchase 33,988 shares of common stock, and (f) 3,150 shares held by Ryan & O’Haire Agency, Inc. Mr. O’Haire serves as president of Ryan & O’Haire Agency and, as such, is deemed to exercise beneficial ownership over Ryan & O’Haire’s shares.
(i)	Mr. DeLuca’s share ownership includes (a) 31,500 shares held directly by Mr. DeLuca, (b) 4,890 shares held in Troy Financial Corporation’s 401(k) Plan, and (c) 1,405 shares held by Troy Financial Corporation’s employee stock ownership plan.
(j)	Mr. Mahar’s share ownership includes (a) 22,322 shares held directly by Mr. Mahar, (b) 6,794 shares held in Troy Financial Corporation’s 401(k) Plan, (c) 6,637 shares held by Troy Financial Corporation’s employee stock ownership plan and (d) options to purchase 28,350 shares of common stock.
(k)	Mr. O’Bryan’s share ownership includes (a) 56,426 shares held directly by Mr. O’Bryan, (b) 10,831 shares held in Troy Financial Corporation’s 401(k) Plan, (c) 7,534 shares held by Troy Financial Corporation’s employee stock ownership plan, (d) 210 shares held by Mr. O’Bryan’s son, as to which Mr. O’Bryan disclaims beneficial ownership, and (e) options to purchase 38,069 shares of common stock.
(l)	Includes options to purchase 457,555 shares of common stock.
(m)	Based on the Schedule 13G/A dated February 14, 2003 filed by the ESOP Trust, and Troy Financial Corporation’s records, the ESOP Trust has sole voting power and sole dispositive power over 703,616 shares and shared voting power and shared dispositive power over 284,695 shares.
(n)	Mr. Massry filed a Schedule 13D/A dated February 5, 2003 reporting sole voting power and sole dispositive power over these shares.
(o)	Based on the Schedule 13F filed by PCM, PCM has shared voting and dispositive power over these shares.

OTHER MATTERS

As of the date of this document, the Troy Financial Corporation board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

Troy Financial Corporation Annual Meeting Stockholder Proposals

Troy Financial Corporation will hold a 2004 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. In order to be eligible for inclusion in Troy Financial Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholders proposal to take action at such meeting must have been received by the Corporate Secretary of Troy Financial Corporation at its main office at 32 Second Street, Troy, New York 12180, no later than September 16, 2003. If the 2004 Annual Meeting is held on a date more than 30 calendar days from February 13, 2004, a stockholder proposal must be received by a reasonable time before Troy Financial Corporation begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Troy Financial Corporation’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations to the Secretary no later then the date designated for receipt of stockholder proposals in a prior public disclosure of Troy Financial Corporation. If Troy Financial Corporation has not made a prior public disclosure, a stockholder’s nomination must be delivered or mailed and received at the principal executive offices of Troy Financial Corporation no less than 60 days nor more than 90 days prior to the Annual Meeting; provided that if less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the full text of the bylaws provisions discussed above may be obtained by writing to Troy Financial Corporation’s Corporate Secretary at 32 Second Street, Troy, New York 12180.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows First Niagara Financial Group and Troy Financial Corporation to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by First Niagara Financial Group (File No. 0-23975):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K dated August 11, 2003, August 21, 2003 and October 9, 2003.

•	The description of First Niagara Financial Group common stock set forth in the registration statement on Form 8-A (0-23975) filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Troy Financial Corporation (File No. 0-25439):

•	Annual Report on Form 10-K for the year ended September 30, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, as amended; and

•	Current Reports on Form 8-K filed December 5, 2002, April 28, 2003, July 25, 2003 and October 24, 2003.

In addition, First Niagara Financial Group and Troy Financial Corporation are incorporating by reference any documents they may file under the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of Troy Financial Corporation stockholders.

Neither First Niagara Financial Group nor Troy Financial Corporation has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of First Niagara Financial Group and Troy Financial Corporation; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which we operate;

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by First Niagara Financial Group of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the concentration of First Niagara Financial Group’s operations in New York may adversely affect results if the New York economy or real estate market declines; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward- looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST NIAGARA FINANCIAL GROUP, INC.

FIRST NIAGARA BANK

AND

TROY FINANCIAL CORPORATION

THE TROY SAVINGS BANK

AUGUST 10, 2003

Exhibit A Form of Bank Merger Agreement (omitted)

Exhibit B Form of Voting Agreement (omitted)

Exhibit C Affiliates Agreement (omitted)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of August 10, 2003, by and between First Niagara Financial Group, Inc., a Delaware corporation (“FNFG”) and its wholly owned subsidiary, First Niagara Bank, a federally chartered stock savings bank (“First Niagara Bank”), and Troy Financial Corporation, a Delaware corporation (“TFC”), and its wholly owned subsidiary, The Troy Savings Bank, a New York chartered stock savings bank (“TSB”).

WHEREAS, the Board of Directors of each of the parties (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective parties and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Board of Directors;

WHEREAS, as a condition to the willingness of FNFG to enter into this Agreement, each of the directors and executive officers of TFC have entered into a Voting Agreement, dated as of the date hereof, with FNFG (the “Voting Agreement”), pursuant to which each such officer and director has agreed, among other things, to vote all shares of common stock of TFC owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties intend the Merger (as defined herein) to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” shall mean the merger of TSB with and into First Niagara Bank, with First Niagara Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC, the Department and the FRB, which regulates First Niagara Bank or TSB, or any of their respective holding companies or subsidiaries, as the case may be.

“BIF” shall mean the Bank Insurance Fund as administered by the FDIC.

“Certificate” shall mean certificates evidencing shares of TFC Common Stock.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Deferral Plans” shall have the meaning set forth in Section 7.8.8.

“Department” shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.7.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Mellon Investor Services, LLC, or such other bank or trust company or other agent designated by FNFG, and reasonably acceptable to TFC, which shall act as agent for FNFG in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“First Niagara Bank” shall mean First Niagara Bank, a federally chartered stock savings association, with its principal offices located at 6950 South Transit Road, P.O. Box 514, Lockport, New York, which is a wholly owned subsidiary of FNFG.

“FNFG” shall mean First Niagara Financial Group, Inc., a Delaware corporation, with its principal executive offices located at 6950 South Transit Road, Lockport, New York 14095.

“FNFG Common Stock” shall mean the common stock, par value $.01 per share, of FNFG.

“FNFG DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by FNFG to TFC specifically referring to the appropriate section of this Agreement.

“FNFG Stock Benefit Plans” shall mean the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan.

“FNFG Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of FNFG as of December 31, 2002 and 2001 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FNFG for each of the three years ended December 31, 2002, 2001 and 2000, as set forth in FNFG’s annual report for the year ended December 31, 2002, and (ii) the unaudited interim consolidated financial statements of FNFG as of the end of each calendar quarter following December 31, 2002, and for the periods then ended, as filed by FNFG in its Securities Documents.

“FNFG Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FNFG or First Niagara Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Niagara Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to FNFG or TFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of FNFG and its Subsidiaries taken as a whole, or TFC and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either TFC, on the one hand, or FNFG, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) any change in the value of the securities portfolio of FNFG or TFC, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of TFC with and into FNFG (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or FNFG Common Stock, or combination thereof, in an aggregate per share amount to be paid by FNFG for each share of TFC Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FNFG Common Stock to be offered to holders of TFC Common Stock in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall mean the proxy statement/prospectus, as amended or supplemented, which is included as part of the Merger Registration Statement, as declared effective by the SEC, and which shall be delivered to shareholders of TFC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the FNFG Common Stock to them as Merger Consideration.

“Rabbi Trust Shares” shall mean the 138,805 shares held by a rabbi trust for the benefit of the participants under the Deferral Plans.

“Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SAIF” shall mean the Savings Association Insurance Fund administered by the FDIC.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange” shall mean the Nasdaq Stock Market.

“Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean April 30, 2004.

“TFC” shall mean Troy Financial Corporation, a Delaware corporation, with its principal offices located at 32 Second Street, Troy, New York, New York 12180.

“TFC Common Stock” shall mean the common stock, par value $0.0001 per share, of TFC.

“TFC DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by TFC to FNFG specifically referring to the appropriate section of this Agreement.

“TFC Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of TFC as of September 30, 2002 and 2001 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of TFC for each of the three years ended September 30, 2002, 2001 and 2000, and (ii) the unaudited interim consolidated financial statements of TFC as of the end of each calendar quarter following September 30, 2002 and for the periods then ended.

“TFC Option Plan” shall mean the TFC Long-Term Equity Compensation Plan (which consists of a stock option plan and a Management Recognition Plan) and any amendments thereto.

“TFC Option” shall mean an option to purchase shares of TFC Common Stock granted pursuant to the TFC Option Plan and as set forth in TFC DISCLOSURE SCHEDULE 4.3.1.

“TFC Regulatory Reports” means the Call Reports of TSB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2001, through the Closing Date, and all Reports filed with the FRB by TFC from September 30, 2001 through the Closing Date.

“TFC Shareholders Meeting” means the meeting of shareholders of TFC to be held for the purpose of considering and approving this Agreement and the Merger.

“TFC Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by TFC or TSB, except any corporation the stock of which is held in the ordinary course of the lending activities of TSB.

“TSB” shall mean The Troy Savings Bank, a New York chartered stock savings bank, with its principal offices located at 32 Second Street, Troy, New York, 12180, which is a wholly owned subsidiary of TFC.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) TFC shall merge with and into FNFG, with FNFG as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of TFC shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of TFC shall be vested in and assumed by FNFG. As part of the Merger, each share of TFC Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, TSB shall merge with and into First Niagara Bank, with First Niagara Bank as the resulting institution.

2.2. Effective Time.

The Closing shall occur no later than five business days following the latest to occur of (i) Department approval relating to the Merger, (ii) OTS approval of the Merger, (iii) TFC stockholder approval of the Merger, (iv) the passing of any applicable waiting periods; or (v) at FNFG’s sole discretion, January 11, 2004; or at such other date or time upon which FNFG and TFC mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of FNFG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of FNFG immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of FNFG immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director of FNFG.

Effective as of the Effective Time, the number of persons constituting the Board of Directors of FNFG and First Niagara Bank shall each be increased by one person, and Daniel J. Hogarty, Jr. shall be appointed and elected to the FNFG and the First Niagara Bank Boards and shall serve as the Vice Chairman of each of the Boards with a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2005. In his capacity as Vice Chairman of the Board, Mr. Hogarty shall be provided the use of his current office (or reasonably comparable office space) and secretarial support through the year ending December 31, 2005.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither FNFG, TFC nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. FNFG and TFC each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time FNFG shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) FNFG shall have received an opinion of counsel to FNFG that there are no adverse Federal or state income tax consequences to TFC stockholders as a result of the modification; (ii) the consideration to be paid to the holders of TFC Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (iv) TFC is consulted as to the proposed alternative structure and the reasons therefor. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of TFC Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of FNFG, TFC or the holders of any of the shares of TFC Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of FNFG Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of TFC Common Stock held in the treasury of TFC and each share of TFC Common Stock owned by FNFG or any direct or indirect wholly owned subsidiary of FNFG or First Niagara Bank or of TFC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to an All Stock Election, shall be converted into and become the right to receive that number of shares of FNFG Common Stock as determined in accordance with the following: (A) if the Average Closing Price is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of FNFG Common Stock as shall equal $35.50 divided by the Average Closing Price, rounded to five decimal places; (B) if the Average Closing Price is less than $13.82480, 2.56785 shares of FNFG Common Stock; and (C) if the Average Closing Price is greater than $17.59520, 2.01760 shares of FNFG Common Stock.

3.1.4. For purposes of this Section 3.1, the following terms have the following meanings: (i) “Average Closing Price” shall mean the average of the Closing Prices of FNFG Common Stock on the five Trading Days immediately preceding the Determination Date; (ii) “Closing Price” shall mean the closing sale price of FNFG Common Stock on a Trading Day as supplied by the Nasdaq National Market; (iii) “Trading Day” shall mean a day for which a Closing Price is so supplied; and (iv) the “Determination Date” shall mean the first date on which all Bank Regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

3.1.5. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to an All Cash Election, shall be converted into the right to receive a cash payment of $35.50.

3.1.6. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to a Cash/Stock Election, shall be converted into the right to receive (i) a cash payment of $15.26500, plus (ii) that number of shares of FNFG Common Stock as determined in accordance with the following: (A) if the Average Closing Price is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of FNFG Common Stock as shall equal $20.23500 divided by the Average Closing Price, rounded to five decimal places; (B) if the Average Closing Price is less than $13.82480, 1.46367 shares of FNFG Common Stock; and (C) if the Average Closing Price is greater than $17.59520, 1.15003 shares of FNFG Common Stock.

3.1.7. Each outstanding share of TFC Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of FNFG Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. TFC shall give FNFG prompt notice upon receipt by TFC of any such demands for payment of the fair value of such shares of TFC Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands. TFC shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.8. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of TFC Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of TFC Common Stock of such holder shall be converted on a share by share basis as an All Cash Election, an All Stock Election, or a Cash/Stock Election, as FNFG shall determine in its sole discretion.

3.1.9. After the Effective Time, shares of TFC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.10. In the event FNFG changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of FNFG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding FNFG

Common Stock and the record date therefor shall be prior to the Effective Time, the number of shares of FNFG Common Stock issuable pursuant to the All Stock or the Cash/Stock Election shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to FNFG Common Stock if FNFG issues additional shares of Common Stock and receives fair market value consideration for such shares.

3.1.11. The consideration that any one TFC shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the TFC shareholders are entitled to receive pursuant to Article III (including with respect to TFC Options and the Rabbi Trust Shares) is referred to herein as the “Aggregate Merger Consideration”.

3.2. Election Procedures.

Holders of TFC Common Stock may elect to receive shares of FNFG Common Stock or cash in exchange for their shares of TFC Common Stock in accordance with the following procedures, provided that in the aggregate (and including cash payments relating to TFC Options), the cash consideration payable with respect to TFC Common Stock shall not exceed $166,504,730 (the “Cash Consideration Amount”), subject to the following sentence as well as Section 3.2.6. The allocation of the Aggregate Merger Consideration between cash and shares of FNFG Common Stock shall be determined pursuant to this Section 3.2, provided that FNFG shall under no circumstance issue more than 13,800,000 shares of FNFG common stock in this transaction (the “Maximum Share Amount”). Notwithstanding the foregoing limitation, if the number of shares of FNFG Common Stock to be issued pursuant to this Section 3.2 would be in excess of the Maximum Share Amount, then a sufficient number of shares subject to the All Stock Elections shall be chosen by FNFG on a pro rata basis, by lot or other equitable method to be treated as All Cash Election Shares pursuant to Section 3.2.8, such that the number of shares to be issued by FNFG is no more than the Maximum Share Amount.

3.2.1. An election form, in such form as FNFG and TFC shall mutually agree (“Election Form”), will be sent, on the date that the Proxy Statement-Prospectus is mailed (the “Mailing Date”), to each holder of record of TFC Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive cash for all of such shares (an “All Cash Election”), in accordance with the provision of Section 3.1.5, (ii) to elect to receive FNFG Common Stock for all of such shares (an “All Stock Election”), in accordance with the provision of Section 3.1.3, (iii) elect to receive a combination of cash and shares of FNFG Common Stock for such shares (a “Cash/Stock Election”), in accordance with the provision of Section 3.1.6, or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares (a “Non-Election”). Holders of record of shares of TFC Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of TFC Common Stock held by each Representative for a particular beneficial owner. Any shares of TFC Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed Non-Election Shares. Non-Election Shares may be converted on a share by share basis as an All Cash Election, an All Stock Election, or a Cash/Stock Election, as FNFG shall determine in its sole discretion. Any Dissenting Shares shall be deemed shares subject to an All Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of FNFG Common Stock.

3.2.2. The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the 20th business day following the Mailing Date, or such other date as TFC and FNFG shall mutually agree upon. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.3. If the number of shares of TFC Common Stock subject to All Cash Elections (the “All Cash Election Shares”) plus the number of shares of TFC Common Stock subject to Cash/Stock Elections in the aggregate results in cash consideration that exceeds the Cash Consideration Amount, all shares of TFC Common Stock covered by All Stock Elections (the “All Stock Election Shares”) and the Cash/Stock Elections (the “Mixed Election Shares”) shall be converted as requested, all shares of TFC Common Stock covered by Non-Elections (the “Non-Election Shares”) shall be treated as All Stock Election Shares, and the All Cash Election Shares shall be converted in the following manner: (i) the Exchange Agent will select from among the holders of All Cash Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed All Stock Election Shares (“Stock Designated Shares”) such that the number of All Cash Election Shares, less the Stock Designated Shares, plus the number of shares of Mixed Election Shares, in the aggregate results in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Stock Designated Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3; and (ii) the All Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash in accordance with Section 3.1.5.

3.2.4. If the number of All Cash Election Shares plus the number of shares of Mixed Election Shares in the aggregate results in cash consideration that is less than the Cash Consideration Amount, the All Cash Election Shares and the Mixed Election Shares shall be converted as requested, all Non-Election Shares shall be considered Cash Election Shares, and the All Stock Election Shares shall be converted in the following manner: (i) the Exchange Agent will select from among the holders of All Stock Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed All Cash Election Shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares, the Non-Election Shares and the Mixed Election Shares, in the aggregate result in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Cash Designated Shares shall be converted into the right to receive cash in accordance with Section 3.1.5; and (ii) the All Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3.

3.2.5. In the event that neither Section 3.2.3 nor Section 3.2.4 above is applicable, the All Cash Election Shares shall be converted into the right to receive cash in accordance with Section 3.1.5, the All Stock Election Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3, the Mixed Election Shares shall be converted into the right to receive cash and FNFG Common Stock in accordance with Section 3.1.6, and the Non-Election Shares shall be treated as All Cash Election Shares, All Stock Election Shares, or Mixed Election Shares by the Exchange Agent so that in the aggregate the cash merger consideration equals the Cash Consideration Amount as closely as possible.

3.2.6. If the tax opinion referred to in Section 9.1.6 and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, because the aggregate value of the shares of FNFG Common Stock to be issued in the Merger as of the Effective Time is less than 40% of the value of the Aggregate Merger Consideration, then the allocation procedures set forth in Section 3.2.3 shall be followed to the minimum extent necessary to satisfy the requirements of Section 368(a) of the Code.

3.2.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FNFG Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FNFG Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FNFG. In lieu of the issuance of any such fractional share, FNFG shall pay to each former holder of TFC Common Stock who otherwise would be entitled to receive a fractional share of FNFG Common Stock, an amount in cash determined by multiplying the Average Closing Price by the fraction of a share of FNFG Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof. No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of TFC Common Stock owned by a TFC shareholder shall be combined so as to calculate the maximum number of whole shares of FNFG Common Stock issuable to such TFC shareholder.

3.3. Procedures for Exchange of TFC Common Stock.

3.3.1. FNFG to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, FNFG shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of TFC Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of FNFG Common Stock and an amount of cash equal to the Cash Consideration Amount and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of FNFG Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. FNFG shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing, as the case may be, the shares of FNFG Common Stock, cash in respect of the Cash Election Price, and cash in lieu of fractional shares into which the TFC Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of TFC) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FNFG Common Stock (if any) to which such former holder of TFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of TFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FNFG Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of TFC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of FNFG Common Stock until FNFG has received the written agreement of such person contemplated by Section 8.4 hereof.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding TFC Common Stock shall have no rights, after the Effective Time, with respect to such TFC Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FNFG Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of TFC of the TFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, FNFG shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FNFG (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither FNFG nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FNFG, the posting by such person of a bond in such amount as FNFG may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. FNFG or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of TFC Common Stock such amounts as FNFG (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by FNFG or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the TFC Common Stock in respect of whom such deduction and withholding were made by FNFG or the Exchange Agent.

3.4. Treatment of TFC Options.

Prior to and effective as of the Effective Time, TFC shall take all actions necessary to terminate the TFC Option Plan. In accordance with Section 17 of the TFC Option Plan, for a period of fifteen days prior to the Effective Time, all issued and outstanding TFC Options not theretofore exercisable (the “Unexercisable TFC Options”), shall become immediately exercisable and otherwise subject to the terms of the TFC Option Plan. Holders of all TFC Options, including Unexercisable TFC Options, will be given the opportunity to elect to receive, in cancellation of their TFC Option, a cash payment from TFC immediately prior to the Effective Time, in an amount equal to the product of (x) the number of shares of TFC Common Stock provided for in such TFC Option and (y) the excess, if any, of $35.50 over the exercise price per share provided for in such TFC Option (the “Cash Option Election”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Subject to the foregoing, TFC Options not exercised prior to the Effective Time shall terminate, in accordance with the provisions of Section 17.3 of the TFC Option Plan. TFC shall send a written notice to all holders of TFC Options (in accordance with Section 17.3 of the TFC Option Plan) informing option holders of their right to exercise, of the Cash Option Election, and of the termination of the unexercised TFC Options as of the Effective Time.

3.5. Reservation of Shares.

FNFG shall reserve for issuance a sufficient number of shares of the FNFG Common Stock for the purpose of issuing shares of FNFG Common Stock to the TFC shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TFC AND TSB

TFC and TSB represent and warrant to FNFG and First Niagara Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the TFC DISCLOSURE SCHEDULE delivered by TFC to FNFG on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. TFC and TSB have made a good faith effort to ensure that the disclosure on each schedule of the TFC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the TFC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of TFC shall include the Knowledge of TSB.

4.1. Standard.

No representation or warranty of TFC or TSB contained in this Article IV shall be deemed untrue or incorrect, and neither TFC nor TSB shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2.3, 4.4 and 4.13.5, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. TFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. TFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. TSB is a New York chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of TSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by TSB when due. TSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. Troy Commercial Bank (“Troy Bank”) is a New York chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Troy Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Troy Bank when due. The activities of Troy Bank have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

4.2.4. TFC DISCLOSURE SCHEDULE 4.2.4 sets forth each TFC Subsidiary. Each TFC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.5. The respective minute books of TFC, TSB, Troy Bank and each other TFC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.6. Prior to the date of this Agreement, TFC has made available to FNFG true and correct copies of the certificate of incorporation or charter and bylaws of TFC, TSB, Troy Bank and each other TFC Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of TFC consists of 60,000,000 shares of common stock, $0.0001 par value per share, of which 9,255,705 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 15,000,000 shares of preferred stock, $0.0001 par value (“TFC Preferred Stock”), none of which are outstanding. There are 2,883,316 shares of TFC Common Stock held by TFC as treasury stock. Neither TFC nor any TFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of TFC Common Stock, or any other security of TFC or any securities representing the right to vote, purchase or otherwise receive any shares of TFC Common Stock or any other security of TFC, other than shares issuable under the TFC Option Plan. TFC DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase TFC Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the vesting dates, and the exercise price relating to the options held, as well as the names of each holder of an outstanding restricted stock award, the number of shares subject to each award, and the vesting dates.

4.3.2. TFC owns all of the capital stock of TSB, free and clear of any lien or encumbrance. TFC owns all of the capital stock of Troy Bank, free and clear of any lien or encumbrance. Except for the TFC Subsidiaries, TFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of TFC Subsidiaries, equity interests held by TFC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of TFC Subsidiaries, including stock in the FHLB.

4.3.3. To TFC’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of TFC Common Stock.

4.4. Authority; No Violation.

4.4.1. TFC and TSB each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required approvals of the Bank Regulators described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TFC and TSB and the completion by TFC and TSB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of TFC and TSB, respectively, and, except for approval of the shareholders of TFC, no other corporate proceedings on the part of TFC or TSB (except for matters related to setting the date, time, place and record date for the TFC Shareholders Meeting) are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by TFC and TSB, and the Bank Merger has been duly and validly approved by the Board of Directors of TSB, and by TFC in its capacity as sole stockholder of TSB, and subject to approval by the shareholders of TFC and receipt of the required approvals of the Bank Regulators described in Section 8.3 hereof, constitutes the valid and binding obligations of TFC and TSB, enforceable against TFC and TSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to TSB, the conservatorship or receivership provisions of the FDIA and New York Banking Law, and subject, as to enforceability, to general principles of equity.

4.4.2. (A) The execution and delivery of this Agreement by TFC and TSB, (B) subject to receipt of approvals from the Bank Regulators referred to in Section 8.3 hereof, and TFC’s and FNFG ‘s compliance with any conditions contained therein, and subject to the receipt of the approval of TFC’s stockholders, the consummation of the transactions contemplated hereby, and (C) compliance by TFC and TSB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of TFC or any TFC Subsidiary or the charter and bylaws of TSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TFC or any TFC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default

(or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TFC or TSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which TFC or TSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on TFC and the TFC Subsidiaries taken as a whole.

4.5. Consents.

Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing of applications or notices with the NASD and the SBA as to change in control of TSB’s broker-dealer and small business investment corporation subsidiaries, and the approval of this Agreement by the requisite vote of the shareholders of TFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to TFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by TFC and TSB, and (b) the completion by TFC and TSB of the Merger and the Bank Merger. TFC and TSB have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. TFC has previously made available to FNFG the TFC Regulatory Reports. The TFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders’ equity of TFC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2. TFC has previously made available to FNFG the TFC Financial Statements. The TFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of TFC and the TFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the TFC Financial Statements or the TFC Regulatory Reports, TFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such TFC Financial Statements or TFC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7. Taxes.

Except as set forth in TFC DISCLOSURE SCHEDULE 4.7, TFC and the TFC Subsidiaries that are at least 80 percent owned by TFC are members of the same affiliated group within the meaning of Code Section 1504(a). TFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to TFC and every TFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to TFC’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from TFC and any TFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in TFC DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, TFC has received no written notice of, and to TFC’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of TFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where TFC or any of its Subsidiaries do not file tax returns that TFC or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in TFC DISCLOSURE SCHEDULE 4.7, TFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. TFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and TFC and each of its Subsidiaries, to TFC’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

TFC and the TFC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 2002 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TFC and the TFC Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.1, neither TFC nor any TFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of TFC or any TFC Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of TFC or any TFC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of TFC or any TFC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by TFC or any TFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TFC or any TFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FNFG or any FNFG Subsidiary; (vi) any other agreement, written or oral, that obligates TFC or any TFC Subsidiary for the payment of more than $75,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by TFC or any TFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in TFC DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither TFC nor any TFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to FNFG on or before the date hereof, are listed on TFC DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof and neither TFC nor any TFC Subsidiary (nor, to the Knowledge of TFC, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on TFC DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which TFC or any TFC Subsidiary is a party or under which TFC or any TFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of TFC or any TFC Subsidiary or upon the occurrence of a subsequent event; or (y) requires TFC or any TFC Subsidiary to provide a benefit in the form of TFC Common Stock or determined by reference to the value of TFC Common Stock.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in TFC DISCLOSURE SCHEDULE 4.10, TFC and each TFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by TFC or each TFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the TFC Regulatory Reports and in the TFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an TFC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. TFC and the TFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by TFC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the TFC Financial Statements.

4.10.2. With respect to all material agreements pursuant to which TFC or any TFC Subsidiary has purchased securities subject to an agreement to resell, if any, TFC or such TFC Subsidiary, as the case may be, has a lien or security interest (which to TFC’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. TFC and each TFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither TFC nor any TFC Subsidiary, except as disclosed in TFC DISCLOSURE SCHEDULE 4.10.3, has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by TFC or any TFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years TFC and each TFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. TFC DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by TFC and each TFC Subsidiary as well as the other matters required to be disclosed under this Section.

4.10.4. The Declaration Establishing A Plan For Condominium Ownership Of Premises Located At 32 Second Street, Troy, New York, Pursuant To Article 9-B Of The Real Property Law Of The State Of New York, dated September 30th, 1999 (the “Declaration”) and the Bylaws of The Troy Savings Bank condominium (Part II of the Declaration) (the “Condominium Bylaws”) (a copy of each being attached to TFC DISCLOSURE SCHEDULE 4.10.4), are valid and binding and accurately reflect all agreements and obligations between the Bank Unit Owner and the Music Hall Unit Owner (as such terms are defined in the Declaration), including but not limited to those relating to the operation, maintenance and other costs. Within thirty days of the date hereof, TSB shall obtain an acknowledgment and agreement of the Music Hall Unit Owner to the foregoing in form and substance reasonably acceptable to FNFG.

4.11. Legal Proceedings.

Except as set forth in TFC DISCLOSURE SCHEDULE 4.11, neither TFC nor any TFC Subsidiary is a party to any, and there are no pending or, to TFC’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against TFC or any TFC Subsidiary, (ii) to which TFC or any TFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of TFC or TSB to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To TFC’s knowledge, each of TFC and each TFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither TFC nor any TFC Subsidiary has received any written notice to the contrary.

4.12.2. Each of TFC and each TFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of TFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3. For the period beginning January 1, 2000, neither TFC nor any TFC Subsidiary has received any written notification or to TFC’s Knowledge any other communication from any Bank Regulator (i) asserting that TFC or any TFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to TFC or any TFC Subsidiary; (iii) requiring or threatening to require TFC or any TFC Subsidiary, or indicating that TFC or any TFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of TFC or any TFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of TFC or any TFC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither TFC nor any TFC Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect or that was in effect since January 1, 1998. The most recent regulatory rating given to TSB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.13. Employee Benefit Plans.

4.13.1. TFC DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by TFC or any TFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of TFC or any TFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.1, neither TFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, TFC has made available to FNFG true and correct copies of the Compensation and Benefit Plans.

4.13.2. To the Knowledge of TFC or TFC Subsidiary and except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and TFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of TFC, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither TFC nor any TFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject TFC or any TFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by TFC or any of its Subsidiaries to be incurred with respect to any TFC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“TFC Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by TFC or any entity which is considered one employer with TFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of TFC and any TFC Subsidiary, except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, no TFC Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each TFC Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such TFC Defined Benefit Plan as of the end of the most recent plan year with respect to the respective TFC Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such TFC Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any TFC Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, neither TFC nor any of its Subsidiaries has provided, or is required to provide, security to any TFC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither TFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of TFC, and except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which TFC or any TFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on TFC’s consolidated financial statements to the extent required by GAAP. TFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.5, neither TFC nor any TFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by TFC or any TFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.6, TFC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each Compensation and Benefit Plan, if applicable, TFC has provided or made available to FNFG copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

4.13.9. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.9, neither TFC nor any TFC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. To the Knowledge of TFC, the consummation of the Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of TFC or any TFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in TFC DISCLOSURE SCHEDULE 4.13.10.

4.13.11. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12. TFC DISCLOSURE SCHEDULE 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of TSB or TFC, their title and rate of salary, and their date of hire. TFC DISCLOSURE SCHEDULE 4.13.12 also sets forth any changes to any TFC Compensation and Benefit Plan since September 30, 2002.

4.14. Brokers, Finders and Financial Advisors.

Neither TFC nor any TFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments including to those it has professionally engaged and disclosed in TFC DISCLOSURE SCHEDULE 4.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the TFC Financial Statements.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in TFC DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to TFC and each TFC Subsidiary:

(A) Each of TFC and the TFC Subsidiaries, the Participation Facilities, and, to TFC’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) TFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to TFC’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the TFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the TFC Subsidiaries or any Participation Facility;

(C) TFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to TFC’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or TFC or any of the TFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To TFC’s Knowledge, the properties currently owned or operated by TFC or any TFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither TFC nor any TFC Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To TFC’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by TFC or any of the TFC Subsidiaries or any Participation Facility, and to TFC’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by TFC or any of the TFC Subsidiaries or any Participation Facility; and

(G) To TFC’s Knowledge, during the period of (s) TFC’s or any of the TFC Subsidiaries’ ownership or operation of any of their respective current properties or (t) TFC’s or any of the TFC Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To TFC’s Knowledge, prior to the period of (x) TFC’s or any of the TFC Subsidiaries’ ownership or operation of any of their respective current properties or (y) TFC’s or any of the TFC Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in TFC’s audited consolidated statement of financial condition at September 30, 2002 was, and the allowance for loan losses shown on the balance sheets in TFC’s Securities Documents for periods ending after September 30, 2002 will be, adequate, as of the dates thereof, under GAAP.

4.16.2. TFC DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date (and in no event later than March 31, 2003), by account, of: (A) all loans (including loan participations) of TSB or any other TFC Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of TSB or any other TFC Subsidiary which have been terminated by TSB or any other TFC Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which TSB or any other TFC Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from TSB or any other TFC Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein TSB or any other TFC Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified TSB or any other TFC Subsidiary during the past twelve months of, or has asserted against TSB or any other TFC Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of TSB, each borrower, customer or other party which has given TSB or any other TFC Subsidiary any oral notification of, or orally asserted to or against TSB or any other TFC Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by TSB or any TSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that have been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of TFC and the TFC Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of TFC’s or the appropriate TFC Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in TFC DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of TFC, the loans, discounts and the accrued interest reflected on the books of TFC and the TFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in TFC DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by TFC or the appropriate TFC Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Securities Documents.

TFC has made available to FNFG copies of its (i) annual reports on Form 10-K for the years ended September 30, 2002, 2001 and 2000, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2003, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18. Related Party Transactions.

Except as described in TFC’s Proxy Statement distributed in connection with the annual meeting of shareholders held in January 2003 (which has previously been provided to FNFG), or as set forth in TFC DISCLOSURE SCHEDULE 4.18, neither TFC nor any TFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of TFC or any TFC Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of TFC or any TFC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither TFC nor any TFC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by TFC is inappropriate.

4.19. Deposits.

Except as set forth in TFC DISCLOSURE SCHEDULE 4.20, none of the deposits of TFC or any TFC Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of TFC has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of TFC) necessary to exempt FNFG, the Merger, the Merger Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The Merger is not a “Control Share Acquisition” for purposes of Section 9 of the TFC Certificate of Incorporation by reason of Section 9.7 thereof. The affirmative vote of a majority of the issued and outstanding shares of TFC Common Stock is required to approve this Agreement and the Merger under TFC’s certificate of incorporation and the DGCL.

4.21. Registration Obligations.

Neither TFC nor any TFC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for TFC’s own account, or for the account of one or more of TFC’s Subsidiaries or their customers (all of which are set forth in TFC DISCLOSURE SCHEDULE 4.23), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of TFC and each TFC Subsidiary, with counterparties believed to be financially responsible at the time; and to TFC’s and TFC Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of TFC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither TFC nor any TFC Subsidiary, nor to the Knowledge of TFC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

TFC has received a written opinion from Keefe, Bruyette & Woods, Inc. (“KBW”) to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of TFC pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Trust Accounts

TSB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither TSB nor any other TFC Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FNFG AND FIRST NIAGARA BANK

FNFG and First Niagara Bank represent and warrant to TFC and TSB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the FNFG DISCLOSURE SCHEDULE delivered by FNFG to TFC on the date hereof. FNFG First Niagara Bank have made a good faith effort to ensure that the disclosure on each schedule of the FNFG DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FNFG DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FNFG shall include the Knowledge of First Niagara Bank.

5.1. Standard.

No representation or warranty of FNFG or First Niagara Bank contained in this Article V shall be deemed untrue or incorrect, and neither FNFG nor First Niagara Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Section 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. FNFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. FNFG has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. First Niagara Bank is a savings bank duly organized, validly existing and in good standing under federal law. The deposits of First Niagara Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Niagara Bank is a member in good standing of the FHLB and own the requisite amount of stock therein.

5.2.3. FNFG DISCLOSURE SCHEDULE 5.2.3 sets forth each FNFG Subsidiary. Each FNFG Subsidiary (other than First Niagara Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of FNFG and each FNFG Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, FNFG has made available to TFC true and correct copies of the articles or certificate of incorporation and bylaws of FNFG and First Niagara Bank and the FNFG Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of FNFG consists of 250,000,000 shares of common stock, $0.01 par value, of which 70,793,452 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“FNFG Preferred Stock”), none of which are outstanding. There are no shares of FNFG Common Stock held by FNFG as treasury stock. Neither FNFG nor any FNFG Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNFG Common Stock, or any other security of FNFG or any securities representing the right to vote, purchase or otherwise receive any shares of FNFG Common Stock or any other security of FNFG, other than shares issuable under the FNFG Stock Benefit Plans.

5.3.2. FNFG owns all of the capital stock of First Niagara Bank free and clear of any lien or encumbrance.

5.3.3. To the Knowledge of FNFG, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNFG Common Stock.

5.4. Authority; No Violation.

5.4.1. FNFG and First Niagara Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required approvals of the Bank Regulators described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FNFG and First Niagara Bank and the completion by FNFG and First Niagara Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FNFG, and First Niagara Bank, respectively, no other corporate proceedings on the part of FNFG or First Niagara Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by FNFG and First Niagara Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of First Niagara Bank, and by FNFG in its capacity as sole stockholder of First Niagara Bank, and subject to the required approvals of Bank Regulators described in Section 8.3 hereof, constitutes the valid and binding obligations of FNFG and First Niagara Bank, enforceable against FNFG and First Niagara Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to First Niagara Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

5.4.2. (A) The execution and delivery of this Agreement by FNFG and First Niagara Bank, (B) subject to receipt of approvals from the Bank Regulators referred to in Section 8.3 hereof, and compliance by FNFG and First Niagara Bank with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by FNFG and First Niagara Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FNFG or any FNFG Subsidiary or the charter and bylaws of First Niagara Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNFG or any FNFG Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNFG, First Niagara Bank or any FNFG Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNFG taken as a whole.

5.5. Consents.

Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing of applications or notices with the NASD and the SBA as to change in control of TSB’s broker-dealer and small business investment corporation subsidiaries, and the requisite vote of the shareholders of TFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of FNFG, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by FNFG and First Niagara Bank, and (b) the completion by FNFG and First Niagara Bank of the Merger and the Bank Merger. FNFG has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6. Financial Statements.

5.6.1. FNFG has previously made available to TFC the FNFG Financial Statements. The FNFG Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FNFG and the FNFG Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the FNFG Financial Statements, FNFG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNFG Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7. Taxes.

FNFG and the FNFG Subsidiaries that are at least 80 percent owned by FNFG are members of the same affiliated group within the meaning of Code Section 1504(a). FNFG has duly filed all federal, state and material local tax returns required to be filed by or with respect to FNFG and each FNFG Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FNFG, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FNFG and any FNFG Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, FNFG has received no notice of, and to the Knowledge of FNFG, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FNFG or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where FNFG or any of its Subsidiaries do not file tax returns that FNFG or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FNFG DISCLOSURE SCHEDULE 5.7, FNFG and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FNFG and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FNFG and each of its Subsidiaries, to the Knowledge of FNFG, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

FNFG, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2002 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG and the FNFG Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. FNFG and each FNFG Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FNFG or each FNFG Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNFG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FNFG Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FNFG and the FNFG Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FNFG and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. FNFG and each FNFG Subsidiary currently maintain insurance considered by FNFG to be reasonable for their respective operations.

5.10. Legal Proceedings.

Except as disclosed in FNFG DISCLOSURE SCHEDULE 5.10, neither FNFG nor any FNFG Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNFG, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNFG or any FNFG Subsidiary, (ii) to which FNFG or any FNFG Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNFG to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of FNFG, each of FNFG and each FNFG Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FNFG nor any FNFG Subsidiary has received any written notice to the contrary.

5.11.2. Each of FNFG and each FNFG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FNFG, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3. For the period beginning January 1, 2000, neither FNFG nor any FNFG Subsidiary has received any written notification or, to the Knowledge of FNFG, any other communication from any Bank Regulator (i) asserting that FNFG or any FNFG Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNFG ; (iii) requiring or threatening to require FNFG or any FNFG Subsidiary, or indicating that FNFG or any FNFG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither FNFG nor any FNFG Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to First Niagara Bank as to compliance with the Community Reinvestment Act CRA is satisfactory or better.

5.12. Employee Benefit Plans.

5.12.1. FNFG DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by FNFG or any FNFG Subsidiary and in which employees in general may participate (the “FNFG Compensation and Benefit Plans”). Each FNFG Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the FNFG Compensation and Benefit Plans, if applicable, FNFG has provided or made available to TFC copies of the most recent summary plan description (or other such summary of the terms of the plan).

5.12.2. To the Knowledge of FNFG and except as disclosed in FNFG DISCLOSURE SCHEDULE 5.12.2, each FNFG Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each FNFG Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and FNFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of FNFG, threatened action, suit or claim relating to any of the FNFG Compensation and Benefit Plans (other than routine claims for benefits). Neither FNFG nor any FNFG Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FNFG or any FNFG Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FNFG or any of its Subsidiaries to be incurred with respect to any FNFG Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“FNFG Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by FNFG or any entity which is considered one employer with FNFG under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of FNFG, except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, no FNFG Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each FNFG Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such FNFG Defined Benefit Plan as of the end of the most recent plan year with respect to the respective FNFG Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FNFG Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FNFG Defined Benefit Plan within the 12-month period ending on the date hereof. Neither FNFG nor any of its Subsidiaries has provided, or is required to provide, security to any FNFG Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither FNFG, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of FNFG, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FNFG Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4. All material contributions required to be made under the terms of any FNFG Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FNFG or any FNFG Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FNFG’s consolidated financial statements to the extent required by GAAP. FNFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FNFG Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of FNFG, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FNFG or any of FNFG Subsidiary. To the Knowledge of FNFG, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FNFG or any FNFG Subsidiary by reason of any Environmental Laws. Neither FNFG nor any FNFG Subsidiary has received any written notice from any Person that FNFG or any FNFG Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FNFG or any FNFG Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FNFG ‘s Knowledge, threatened, before any court, governmental agency or other forum against FNFG or any FNFG Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the FNFG.

5.14. Loan Portfolio.

5.14.1. The allowance for credit losses reflected in FNFG’s audited statement of condition at December 31, 2002 was, and the allowance for credit losses shown on the balance sheets in FNFG’s Securities Documents for periods ending after December 31, 2002 will be, adequate, as of the dates thereof, under GAAP.

5.14.2. FNFG DISCLOSURE SCHEDULE 5.14 sets forth a listing, as of the most recently available date (and in no event later than March 31, 2003), all loans of FNFG and any FNFG Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by of FNFG and any FNFG Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.14 may exclude any individual loan with a principal outstanding balance of less than $100,000.

5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of FNFG and the each FNFG Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.15. Securities Documents.

FNFG has made available to TFC copies of its (i) annual reports on Form 10-K for the years ended December 31, 2002, 2001 and 2000, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2003 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16. Deposits.

None of the deposits of any FNFG Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.17. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to FNFG or any FNFG Subsidiary.

5.18. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNFG’s own account, or for the account of one or more of FNFG’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FNFG, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNFG or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FNFG nor any of its Subsidiaries, nor to the Knowledge of FNFG any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.19. Brokers, Finders and Financial Advisors.

Neither FNFG nor any FNFG Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ryan, Beck & Co. by FNFG and the fee payable pursuant thereto.

ARTICLE VI

COVENANTS OF TFC AND TSB

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of FNFG, which consent will not be unreasonably withheld, conditioned or delayed, TFC and TSB will operate their business, and it will cause each of the TFC Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect their ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. Each of TFC and TSB agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in TFC DISCLOSURE SCHEDULE 6.1.2, or consented to by FNFG in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the TFC Subsidiaries not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of TFC Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the TFC Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) TFC may issue shares of TFC Common Stock upon the valid exercise, in accordance with the information set forth in TFC DISCLOSURE SCHEDULE 4.2.1, of presently outstanding TFC Options issued under the TFC Option Plan, (B) TFC may continue to pay its regular quarterly cash dividend of $0.16 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by TFC prior to the Effective Time and the payment thereof shall be coordinated with FNFG so that holders of TFC Common Stock do not receive dividends on both TFC Common Stock and FNFG Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the TFC Common Stock or FNFG Common Stock received in the Merger in respect of such quarter), and (C) any TFC Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) other than as set forth in TFC DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on TFC DISCLOSURE SCHEDULES 4.9.1 and 4.13.1 or (ii) as to non-executive employees, merit pay increases or bonuses consistent with past practice; and, (iii) TSB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, TFC may agree to pay employees of TFC or TSB, who are identified by TFC and agreed to by FNFG, a retention bonus in an individual amount to be agreed to by TFC and FNFG and in an aggregate amount as to all retention bonuses not in excess of $100,000 or such other amount as the parties may agree.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate TFC or any TFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of TFC or any TFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between TFC, or any TFC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any TFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of TFC or sell or otherwise dispose of any asset of TFC or of any TFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of TFC or of any TFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of TFC or TSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating TFC or TSB;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which TFC or any TFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with TFC’s or any TFC Subsidiary’s current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the TFC DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $5,000,000 for a commercial real estate loan or $4,000,000 for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of FNFG is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $500,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with TSB, TFC or any TFC Subsidiary, in the aggregate, exceeds $5,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of New York State.

(N) except as set forth on the TFC DISCLOSURE SCHEDULE 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any TFC Employee Plan;

(S) except as set forth in TFC DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in TFC DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) without prior consent sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Niagara Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by TFC or TSB of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

(W) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, TFC and TSB will cause one or more of its representatives to confer with representatives of FNFG and report the general status of its ongoing operations at such times as FNFG may reasonably request. TFC will promptly notify FNFG of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving TFC or any TFC Subsidiary.

6.2.2. TSB and First Niagara Bank shall meet on a regular basis to discuss and plan for the conversion of TSB’s data processing and related electronic informational systems to those used by First Niagara Bank, which planning shall include, but not be limited to, discussion of the possible termination by TSB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by TSB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that TSB shall not be obligated to take any such action prior to the Effective Time and, unless TSB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that TSB takes, at the request of First Niagara Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Niagara Bank shall indemnify TSB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by TFC, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. TSB shall provide First Niagara Bank, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, TFC shall provide First Niagara Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, TFC shall permit FNFG reasonable access upon reasonable notice to its properties and those of the TFC Subsidiaries, and shall disclose and make available to FNFG during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter TFC reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FNFG may have a reasonable interest; provided, however, that TFC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. TFC shall provide and shall request its auditors to provide FNFG with such historical financial information regarding it (and related audit reports and consents) as FNFG may reasonably request for securities disclosure purposes. FNFG shall use commercially reasonable efforts to minimize any interference with TFC’s regular business operations during any such access to TFC’s property, books and records. TFC and each TFC Subsidiary shall permit FNFG, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by TFC or any TFC Subsidiary.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, TFC will furnish to FNFG copies of each annual, interim or special audit of the books of TFC and the TFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to TFC by such accountants in connection with each annual, interim or special audit of the books of TFC and the TFC Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, TFC will deliver to FNFG the Securities Documents filed by it with the SEC under the Securities Laws. TFC will furnish to FNFG copies of all documents, statements and reports as it or any TFC Subsidiary shall send to its stockholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, TFC will deliver to FNFG a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. TFC will advise FNFG promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of TFC or any of the TFC Subsidiaries.

6.4.4. With reasonable promptness, TFC will furnish to FNFG such additional financial data that TFC possesses and as FNFG may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

TFC and TSB shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, TFC and TSB will promptly supplement or amend the TFC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such TFC DISCLOSURE SCHEDULE or which is necessary to correct any information in such TFC DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such TFC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

TFC and TSB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TFC shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the shareholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, TFC and TSB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that TFC or TSB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNFG.

6.10. No Solicitation.

From and after the date hereof until the termination of this Agreement, neither TFC, nor any TFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by TFC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and TFC shall notify FNFG orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of TFC from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire TFC pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of TFC receives an opinion from its independent financial advisor that such proposal may be or could be superior to the Merger from a financial point-of-view to TFC’s stockholders, (B) the Board of Directors of TFC, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of TFC to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”); (C) TFC promptly notifies FNFG of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with TFC or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and receives from such person or entity an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement that TFC and FNFG entered into; and (D) the TFC Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving TFC or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of TFC, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of TFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11. Reserves and Merger-Related Costs.

On or before the Effective Time, TFC shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of TFC to those of FNFG (as such practices and methods are to be applied to TFC from and after the Closing Date) and FNFG’s plans with respect to the conduct of the business of TFC following the Merger and otherwise to reflect Merger-related expenses and costs incurred by TFC, provided, however, that TFC shall not be required to take such action unless FNFG agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by FNFG of the writing referred to in the preceding clause, TFC shall provide FNFG a written statement, certified without personal liability by the chief executive officer of TFC and dated the date of such writing, that the representation made in Section 4.15.1 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by TFC or any TFC Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by TFC pursuant to this Section 6.11 if, in the opinion of TFC’s independent auditors, such action would contravene GAAP.

6.12. Board of Directors and Committee Meetings.

TFC and TSB shall permit a representative of FNFG to attend any meeting of the Board of Directors of TFC and/or TSB or the Executive Committees thereof as an observer (the “Observer”), provided that neither TFC nor TSB shall be required to permit the FNFG representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of TFC or TSB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FNFG’s participation.

ARTICLE VII

COVENANTS OF FNFG AND FIRST NIAGARA BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of TFC, which consent will not be unreasonably withheld, conditioned or delayed, each of FNFG and First Niagara Bank will conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from the Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time, FNFG will cause one or more of its representatives to confer with representatives of TFC and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as TFC may reasonably request. FNFG will promptly notify TFC, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving FNFG and any FNFG Subsidiary.

7.3. Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, FNFG will deliver to TFC the Securities Documents filed by it with the SEC under the Securities Laws. FNFG will furnish to TFC copies of all documents, statements and reports as it or FNFG file with the OTS or any other regulatory authority with respect to the Merger.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, FNFG and First Niagara Bank will promptly supplement or amend the FNFG DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNFG DISCLOSURE SCHEDULE or which is necessary to correct any information in such FNFG DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FNFG DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

FNFG and First Niagara Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Depositors and stockholders of FNFG necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, FNFG and First Niagara Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that FNFG or First Niagara Bank determine that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify TFC.

7.8. Employee Benefits; Advisory Board.

7.8.1. FNFG will review all other TFC Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by TFC and TSB are changed or terminated by FNFG, in whole or in part, FNFG shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated FNFG employees (as of the date any such compensation or benefit is provided). All TFC Employees who become participants in an FNFG Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for pension benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of TFC or TSB or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the FNFG ESOP. This Agreement shall not be construed to limit the ability of FNFG or First Niagara Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.8.2. The TFC Employee Stock Ownership Plan (the “TFC ESOP”) shall be terminated as of, or prior to, the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration, as elected by the ESOP participants), all outstanding TFC ESOP indebtedness shall be repaid, and the balance shall be allocated and distributed to TFC ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the TFC ESOP and unless otherwise required by applicable law. Prior to the Effective Time, TFC and TSB, and following the Effective Time, FNFG and First Niagara Bank shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). TFC and TSB, and following the Effective Time, FNFG and First Niagara Bank, will adopt such amendments to the TFC ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither TFC or TSB, or following the Effective Time, FNFG or First Niagara Bank shall make any distribution from the TFC ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the TFC ESOP, the terms of the TFC ESOP shall control, however, in the event of any such conflict, TFC and TSB before the Merger, and FNFG and First Niagara, after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

7.8.3. The payments required to be made under the employment agreements between (i) TFC and TSB and (ii) each of the following individuals, Daniel J. Hogarty (“Hogarty”), Jr., Kevin M. O’Bryan (“O’Bryan”), David J. DeLuca (“DeLuca”), Robert P. Klein (“Klein”) and Michael C. Mahar (“Mahar”), shall be made, unless otherwise set forth herein, immediately prior to the Effective Time, and in accordance with the following principles: In the calculation of the payment to be made under Section 8(a)(iii)(B) for Hogarty, O’Bryan, DeLuca and Mahar, no bonus was paid or payable during the 12 month period preceding the termination. In the calculation of the payment to be made under Section 8(a)(iii)(1)(B) for Klein, no bonus was paid or payable during the 24 month period preceding the termination, except as set forth in TFC DISCLOSURE SCHEDULE 7.8.3. In the calculation of the payment of benefits under Section 8(a)(iv) of such agreements: (a) the actuarial assumptions to be used in the calculation of benefits shall be those utilized in the Actuarial Valuation Report for the year ending September 30, 2003, for The Retirement Plan Of The Troy Savings Bank In RSI Retirement Trust, including, but not limited to, a Discount Rate of 6.625%; (b) that there is no stock bonus plan, no matching contribution under any 401(k) plan, and no profit sharing plan. Set forth in TFC DISCLOSURE SCHEDULE 7.8.3 is an explanation of the method for calculating the payments required to be made under the employment agreements referenced in this Section 7.8.3 (based upon the assumptions set forth in this Section 7.8.3). Each of the executives referenced in this Section 7.8.3 entitled to a payment under the employment agreements shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in TFC DISCLOSURE SCHEDULE 7.8.3, agreeing to the application of the principles set forth in this Section. If requested by FNFG no earlier than December 1, 2003, TFC shall take such action under its Long Term Equity Compensation Plan to accelerate the vesting of such outstanding stock awards and to such individuals as specified in the FNFG request, to a date that is on or prior to December 31, 2003, provided, however, that the acceleration of restricted stock shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. In addition, if requested by FNFG prior to December 1, 2003, all or a portion of the cash payment to be made pursuant to Section 8(a)(iii) and 8(a)(iv) of one or more of the employment agreements referenced in this Section 7.8.3 shall be accelerated and paid by TSB prior to December 31, 2003, provided, however, that the acceleration of such amounts shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. At the time of payment of the amounts set forth in Sections 8(a)(iii) and 8(a)(iv) of the employment agreements referenced in this Section 7.8.3, each executive shall enter into an acknowledgment and release, satisfactory in form to FNFG, acknowledging that no further payments are due under such sections and releasing TFC, TSB, FNFG and First Niagara from any and all claims arising thereunder.

7.8.4. FNFG shall honor in accordance with its terms the TSB Employee Change in Control Severance Plan.

7.8.5. In the event of any termination or consolidation of any TFC health plan with any FNFG health plan, FNFG shall make available to employees of TFC or an TSB who continue employment with FNFG or a FNFG Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to FNFG employees. Unless a Continuing Employee affirmatively terminates coverage under a TFC health plan prior to the time that such Continuing Employee becomes eligible to participate in the FNFG health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the TFC health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of FNFG and their dependents. In the event of a termination or consolidation of any TFC health plan, terminated TFC employees and qualified beneficiaries will have the right to continued coverage under group health plans of FNFG in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any TFC health plan, or consolidation of any TFC health plan with any FNFG health plan, any coverage limitation under the FNFG health plan due to any pre-existing condition shall be waived by the FNFG health plan to the degree that such condition was covered by the TFC health plan and such condition would otherwise have been covered by the FNFG health plan in the absence of such coverage limitation. All TFC Employees who cease participating in an TFC health plan and become participants in a comparable FNFG health plan shall receive credit for any co-payment and deductibles paid under TFC’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the FNFG health plan, upon substantiation, in a form satisfactory to FNFG that such co-payment and/or deductible has been satisfied.

7.8.6. The payments required to be made pursuant to the TSB Supplemental Retirement and Benefit Restoration Plan shall made be in accordance with the following principles: (a) the actuarial assumptions to be used in the calculation of benefits shall be those utilized in the Actuarial Valuation Report for the year ending September 30, 2003, for the Retirement Plan of the Troy Savings Bank, including, but not limited to, a Discount Rate of 6.625%; (b) no payments shall be made under Article VI, ‘Savings Benefit’, of such plan; and (c)

no payments shall be made under Article V, ‘ESOP Benefit’, of such plan. Immediately before the Effective Time, TFC and/or TSB shall take such action as is necessary to cause First Niagara to become the administrator of the TSB Supplemental Retirement and Benefit Restoration Plan at the Effective Time. Each of the executives entitled to a payment under the TSB Supplemental Retirement and Benefit Restoration Plan shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in TFC DISCLOSURE SCHEDULE 7.8.6, agreeing to the application of the principles set forth in this Section.

7.8.7. Effective as of the Closing Date, FNFG shall establish the Capital Region Advisory Board (the “Advisory Board”). Each person who serves on the Board of Directors of TFC or TSB (except for the director who join the FNFG Board of Directors pursuant to Section 2.5 of this Agreement) both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and each advisory board member shall receive a fee of $2,500.00 for each quarterly meeting attended. The Advisory Board shall be continued for a period of one year, unless extended by FNFG.

7.8.8. The TSB Executive Deferred Compensation Plan (“Executive Deferral Plan”), effective as of December 1, 1997, shall be terminated effective immediately prior to the Effective Time, and the benefits thereunder shall be paid, in cash, in accordance with the terms of the Executive Deferral Plan. The TSB Board of Trustees Amended Deferred Trustees Fees Arrangement (“Trustee Deferral Plan”) (collectively, the “Deferral Plans”) shall also be terminated, effective immediately prior to the Effective Time. TSB shall designate, in accordance with Section 9.10 of the Trustee Deferral Plan, that benefits payable thereunder shall be paid in a single sum, at the Effective Time. Prior to the Effective Time, TFC and/or TSB shall take such action as is necessary to cause First Niagara to become the administrator of the Deferral Plans as of the Effective Time.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. FNFG shall maintain, or shall cause First Niagara Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by TFC (provided, that FNFG may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall FNFG be required to expend pursuant to this Section 7.9.1 more than 135% of the annual cost currently expended by TFC with respect to such insurance. In connection with the foregoing, TFC agrees in order for FNFG to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2. In addition to 7.9.1, for a period of six years after the Effective Time, FNFG shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of TFC or a TFC Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNFG, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TFC or a TFC Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or Federal law, FNFG’s Certificate of Incorporation and Bylaws, and under TFC’s Certificate of Incorporation or Charter and Bylaws. FNFG shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify FNFG (but the failure so to notify FNFG shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices FNFG) and shall deliver to FNFG the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) FNFG shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption FNFG shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FNFG elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between FNFG and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and FNFG shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, FNFG shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) FNFG shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TFC or any TFC Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TFC or any TFC Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of FNFG who are not involved in such proceeding.

7.9.3. In the event that either FNFG or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FNFG shall assume the obligations set forth in this Section 7.9.

7.9.4. The obligations of FNFG provided under this Section 7.9 are intended to be enforceable against FNFG directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of FNFG.

7.10. Stock Listing.

FNFG agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the FNFG Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FNFG Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

FNFG agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. TFC Special Meeting.

8.1.1. TFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “TFC Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in TFC’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the TFC stockholders. The Board of Directors of TFC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with FNFG with respect to each of the foregoing matters.

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering FNFG Common Stock to be offered to holders of TFC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the TFC Stockholders Meeting, FNFG shall draft and prepare, and TFC shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by TFC to the TFC stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). FNFG shall provide TFC and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. FNFG shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of FNFG and TFC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of TFC and FNFG shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. FNFG shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TFC shall furnish all information concerning TFC and the holders of TFC Common Stock as may be reasonably requested in connection with any such action.

8.2.2. TFC shall provide FNFG with any information concerning itself that FNFG may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FNFG shall notify TFC promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to TFC promptly copies of all correspondence between FNFG or any of their representatives and the SEC. FNFG shall give TFC and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give TFC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of FNFG and TFC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of TFC Common Stock entitled to vote at the TFC Stockholders Meeting hereof at the earliest practicable time.

8.2.3. TFC and FNFG shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, TFC shall cooperate with FNFG in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FNFG shall file an amended Merger Registration Statement with the SEC, and each of TFC and FNFG shall mail an amended Proxy Statement-Prospectus to TFC’s stockholders. If requested by FNFG, TFC shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding TFC, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of TFC and FNFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the OTS, the FRB, FDIC and the Department and any other third parties (including the NASD and the SBA) and governmental bodies necessary to consummate the transactions contemplated by this Agreement. TFC and FNFG will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of TFC, FNFG to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. TFC shall have the right to review and approve in advance all characterizations of the information relating to TFC and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, TFC and FNFG shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4. Affiliates.

8.4.1. TFC shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of TFC to deliver to FNFG, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the shareholders meeting called by TFC to approve this Agreement, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNFG Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of TFC.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of FNFG, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of TFC, TSB and FNFG or otherwise materially impair the value of TFC or TSB to FNFG .

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FNFG Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Stock Exchange Listing. The shares of FNFG Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing date, FNFG and TFC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to FNFG and TFC dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B) The merger of TSB into First Niagara Bank will not adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(A) of the Code.

(C) No gain or loss will be recognized by FNFG, First Niagara Bank, TFC or TSB by reason of the Merger;

(D) The exchange of TFC Common Stock to the extent exchanged for FNFG Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of TFC;

(E) The basis of the FNFG Common Stock to be received (including any fractional shares deemed received for tax purposes) by a TFC shareholder will be the same as the basis of the TFC Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such TFC shareholder as a result of the Merger and decreased by any cash received by such TFC shareholder in the Merger; and

(F) The holding period of the shares of FNFG Common Stock to be received by a shareholder of TFC will include the period during which the shareholder held the shares of TFC Common Stock surrendered in exchange therefor, provided the TFC Common Stock surrendered is held as a capital asset at the Effective Time.

If Luse Gorman Pomerenk & Schick, P.C. cannot or will not render this opinion, FNFG shall accept the opinion of Hogan & Hartson, L.L.P. if it is to the effect of the foregoing. Each of FNFG, First Niagara Bank and TFC and TSB shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

9.2. Conditions to the Obligations of FNFG and First Niagara Bank under this Agreement.

The obligations of FNFG and First Niagara Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of TFC and TSB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and TFC shall have delivered to FNFG a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of TFC and TSB as of the Effective Time.

9.2.2. Agreements and Covenants. TFC, TSB and each TFC Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FNFG shall have received a certificate signed on behalf of TFC by the Chief Executive Officer and Chief Financial Officer of TFC and TSB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. TFC and the TFC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. Accountants’ Letter. If requested by FNFG, FNFG shall have received a “comfort” letter from the independent certified public accountants for TFC, dated (i) the effective date of the Merger Registration Statement and (ii) a date within five days of the Closing Date, with respect to certain financial information regarding TFC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

9.2.5. No Material Adverse Effect. Since September 30, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TFC.

TFC will furnish FNFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FNFG may reasonably request.

9.3. Conditions to the Obligations of TFC and TSB under this Agreement.

The obligations of TFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of FNFG and First Niagara Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and FNFG shall have delivered to TFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FNFG and First Niagara Bank as of the Effective Time.

9.3.2. Agreements and Covenants. FNFG and First Niagara Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and TFC shall have received a certificate signed on behalf of FNFG by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. FNFG and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure to obtain which would have a Material Adverse Effect on FNFG and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. FNFG shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide TFC with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect. Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

FNFG will furnish TFC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as TFC may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick,

5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which FNFG and TFC mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to FNFG and TFC the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, FNFG shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of TFC:

11.1.1. At any time by the mutual written agreement of FNFG and TFC;

11.1.2. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other (provided, that the terminating party or its is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 business days after written notice by FNFG to TFC (or by TFC to FNFG) of such breach, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default;

11.1.3. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 business days after written notice by FNFG to TFC (or by TFC to FNFG) of such failure, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure;

11.1.4. At the election of either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FNFG and TFC; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other if the stockholders of TFC shall have voted at the TFC stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of FNFG if TFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of TFC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FNFG.

11.1.9. By the Board of Directors of TFC if TFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of TFC has made a determination to accept such Superior Proposal; provided that TFC shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of three (3) business days following FNFG receipt of written notice advising FNFG that TFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether TFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, TFC shall provide a reasonable opportunity to FNFG during the three-day period to make such adjustments in the terms and conditions of this Agreement as would enable TFC to proceed with the Merger on such adjusted terms.

11.1.10. By TFC, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) The FNFG Market Value on the Determination Date is less than $12.56800; and

(ii) (A) the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value (“FNFG Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If TFC elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to FNFG; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, FNFG shall have the option to increase the consideration to be received by the holders of TFC Common Stock hereunder by adjusting the exchange ratios referenced in Section 3.1.3 and 3.1.6. As to the exchange ratio referenced in Section 3.1.3, FNFG may adjust the All Stock Election ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial FNFG Market Value, 2.56785, and the Index Ratio minus 0.20, and the denominator of which is equal to FNFG Market Value on the Determination Date; or (ii) a quotient determined by dividing $12.56800 by the FNFG Market Value on the Determination Date, and multiplying the quotient by 2.56785. As to the exchange ratio referenced in Section 3.1.6, FNFG may adjust the Cash/Stock Election ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial FNFG Market Value, 1.46367, and the Index Ratio minus 0.20, and the denominator of which is equal to FNFG Market Value on the Determination Date; or (ii) a quotient determined by dividing $12.56800 by the FNFG Market Value on the Determination Date, and multiplying the quotient by 1.46367. If FNFG so elects, it shall give, within such five-day period, written notice to TFC of such election and the Revised Exchange Ratios, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Revised Exchange Ratios shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the five consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” shall be the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Company Name	Index Weighting (%)	Index Price
Berkshire Hills Bancorp	2.89	0.88
BostonFed Bancorp, Inc	2.08	0.60
Brookline Bancorp, Inc	13.91	2.07
ESB Financial Corporation	2.53	0.38
First Sentinel Bancorp, Inc.	7.05	1.11
FIRSTFED AMERICA BANCORP, INC.	5.38	1.04
FMS Financial Corporation	1.39	0.18
Hudson River Bancorp, Inc	6.83	1.90
MASSBANK Corp.	2.31	0.75
OceanFirst Financial Corp.	5.53	1.38
Parkvale Financial Corporation	2.14	0.51
PennFed Financial Services, Inc.	3.19	0.91
Progress Financial Corporation	1.79	0.28
Provident Financial Services, Inc.	19.73	3.90
Seacoast Financial Services Corporation	8.83	1.81
TrustCo Bank Corp NY	14.43	1.73

	100.00	19.42

“Initial FNFG Market Value” means the closing sales price of a share of FNFG Common Stock, as reported on the Nasdaq National Market, on the five trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

If FNFG or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of FNFG’s willingness, and in order to induce FNFG to enter into this Agreement, and to reimburse FNFG for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, TFC and TSB hereby agrees to pay FNFG, and FNFG shall be entitled to payment of a fee of $17,500,000 (the “Fee”), within three business days after written demand for payment is made by FNFG, following the occurrence of any of the events set forth below:

(i) TFC terminates this Agreement pursuant to Section 11.1.9 or FNFG or FNFG terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by TFC relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving TFC within six months after the occurrence of any of the following: (i) the termination of the Agreement by FNFG pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by TFC, TSB or any TFC Subsidiary; or (ii) the failure of the stockholders of TFC to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then FNFG will not have any other rights or claims against TFC or TSB, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of FNFG against TFC and TSB, their Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of TFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of TFC, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to TFC’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, FNFG and TFC mutually agree to be bound by the terms of the confidentiality agreements dated July 11, 2003 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

12.2. Public Announcements.

TFC and FNFG shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither TFC nor FNFG shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to TFC or TSB, to:	Daniel J. Hogarty, Jr. President and Chief Executive Officer The Troy Savings Bank 32 Second Street Troy, New York 12180 Fax: (518) 270-4941

With required copies to:	Stuart G. Stein, Esquire Hogan & Hartson, LLP 555 13th Street, N.W. Washington, DC 20008 Fax: (202) 637-5910

If to FNFG or First Niagara Bank, to:	William E. Swan Chairman of the Board, President and Chief Executive Officer First Niagara Financial Group, Inc. 6950 South Transit Road P.O. Box 514 Lockport, New York 14095-0514 Fax: (716) 625-8673

With required copies to:	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, FNFG, First Niagara Bank, TFC and TSB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Niagara Financial Group, Inc.

Dated: August 10, 2003	By:	/s/ William E. Swan
Name: William E. Swan
Title: Chairman, President and Chief Executive Officer

First Niagara Bank

Dated: August 10, 2003	By:	/s/ William E. Swan
Name: William E. Swan
Title: Chairman, President and Chief Executive Officer

Troy Financial Corporation

Dated: August 10, 2003	By:	/s/ Daniel J. Hogarty, Jr.
Name: Daniel J. Hogarty, Jr.
Title: Chairman, President and Chief Executive Officer

The Troy Savings Bank

Dated: August 10, 2003	By:	/s/ Daniel J. Hogarty, Jr.
Name: Daniel J. Hogarty, Jr.
Title: President and Chief Executive Officer

Appendix B

KEEFE, BRUYETTE & WOODS, INC.

SPECIALISTS IN BANKING AND FINANCIAL SERVICES

787 SEVENTH AVENUE 4TH FLOOR NEW YORK, N.Y. 10019

TOLL FREE	MAIN TELEPHONE
1-800-966-1559	212-887-777

November 7, 2003

The Board of Directors

Troy Financial Corporation

32 Second Street

Troy, NY 12180

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Troy Financial Corporation (“Troy”) of the consideration offered in the proposed merger (“the Merger”) with First Niagara Financial Group, Inc. (“First Niagara”) pursuant to the Agreement and Plan of Merger, dated as of August 10, 2003, between Troy and First Niagara (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.0001 per share, of Troy (the “Common Shares”) will be converted into $35.50 in cash or that number of shares of First Niagara common stock, par value of $0.01 per share, as shall equal $35.50, subject to a limitation of no more than 2.56785 shares and no fewer than 2.01760 shares (the “Merger Consideration”). Each holder of Troy Common Shares may elect to receive shares of First Niagara Common Stock, cash or a combination of shares of First Niagara Common Stock and cash. The actual form of Merger Consideration that each shareholder will receive will be subject to proration so that 57% of the Common Shares are exchanged for shares of First Niagara Common Stock and 43% of the Common Shares are exchanged for cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Troy and First Niagara, and as a market maker in securities, we may from time to time have a long or short position in,

KEEFE, BRUYETTE & WOODS, INC.

and buy or sell, debt or equity securities of Troy and First Niagara for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Troy. We have acted exclusively for the Board of Directors of Troy in rendering this fairness opinion and will receive a fee from Troy for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Troy and First Niagara and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	Reviewed the Agreement;

ii.	Reviewed the Registration Statement on Form S-4 (including the proxy statement/prospectus for the special meeting of stockholders of Troy to be held in connection with the Merger);

iii.	Reviewed certain historical financial and other information concerning First Niagara, including First Niagara’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, and interim reports on Form 10-Q;

iv.	Reviewed certain historical financial and other information concerning Troy, including Troy’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2002, and interim reports on Form 10-Q;

v.	Reviewed and studied the historical stock prices and trading volumes of the common stock of Troy and First Niagara;

vi.	Held discussions with senior management of Troy and First Niagara with respect to their past and current financial performance, financial condition and future prospects;

vii.	Reviewed certain internal financial data, projections and other information of Troy, including financial projections prepared by management;

viii.	Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Troy and First Niagara from a financial point of view with certain of those institutions;

ix.	Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry;

KEEFE, BRUYETTE & WOODS, INC.

x.	Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Troy and First Niagara as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Troy and First Niagara are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Troy or First Niagara, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Troy and First Niagara; (ii) the assets and liabilities of Troy and First Niagara; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Appendix C

Delaware General Corporation Law

Section 262

§ 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[X] PLEASE MARK VOTES                   REVOCABLE PROXY
    AS IN THIS EXAMPLE            TROY FINANCIAL CORPORATION

               THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS

  The undersigned shareholder of Troy Financial Corporation hereby appoints a member of Pattison, Sampson, Ginsberg & Griffin, PC of Troy, New York, as proxy, such person being duly appointed by the Board of Directors with the power to appoint an appropriate substitute, to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of shareholders to be held at 4:00 p.m., local time, on Thursday, December 18, 2003, at The Troy
Savings Bank, 32 Second Street, Troy, New York 12180, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Proposal 1:
To approve and adopt the agreement and plan of          For   Against  Abstain
merger, dated as of August 10, 2003, by and
among First Niagara Financial Group, Inc., First        [ ]     [ ]      [ ]
Niagara Bank, Troy Financial Corporation and The
Troy Savings Bank, whereby Troy will merge into
First Niagara and the other transactions
contemplated by the merger agreement, as described
in the proxy statement/prospectus.

Proposal 2:
The proxies are authorized to vote upon such other      For   Against  Abstain
business as may properly come before the special
meeting, or any adjournments or postponements of        [ ]     [ ]      [ ]
the meeting, including, without limitation, a motion
to adjourn the special meeting to another time and/or
place for the purpose of soliciting additional proxies
in order to approve the merger agreement and the merger.

This proxy will be voted as directed by the undersigned shareholder. UNLESS
CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: (1) TO APPROVE AND ADOPT
AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 10, 2003, BY AND AMONG FIRST
NIAGARA FINANCIAL GROUP, INC., FIRST NIAGARA BANK, TROY FINANCIAL CORPORATION,
AND THE TROY SAVINGS BANK, PURSUANT TO WHICH TROY WILL BE ACQUIRED BY FIRST
NIAGARA, THE MERGER PROVIDED FOR THEREIN, AND THE OTHER TRANSACTIONS
CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER; AND (2) ANY OTHER BUSINESS IN
ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF TROY FINANCIAL CORPORATION'S
BOARD OF DIRECTORS. The undersigned may revoke this proxy at any time before it is voted by (i) delivering to Kevin M. O'Bryan, Secretary of Troy Financial
Corporation a written notice of revocation before the special meeting,
(ii) delivering to Troy Financial Corporation a duly executed proxy bearing a later date before the special meeting, or (iii) by attending the special meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of a Notice of a Special Meeting of Troy Financial Corporation and the proxy statement/prospectus dated November 7, 2003.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

Please be sure to sign and date
  this Proxy in the box below.                      Date
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Shareholder sign above   ---------   Co-holder (if any) sign above

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  (UP ARROW            Detach above card, sign, date and           (UP ARROW
APPEARS HERE)       mail in postage paid envelope provided.      APPEARS HERE)
                           TROY FINANCIAL CORPORATION

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    Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all persons should sign.

    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND PROMPTLY RETURN IN THE
  ENCLOSED POSTAGE-PREPAID ENVELOPE.

    PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE
  COVER, YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERY OF
  YOUR STOCK CERTIFICATES AND THE ELECTION FORM TO THE EXCHANGE AGENT.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED
BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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